UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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FEI COMPANY

(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 27, 2016

To the shareholders of FEI Company:

The Board of Directors of FEI Company has unanimously approved a merger agreement providing for FEI to be acquired by Thermo Fisher Scientific Inc. (“Thermo Fisher”). You are cordially invited to attend a special meeting of shareholders (the “Special Meeting”) of FEI Company, an Oregon corporation (“FEI”, the “Company”, “we”, “us”, or “our”), to be held on August 30, 2016, at 9:00 am, Pacific Time, at our principal executive offices at 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793.

At the Special Meeting, you will be asked to consider and vote upon:

•	a proposal to approve the Agreement and Plan of Merger, dated May 26, 2016, among FEI, Thermo Fisher, a Delaware corporation, and Polpis Merger Sub Co., an Oregon corporation and a wholly owned subsidiary of Thermo Fisher (“Merger Sub”), as it may be amended from time to time (the “Merger Agreement”), and the transactions contemplated by the Merger Agreement. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into FEI (the “Merger”), and FEI will become a wholly owned subsidiary of Thermo Fisher;

•	a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger Agreement if there are insufficient votes at the time of such adjournment to approve such proposal; and

•	a proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger.

If the Merger is completed, you will be entitled to receive $107.50 in cash, without interest and less applicable withholding tax, for each share of common stock of FEI that you own or have an interest in, which represents a premium of approximately 21.7% from the volume-weighted average price per share of FEI’s common stock in the one-month period up to and including May 25, 2016, the last trading day prior to the execution of the Merger Agreement. The Board of Directors of FEI (the “Board of Directors”), after considering the factors more fully described in the enclosed proxy statement, has unanimously (1) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to and in the best interests of FEI’s shareholders; (2) approved and declared advisable the entry into the Merger Agreement and the transactions contemplated thereby, including the Merger; (3) directed that the Merger Agreement be submitted to the shareholders of FEI for approval; and (4) resolved to recommend that FEI’s shareholders vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors recommends that you vote (1) “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (2) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information. You may also obtain more information about FEI from documents FEI has filed with the Securities and Exchange Commission (the “SEC”).

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. The failure of any shareholder to vote will have the same effect as a vote against approving the Merger Agreement.

If you hold your shares in “street name”, you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to approve the Merger Agreement and the transactions contemplated thereby, without your instructions.

Your vote is very important, regardless of the number of shares of common stock that you own. We cannot complete the Merger unless the proposal to approve the Merger Agreement and the transactions contemplated thereby is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock of FEI entitled to vote.

If you have any questions or need assistance voting your shares, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, NY 10022

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Don R. Kania

President, Chief Executive Officer and Director

The accompanying proxy statement is dated July 27, 2016 and, together with the enclosed form of proxy card, is first being mailed to shareholders of FEI on or about July 27, 2016.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated thereby, including the proposed Merger, or passed upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held August 30, 2016

Notice is hereby given that a special meeting of shareholders (the “Special Meeting”) of FEI Company, an Oregon corporation (“FEI”, the “Company”, “we”, “us”, or “our”), will be held on August 30, 2016, at 9:00 am, Pacific Time, at our principal executive offices at 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793, for the following purposes:

1. To consider and vote on the proposal to approve the Agreement and Plan of Merger dated May 26, 2016, among FEI, Thermo Fisher Scientific Inc., a Delaware corporation (“Thermo Fisher”), and Polpis Merger Sub Co., an Oregon corporation and a wholly owned subsidiary of Thermo Fisher (“Merger Sub”), as it may be amended from time to time (the “Merger Agreement”) and the transactions contemplated thereby. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into FEI (the “Merger”), and FEI will become a wholly owned subsidiary of Thermo Fisher;

2. To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting;

3. To consider and vote on the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger; and

4. To transact any other business that may properly come before the Special Meeting or any adjournment, postponement or other delay of the Special Meeting.

Only shareholders of record as of the close of business on July 25, 2016 are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

The Board of Directors unanimously recommends that you vote (1) “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (2) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger.

All shareholders of record are cordially invited to attend the Special Meeting in person. The approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. The failure to vote will have the same effect as a vote against the approval of the Merger Agreement. Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone.

If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name”, you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, without your instructions.

By the Order of the Board of Directors,

Bradley J. Thies

Secretary

Dated: July 27, 2016

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ARE A SHAREHOLDER OF RECORD, YOU MAY REVOKE YOUR PROXY OR CHANGE YOUR VOTE AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

If you hold your shares in “street name”, you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or nominee cannot vote on any of the proposals, including the proposal to approve the Merger Agreement and the transactions contemplated thereby, without your instructions.

If you are a shareholder of record, voting in person by ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.

If you abstain or fail to (1) return your proxy card; (2) grant your proxy electronically over the internet or by telephone; or (3) attend the Special Meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement and the transactions contemplated thereby, but will have no effect on the proposal to adjourn the Special Meeting (if a quorum is present) or on the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger.

We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, NY 10022

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

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FORWARD-LOOKING STATEMENTS

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This proxy statement, the documents to which we refer you in this proxy statement and information included in oral statements or other written statements made or to be made by us or on our behalf contain “forward-looking statements” that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as “may”, “should”, “could”, “project”, “believe”, “anticipate”, “expect”, “estimate”, “continue”, “potential”, “plan”, “forecast” and other words of similar import. Shareholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•	the inability to complete the Merger due to the failure to obtain the approval of the Merger Agreement by our shareholders or failure to satisfy the other conditions to the completion of the Merger, including the receipt of regulatory approvals from various domestic and foreign governmental entities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval;

•	the risk that the Merger Agreement may be terminated in circumstances that require us to pay Thermo Fisher a termination fee of $175 million;

•	the outcome of any legal proceedings that may be instituted against us and others related to the Merger Agreement;

•	risks that the proposed Merger disrupts our current operations or affects our ability to retain or recruit key employees or diverts management’s or employees’ attention from ongoing business operations;

•	the fact that receipt of the all-cash Merger Consideration would be taxable to shareholders that are treated as U.S. holders for U.S. federal income tax purposes;

•	the fact that, if the Merger is completed, shareholders will forgo the opportunity to realize the potential long-term value of the successful execution of FEI’s current strategy as an independent company;

•	the possibility that Thermo Fisher could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of FEI’s assets to one or more as yet unknown purchasers, that could conceivably produce a higher aggregate value than that available to shareholders in the Merger;

•	the fact that under the terms of the Merger Agreement, FEI is unable to solicit other acquisition proposals during the pendency of the Merger;

•	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger; and

•	risks that our stock price may decline significantly if the Merger is not completed.

Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including (1) the information contained under this caption; and (2) the information contained under the caption “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Shareholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Polpis Merger Sub Co. with and into FEI Company (the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the section of this proxy statement captioned “Where You Can Find More Information”. The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Except as otherwise specifically noted in this proxy statement, FEI, the “Company”, “we”, “our”, “us” and similar words refer to FEI Company, including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Thermo Fisher Scientific Inc. as Thermo Fisher, and Polpis Merger Sub Co. as Merger Sub. In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated May 26, 2016, among FEI, Thermo Fisher and Merger Sub, as it may be amended from time to time, as the Merger Agreement.

Parties Involved in the Merger (Page 32)

FEI Company

FEI is a leading supplier of scientific instruments and related services for nanoscale applications and solutions for industry and science. FEI designs, manufactures, and supports the broadest range of high-performance microscopy workflows that provide images and answers in the micro-, nano-, and picometer scales. Combining hardware and software expertise in electron, ion, and light microscopy with deep application knowledge in the materials science, life sciences, semiconductor, and oil and gas markets, FEI is dedicated to its customers’ pursuit of discovery and resolution to global challenges. FEI’s significant research and development and manufacturing operations are located in Hillsboro, Oregon; Eindhoven, The Netherlands; and Brno, Czech Republic; and its software development is managed principally from Bordeaux, France. FEI’s sales and service operations are conducted in the United States and approximately 50 other countries around the world.

FEI’s common stock is listed on the NASDAQ Global Select Market, or “NASDAQ”, under the symbol “FEIC”.

FEI’s principal executive office is located at 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793 and its telephone number is (503) 726-7500.

Thermo Fisher Scientific Inc.

Thermo Fisher is the world leader in serving science. Its mission is to enable its customers to make the world healthier, cleaner and safer. Thermo Fisher helps its customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity. Thermo Fisher has approximately 52,000 employees and serves more than 400,000 customers within pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as environmental, industrial quality and process control settings.

Thermo Fisher’s common stock is listed on the New York Stock Exchange under the symbol “TMO”.

Thermo Fisher’s principal executive office is located at 81 Wyman Street, Waltham, Massachusetts 02451and its telephone number is (781) 622-1000.

Polpis Merger Sub Co.

Merger Sub is a wholly owned direct subsidiary of Thermo Fisher and was formed on May 24, 2016, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

Merger Sub’s principal executive office is located at 81 Wyman Street, Waltham, Massachusetts 02451 and its telephone number is (781) 622-1000.

The Merger and the Merger Consideration (Pages 32 and 33)

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into FEI, and FEI will continue as the surviving corporation and as a wholly owned subsidiary of Thermo Fisher (the “Surviving Corporation”). As a result of the Merger, FEI will cease to be a publicly traded company and all outstanding shares of FEI stock, as well as each right to receive, or interest in, any share of common stock or other common equity of FEI (other than stock options and RSUs), will be canceled and converted into the right to receive $107.50 in cash, without interest and less any applicable withholding tax (the “Merger Consideration”), except for (i) shares of common stock held in the treasury of FEI (other than shares of our common stock in the Company’s 1995 Stock Incentive Plan, as amended (the “Company Stock Plan”), and the ESPP (as defined in the Questions and Answers section of this proxy statement), or owned by Thermo Fisher or Merger Sub) and (ii) shares of common stock of FEI held by any subsidiary of either FEI or Thermo Fisher (other than Merger Sub), and you will no longer own any shares of the capital stock or any other rights or interest in the Surviving Corporation. After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a shareholder.

Each holder of shares of our common stock that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon (i) surrender to the exchange agent of a certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the exchange agent (or such other evidence, if any, of transfer as the exchange agent would reasonably request) in the case of a book-entry transfer of uncertificated shares, the Merger Consideration payable for each share of our common stock represented by a certificate or for each uncertificated share, without interest. Until so surrendered or transferred, as the case may be, each such certificate or uncertificated share will represent after the effective time of the Merger for all purposes only the right to receive the Merger Consideration. No interest will be paid or will accrue on any cash payable to holders of certificates, uncertificated shares, or any other securities pursuant to the Merger Agreement.

Please do not send your stock certificates with your proxy card. See the section in this proxy statement captioned “The Merger Agreement—Exchange and Payment Procedures”.

If your shares are held in “street name” by your broker, bank, or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your shares held in “street name”.

Material U.S. Federal Income Tax Consequences of the Merger (Page 63)

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of our common stock in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger.

A Non-U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger, unless such Non-U.S. Holder has certain connections to the United States.

Shareholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or non-U.S. tax jurisdiction.

Treatment of Equity Incentives (Page 58)

As a result of the Merger, the treatment of FEI’s equity awards that are outstanding immediately prior to the effective time of the Merger will be as follows:

Options

At or immediately prior to the effective time of the Merger, each option to purchase shares of our common stock, granted under the Company Stock Plan, that is fully vested as of immediately prior to the effective time of the Merger will terminate and cease to represent a right to acquire shares of our common stock, and the holder thereof will be entitled to receive a cash amount equal to the product of (1) the total number of outstanding shares of our common stock subject to such vested option as of the effective time of the Merger and (2) the excess, if any, of $107.50 over the exercise price per share of common stock underlying such vested option, which amount will be payable as soon as practicable following the effective time of the Merger, but not later than ten (10) business days thereafter.

At or immediately prior to the effective time of the Merger, each option to purchase shares of our common stock, granted under the Company Stock Plan that is not fully vested as of immediately prior to the effective time of the Merger will be assumed by Thermo Fisher and converted into an award representing a right to receive a cash amount equal to the product of (1) the total number of outstanding shares of our common stock subject to such unvested option as of the effective time of the Merger and (2) the excess, if any, of $107.50 over the exercise price per share of our common stock underlying such unvested option (the “Assumed Option Consideration”). The right to receive the Assumed Option Consideration will be subject to the vesting terms of the Company Stock Plan and set forth in the existing award agreements evidencing the corresponding unvested option, in each case, as in effect immediately prior to the effective time of the Merger. The Assumed Option Consideration will be payable as soon as practicable following the applicable vesting dates, but not later than ten (10) business days thereafter in any event.

Any unvested option held by a non-employee director will immediately vest and become immediately exercisable as of immediately prior to the effective time of the Merger.

Any option to purchase shares of our common stock, whether vested or unvested, with a per share exercise price greater than or equal to $107.50 will be canceled for no consideration as of immediately prior to the effective time of the Merger.

Restricted Share Units

At or immediately prior to the effective time of the Merger, each restricted share unit with respect to shares of our common stock granted under the Company Stock Plan (including those units subject to performance criteria) (“RSU”) that is outstanding immediately prior to the effective time of the Merger, whether or not vested, will be assumed by Thermo Fisher and converted into an award representing a right to receive a cash amount equal to the product of (1) the total number of outstanding shares of our common stock that would have been delivered to the holder on each future vesting date of such RSU (or on each future delivery date of such RSU, if such delivery date is later than the related vesting date) and (2) $107.50 (the “Assumed RSU Consideration”). The right to receive the Assumed RSU Consideration will be subject to the vesting terms of the Company Stock Plan and set forth in the existing award agreements evidencing the corresponding RSU, in each case, as in effect immediately prior to the effective time of the Merger, except that the performance metrics for any RSU that, immediately prior to the effective time of the Merger, remains subject to the achievement of such performance metrics will be deemed to have been achieved at target as of the effective time of the Merger. The Assumed RSU Consideration will be payable as soon as practicable after the applicable vesting date or delivery date applicable to the assumed RSU, but not later than ten (10) business days thereafter.

Any RSU held by a non-employee director will immediately vest as of immediately prior to the effective time of the Merger.

Conditions to the Merger (Page 87)

Each party’s obligation to consummate the Merger is subject to the satisfaction or (where permitted by applicable law) written waiver of the following conditions at or prior to the effective time of the Merger:

•	the Merger Agreement will have been approved by the holders of at least a majority of FEI’s outstanding common stock;

•	the Required Regulatory Approvals (as defined in the section of this proxy statement captioned “The Merger—Regulatory Approvals Required for the Merger”) will have been obtained;

•	no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will have taken effect and will still be in effect;

•	subject to certain materiality qualifiers, the accuracy of the representations and warranties of the other party;

•	performance and compliance in all material respects by the other party with all agreements and covenants under the Merger Agreement;

•	delivery by each party to the other of a certificate signed by an executive officer of such party and dated as of the closing date certifying that certain conditions to the other party’s obligations to complete the Merger have been satisfied; and

•	in the case of Thermo Fisher’s and Merger Sub’s obligation to consummate the Merger, since the Merger Agreement date, there will not have been or occurred any event, occurrence, development, effect, change or state of circumstances or facts that continues to exist or is continuing, as the case may be, that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FEI.

Financing (Page 85)

The receipt of third party debt or equity financing by Thermo Fisher is not a condition to the Merger. However, FEI has agreed that it will, and will cause its subsidiaries to, and will use its reasonable best efforts to cause its and their respective representatives to, provide all cooperation that is necessary, customary or advisable and reasonably requested by Thermo Fisher to assist Thermo Fisher in the arrangement of any third-party debt or equity financing for the purpose of financing the aggregate Merger Consideration, any repayment or refinancing of debt contemplated by the Merger Agreement or required or undertaken in connection with the transactions contemplated by the Merger Agreement and any other amounts required to be paid in connection with the consummation of the transactions contemplated by the Merger Agreement (including all amounts payable in respect of equity awards of FEI under the Merger Agreement) and all related fees and expenses of Thermo Fisher and Merger Sub, upon the terms and subject to the conditions and exceptions further described in the section of this proxy statement captioned “The Merger—Financing”.

FEI has also agreed that it will, and will cause its subsidiaries to, deliver all notices, cooperate with Thermo Fisher and take all other actions to facilitate the termination at closing of all commitments in respect of existing credit agreements (as described in the section of this proxy statement captioned “The Merger—Financing”), the repayment in full on the closing date of all obligations in respect of the indebtedness under each existing credit agreement, and the release on the closing date of any liens securing all such indebtedness and guarantees in connection therewith, subject to Thermo Fisher providing all funds required to effect all such repayments (or other arrangements) at or prior to the closing.

Recommendations of the Board of Directors (Page 41)

After considering various factors described in the section of this proxy statement captioned “The Merger—Recommendation of the Board of Directors and Reasons for the Merger”, FEI’s Board of Directors (the “Board of Directors”) unanimously (1) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to and in the best interests of FEI’s shareholders; (2) approved and declared advisable the entry into the Merger Agreement and the transactions contemplated thereby, including the Merger; (3) directed that the Merger Agreement be submitted to the shareholders of FEI for approval; and (4) resolved to recommend that FEI’s shareholders vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors unanimously recommends that you vote (1) “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (2) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger.

Opinion of Goldman, Sachs & Co. (Page 45)

Goldman Sachs rendered its opinion to the Board of Directors that, as of May 26, 2016, and based upon and subject to the factors and assumptions set forth therein, the $107.50 in cash per share of common stock to be paid to the holders (other than Thermo Fisher and its affiliates) of shares of Company common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated May 26, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Board of Directors in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of the Company common stock should vote with respect to the Merger, or any other matter. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $47.5 million, $10 million of which became payable at the announcement of the Merger, and the remainder of which is contingent upon consummation of the Merger.

For a more complete description, see the section of this proxy statement captioned “The Merger—Opinion of Goldman, Sachs & Co.”

Interests of FEI’s Directors and Executive Officers in the Merger (Page 56)

When considering the recommendation of the Board of Directors that you vote to approve the proposal to approve the Merger Agreement and the transactions contemplated thereby, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, your interests as a shareholder. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement and the transactions contemplated thereby be approved by FEI’s shareholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests include the following:

•	the entitlement of each executive officer to receive payments and benefits under his change of control and severance agreement previously entered into with FEI (each, a “Change of Control Agreement”), upon either (1) an involuntary termination of service other than for “Cause”, death, or “Disability” or (2) voluntary resignation for “Good Reason”, in each case, as set forth in the applicable Change of Control Agreement, and, in each case, occurring within the 18-month period following the effective time of the Merger. These payments and benefits may include:

•	accelerated vesting of shares subject to each option and RSU held by executive officers;

•	a lump sum severance payment equal to a percentage of the executive officers’ annual base salary and annual target bonus; and

•	payment of two times the premiums costs for continuing health benefits and, in certain cases, life insurance for a period of time following termination;

•	at the effective time of the Merger, the performance conditions applicable to outstanding performance RSUs (including those held by executive officers) will be deemed to have been achieved at target as of the effective time of the Merger;

•	the entitlement of non-employee directors to receive accelerated vesting on any of their options and RSUs as of the effective time of the Merger under the Company Stock Plan; and

•	continued indemnification and directors’ and officers’ liability insurance.

If the proposal to approve the Merger Agreement and the transactions contemplated thereby is approved, the shares of common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of common stock held by all other shareholders.

No Dissenters’ or Appraisal Rights (Page 63)

Under the Oregon Business Corporation Act, FEI shareholders are not entitled to dissenters’ or appraisal rights in connection with any matters to be considered at the Special Meeting.

Acquisition Proposals; Change in the Recommendation of FEI’s Board of Directors (Page 77)

Acquisition Proposals

FEI has agreed that it will not, nor will it permit or authorize any of its subsidiaries or any of their respective representatives, directly or indirectly, to:

•	solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal (as defined in the section of this proxy statement captioned “The Merger Agreement—Other Covenants Under the Merger Agreement—Acquisition Proposals; Change in the Recommendation of FEI’s Board of Directors”), or inquiry in respect thereto;

•	enter into or participate in any discussions or negotiations with, furnish any information relating to FEI or any of its subsidiaries or afford access to the business, properties, assets, books or records of FEI or any of its subsidiaries to, or otherwise cooperate in any way with any third party in connection with an Acquisition Proposal or inquiry in respect thereto;

•	make an Adverse Recommendation Change (as defined in the section of this proxy statement captioned “The Merger Agreement—Other Covenants Under the Merger Agreement—Acquisition Proposals; Change in the Recommendation of FEI’s Board of Directors”), except as described in such section and below in the exceptions to this paragraph; or

•	authorize or enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument or agreement, whether written or oral, binding or non-binding, relating to an Acquisition Proposal.

Notwithstanding the restrictions described above, subject to certain limitations and obligations, if it receives an unsolicited Acquisition Proposal, FEI may engage in negotiations or discussions or otherwise cooperate with the third party making such Acquisition Proposal, including furnishing to such third party non-public information relating to FEI, subject to a confidentiality agreement with such third party with terms no less favorable to FEI than those contained in the confidentiality agreement entered into between FEI and Thermo Fisher in connection with the Merger if:

•	such Acquisition Proposal was not solicited in violation of the non-solicitation provisions of the Merger Agreement;

•	the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined in the section of this proxy statement captioned “The Merger Agreement—Other Covenants Under the Merger Agreement—Acquisition Proposals; Change in the Recommendation of FEI’s Board of Directors—Definitions)”; and

•	the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take the actions described above would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under the Oregon Business Corporation Act.

In addition, if FEI enters into a confidentiality agreement as described above, FEI is required to provide Thermo Fisher, upon execution of such agreement, with a copy of such agreement for informational purposes only. FEI is also required to provide or make available to Thermo Fisher any information described above, to the extent that such information has not been previously provided or made available to Thermo Fisher, prior to or concurrently with the time such information is provided or made available to a third party (or its representatives or financing sources).

In addition to any obligations set forth in the Merger Agreement with regard to the non-solicitation provisions of the Merger Agreement, FEI has agreed to promptly, and in any event within 24 hours of receipt, advise Thermo Fisher in the event that FEI or any of its representatives receives any Acquisition Proposal or any inquiries with respect thereto or that could reasonably be expected to lead to an Acquisition Proposal, including the identity of the third party making the Acquisition Proposal or inquiry, the material terms and conditions thereof and an unredacted copy of any written materials, proposals or agreements received in connection therewith, and all correspondence relating thereto, and will keep Thermo Fisher reasonably informed as to the status (including changes to the terms) of such Acquisition Proposal or inquiry on a reasonably prompt basis, and within 24 hours of any material developments or changes to the material terms thereof. FEI has also agreed to promptly, and in any event within 24 hours of receipt, advise Thermo Fisher in the event that FEI receives any request for non-public information relating to FEI or any of its subsidiaries or for access to the business, properties, assets, books or records of FEI or any of its subsidiaries by any third party that FEI would reasonably be expected to believe may be considering making, or has made, an Acquisition Proposal or inquiry with respect thereto.

Change in the Recommendation of FEI’s Board of Directors

Notwithstanding the restrictions described above, at any time prior to obtaining the approval of the Merger Agreement by its shareholders, if FEI receives a bona fide written Acquisition Proposal after the Merger Agreement date that was not solicited in violation of the non-solicitation provisions of the Merger Agreement and that the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal, then the Board of Directors may, subject to compliance with the obligations described in the section of this proxy statement captioned “The Merger Agreement—Other Covenants Under the Merger Agreement—Acquisition Proposals; Change in the Recommendation of FEI’s Board of Directors”, (i) make an Adverse Recommendation Change in respect of such Superior Proposal or (ii) subject additionally to compliance with the obligations described in the section of this proxy statement captioned “—Board Obligation to Call a Special Meeting” and the termination provisions of the Merger Agreement (including payment of any applicable termination fee), terminate the Merger Agreement to concurrently enter into a definitive agreement with respect to such Superior Proposal if the Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to take the actions described in clauses (i) or (ii) above would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under the Oregon Business Corporation Act.

Further, if an Intervening Event (as defined in this proxy statement captioned “The Merger Agreement—Other Covenants Under the Merger Agreement—Acquisition Proposals; Change in the Recommendation of FEI’s Board of Directors—Following an Intervening Event”) occurs after the Merger Agreement date, the Board of Directors may make an Adverse Recommendation Change in respect of such Intervening Event if the Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under the Oregon Business Corporation Act, as further described and subject to compliance with the obligations described in the section of this proxy statement captioned “The Merger Agreement—Other Covenants Under the Merger Agreement—Acquisition Proposals; Change in the Recommendation of FEI’s Board of Directors”.

Pursuant to the Merger Agreement, FEI is also permitted to comply with Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with regard to an Acquisition Proposal; however, such Rules and Items will in no way eliminate or modify the effect that any action taken or statement made pursuant thereto would otherwise have under the Merger Agreement. In addition, any action taken or statement made that relates to an Acquisition Proposal will be deemed to be an Adverse Recommendation Change unless the Board of Directors publicly, definitively and without qualification reaffirms its recommendation that FEI’s shareholders approve the Merger Agreement and the transactions contemplated thereby in such statement or in connection with such action.

Extension of the Merger Agreement (Page 88)

If the Merger has not been consummated on or before February 26, 2017 (the “End Date”) and if on the End Date any of the conditions set forth in the Merger Agreement related to receipt of Required Regulatory Approvals have not been satisfied, but all other conditions set forth in the Merger Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, provided those conditions are capable of being satisfied if the closing were to take place on such date), then the End Date will be automatically extended to May 26, 2017 and such date will become the End Date for all purposes of the Merger

Agreement. Otherwise, FEI or Thermo Fisher may terminate the Merger Agreement upon the terms and subject to the conditions described in the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement; Termination Fees”.

Termination of the Merger Agreement; Termination Fees (Page 88)

FEI and Thermo Fisher may terminate the Merger Agreement at any time by mutual consent.

In addition, either FEI or Thermo Fisher may terminate the Merger Agreement if:

•	the Merger has not been consummated on or before the End Date (as it may be automatically extended in accordance with the Merger Agreement); however, the right to terminate the Merger Agreement pursuant to this provision is not available to any party whose material breach of any provision of the Merger Agreement results in the failure of the Merger to be consummated on or before the End Date;

•	(i) any restraining order, permanent injunction or other order of any court of competent jurisdiction prohibiting the consummation of the Merger has become final and nonappealable, (ii) any law, governmental regulation or other similar legal restraint prohibits the consummation of the Merger or (iii) any Required Regulatory Approval has been denied, and such denial has become final and nonappealable; provided that the party seeking to terminate the Merger Agreement will have complied in all material respects with its obligation under the Merger Agreement to use reasonable best efforts to obtain all necessary actions or approvals from governmental entities to consummate the Merger and the other transactions contemplated by the Merger Agreement.

•	the approval of the Merger Agreement by FEI shareholders is not obtained at the Special Meeting at which a vote on the approval of the Merger Agreement was taken.

Thermo Fisher may also terminate the Merger Agreement if:

•	FEI or its Board of Directors makes an Adverse Recommendation Change at any time prior to obtaining the approval of the Merger Agreement by its shareholders;

•	FEI has intentionally and materially breached its obligations described in the sections of this proxy statement captioned “The Merger Agreement—Other Covenants Under the Merger Agreement—Acquisition Proposals; Change in the Recommendation of FEI’s Board of Directors” or “—Board Obligation to Call a Special Meeting” (or the related proxy filing requirements of the Merger Agreement); or

•	Any representation or warranty of FEI in the Merger Agreement is breached or fails to be true, or FEI breaches or fails to perform any covenant or agreement on the part of FEI set forth in the Merger Agreement, that would, individually or in the aggregate, if occurring or continuing on the closing date, cause the failure of the conditions to the obligations of Thermo Fisher and Merger Sub related to (i) the truth and correctness of FEI’s representations and warranties in the Merger Agreement summarized under “The Merger Agreement—Conditions to the Merger” or (ii) FEI’s performance and compliance in all material respects with the agreements and covenants required by the Merger Agreement, and is incapable of being cured by the End Date or, if curable, is not cured by FEI within thirty (30) days of FEI receiving written notice of such breach or failure; however, the right to terminate the Merger Agreement pursuant to this provision is not available to Thermo Fisher or Merger Sub if, at the time of delivering such notice to FEI, Thermo Fisher or Merger Sub is in material breach of its or their obligations under the Merger Agreement.

FEI may also terminate the Merger Agreement:

•

In order to accept a Superior Proposal, at any time prior to obtaining the approval of the Merger Agreement by its shareholders, as long as FEI has (i) concurrently with such termination entered into an associated definitive written agreement providing for such Superior Proposal, (ii) otherwise complied with FEI’s obligations described in the sections of this proxy statement captioned “The Merger Agreement—Other Covenants Under the Merger Agreement—Acquisition Proposals; Change in the Recommendation of FEI’s Board of Directors” and “—Board Obligation to Call a Special Meeting” and the related proxy filing requirements of the Merger Agreement with respect to such Superior Proposal and (iii) immediately before such termination, offered to pay the required termination fee, and if accepted by Thermo Fisher, paid such termination fee (as more fully described below).

•	If any representation or warranty of Thermo Fisher or Merger Sub in the Merger Agreement is breached or fails to be true, or Thermo Fisher or Merger Sub breaches or fails to perform any covenant or agreement on the part of Thermo Fisher or Merger Sub set forth in the Merger Agreement, that would, individually or in the aggregate, if occurring or continuing on the closing date, cause the failure of the conditions to the obligations of FEI related to (i) the truth and correctness of Thermo Fisher’s and Merger Sub’s representations and warranties in the Merger Agreement summarized under the section of this proxy statement captioned “The Merger Agreement—Conditions to the Merger” or (ii) Thermo Fisher’s and Merger Sub’s performance and compliance in all material respects with the agreements and covenants required by the Merger Agreement, and is incapable of being cured by the End Date or, if curable, is not cured by Thermo Fisher or Merger Sub within thirty (30) days of Thermo Fisher or Merger Sub receiving written notice of such breach or failure; however, the right to terminate the Merger Agreement pursuant to this provision is not available to FEI if, at the time of delivering such notice to Thermo Fisher and Merger Sub, FEI is in material breach of its obligations under the Merger Agreement.

Fees Payable by FEI (Page 90)

Except in specified circumstances, whether or not the Merger is completed, FEI, on the one hand, and Thermo Fisher and Merger Sub, on the other hand, are each responsible for all of their own respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

FEI must also pay to Thermo Fisher a termination fee of $175 million if the Merger Agreement is terminated under specified circumstances.

The Special Meeting (Page 24)

Date, Time and Place

A special meeting of shareholders of FEI, or the “Special Meeting”, will be held on August 30, 2016, at 9:00 am, Pacific Time, at our principal executive offices at 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793.

Record Date; Shares of Our Common Stock Entitled to Vote

You are entitled to receive notice of and vote at the Special Meeting if you owned shares of common stock at the close of business on July 25, 2016 (the “record date”). You will have one vote at the Special Meeting for each share of common stock that you owned and are entitled to vote at the close of business on the record date. If you own shares that are registered in the name of someone else, such as a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting.

Purpose

At the Special Meeting, we will ask shareholders to vote on proposals to (1) approve the Merger Agreement and the transactions contemplated thereby; (2) adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) approve, by non-binding, advisory vote, certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger.

Quorum

As of the record date, there were approximately 41,015,658 shares of common stock outstanding and entitled to vote at the Special Meeting. The shareholders of FEI representing a majority of the voting power of the issued and outstanding common stock of FEI entitled to vote, present in person or represented by proxy, will constitute a quorum for purposes of transacting business at the Special Meeting.

Required Vote

If a quorum is present, the affirmative vote of a majority of the outstanding shares of common stock of FEI entitled to vote is required to approve the Merger Agreement and the transactions contemplated thereby. Because the required votes of FEI shareholders are based upon the number of outstanding shares of common stock with respect to the shareholder approval, and not based on the number of shares represented in person or by proxy at the special meeting, failure to submit a proxy or to vote in person will have the same effect as a vote “AGAINST” the Merger Agreement proposal.

Approval of the proposal to adjourn the Special Meeting, if a quorum is present at the Special Meeting, requires more of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote thereon voting in favor of the proposal than against it, and abstentions or a failure to vote your shares will each have no effect on the outcome of the proposal. However, if a quorum is not present at the Special Meeting, adjournment of the meeting, and the effect of abstentions or a failure to vote your shares, are as described in the section of this proxy statement captioned “The Special Meeting—Vote Required; Abstentions and Broker Non-Votes”.

Approval, by non-binding, advisory vote, of certain compensation that will or may become payable to FEI’s executive officers in connection with the Merger, if a quorum is present, requires more of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote thereon voting in favor of the proposal than against it. Therefore, abstentions or a failure to vote your shares will each have no effect on the outcome of the proposal.

Share Ownership of Our Directors and Executive Officers

As of the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 492,727 shares of common stock, representing approximately 1.19% of the shares of common stock outstanding on the record date. Our directors and executive officers have informed us that they intend to vote all of their shares of common stock (1) “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (2) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger.

Voting and Proxies

Any shareholder of record entitled to vote at the Special Meeting may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the internet or by telephone, or may vote in person by appearing at the Special Meeting. If you are a beneficial owner and hold your shares of common stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of common stock using the instructions provided by your bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. The proposals to be considered at the Special Meeting are non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares.

If you are a shareholder of record on the record date, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by (1) signing another proxy card with a later date and returning it to us prior to the Special Meeting; (2) submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation to our corporate secretary; or (4) attending the Special Meeting and voting in person by ballot.

If you hold your shares of common stock in “street name”, you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the shareholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal regarding approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting, and “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger.

Shares of our common stock represented at the Special Meeting but not voted, including shares of our common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the proposal regarding approval of the Merger Agreement and the transactions contemplated thereby, including properly executed proxies that do not contain specific voting instructions, will be counted “FOR” that proposal. If you abstain from voting, it will have the same effect as a vote “AGAINST” the proposal regarding approval of the Merger Agreement and the transactions contemplated thereby, and “AGAINST” the proposal to adjourn the Special Meeting, if a quorum is not present at the Special Meeting. If you abstain from voting, it will have no effect on the proposal to adjourn the Special Meeting (if a quorum is present) or on the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger. If you do not execute a proxy card and do not attend the Special Meeting in person, it will have the same effect as a vote “AGAINST” the proposal regarding approval of the Merger Agreement and the transactions contemplated thereby, but it will have no effect on the proposal to adjourn the Special Meeting, whether or not a quorum is present, or on the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger. Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the proposal regarding approval of the Merger Agreement and the transactions contemplated thereby, and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes”. Because the broker non-votes will be treated as shares that are present at the Special Meeting, they will have the same effect on the proposals as an abstention.

Effect on FEI if the Merger is Not Completed (Page 33)

If the Merger Agreement and the transactions contemplated thereby are not approved by shareholders or if the Merger is not completed for any other reason, FEI’s shareholders will not receive any payment for their shares (or interests in shares) of common stock. Instead, FEI will remain an independent public company, our common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act and we will continue to file periodic reports with the SEC. Under specified circumstances, FEI will be required to pay to Thermo Fisher a termination fee upon the termination of the Merger Agreement.

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information”.

Q:	Why am I receiving these materials?

A:	The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of shares of common stock of FEI in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to vote on the following proposals:

1)	To approve the Merger Agreement pursuant to which Merger Sub will merge with and into FEI, and FEI will become a wholly owned subsidiary of Thermo Fisher and to approve the transactions contemplated by the Merger Agreement, including the Merger;

2)	To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and

3)	To approve, by non-binding, advisory vote, certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will take place on August 30, 2016, at 9:00 am, Pacific Time, at our principal executive offices at 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793.

Q:	Who is entitled to vote at the Special Meeting?

A:	Shareholders as of the record date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of shares of common stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of common stock owned as of the record date.

Q:	May I attend the Special Meeting and vote in person?

A:	Yes. All shareholders as of the record date may attend the Special Meeting and vote in person. Seating will be limited. Shareholders will need to present proof of ownership of shares of common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Special Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

Even if you plan to attend the Special Meeting in person, to ensure that your shares will be represented at the Special Meeting we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy previously submitted by you with respect to the shares so voted in person.

If you hold your shares in “street name”, you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to approve the Merger Agreement and the transactions contemplated thereby, without your instructions. If you hold your shares in “street name”, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is the proposed Merger and what effects will it have on FEI?

A:	The proposed Merger is the acquisition of FEI by Thermo Fisher. If the proposal to approve the Merger Agreement and the transactions contemplated thereby is approved by shareholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into FEI, with FEI continuing as the Surviving Corporation. As a result of the Merger, FEI will become a wholly owned subsidiary of Thermo Fisher, and our common stock will no longer be publicly traded and will be delisted from NASDAQ. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Q:	What will I receive if the Merger is completed?

A:	Upon completion of the Merger, you will be entitled to receive the Merger Consideration for each share of common stock that you own. For example, if you own 100 shares of common stock, you will receive $10,750.00 in cash in exchange for your shares of common stock, less any applicable withholding taxes.

Q:	How does the Merger Consideration compare to the unaffected market price of the common stock?

A:	The relationship of the Merger Consideration to the trading price of the common stock constituted a premium of approximately 21.7% from the volume-weighted average price per share of our common stock in the one-month period up to and including May 25, 2016, the last trading day prior to the execution of the Merger Agreement.

Q:	What do I need to do now?

A:	We encourage you to read this proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement carefully and consider how the Merger affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the internet or by telephone, so that your shares can be voted at the Special Meeting. If you hold your shares in “street name”, please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	Should I send in my stock certificates now?

A:	No. After the Merger is completed, you will receive a letter of transmittal containing instructions for how to send your stock certificates to the exchange agent in order to receive the appropriate cash payment for the shares of common stock represented by your stock certificates, as described in the section of this proxy statement captioned “The Merger Agreement—Exchange and Payment Procedures”. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled. Please do not send your stock certificates with your proxy card.

If your shares are held in “street name” by your broker, bank, or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your shares held in “street name”.

Q:	What happens if I sell or otherwise transfer my shares of common stock after the record date but before the Special Meeting?

A:	The record date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of common stock after the record date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies FEI in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of common stock after the record date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the internet or by telephone.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors, after considering the various factors described in the section of this proxy statement captioned “The Merger—Recommendation of the Board of Directors and Reasons for the Merger”, has unanimously (1) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to and in the best interests of FEI’s shareholders; (2) approved and declared advisable the entry into the Merger Agreement and the transactions contemplated thereby, including the Merger; (3) directed that the Merger Agreement be submitted to the shareholders of FEI for approval; and (4) resolved to recommend that FEI’s shareholders vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

The Board of Directors recommends that you vote (1) “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (2) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger.

Q:	What happens if the Merger is not completed?

A:	If the Merger Agreement and the transactions contemplated thereby are not approved by shareholders or if the Merger is not completed for any other reason, shareholders will not receive any payment for their shares of common stock. Instead, FEI will remain an independent public company, our common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. See the section of this proxy statement captioned “The Merger—Effect on FEI if the Merger is Not Completed”.

Under specified circumstances, FEI will be required to pay Thermo Fisher a termination fee upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement; Termination Fees”.

Q:	What constitutes a quorum?

A:	Shareholders of FEI representing a majority of the voting power of the issued and outstanding common stock of FEI entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of any business at such meeting. As of the record date, 20,507,830 shares of our common stock will be required to obtain a quorum. When a quorum is present to organize a meeting of FEI shareholders, it is not broken by the subsequent withdrawal of any FEI shareholders or any adjournment of that meeting unless a new record date is set for the adjourned meeting. Abstentions and any broker non-votes are considered as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to approve the Merger Agreement?

A:	The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote is required to approve the Merger Agreement and the transactions contemplated thereby.

If a quorum is present at the Special Meeting, the failure of any shareholder of record to (1) submit a signed proxy card; (2) grant a proxy over the internet or by telephone; or (3) vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement and the transactions contemplated thereby. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement and the transactions contemplated thereby. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement and the transactions contemplated thereby.

Q:	What vote is required to approve any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting and to approve, by non-binding, advisory vote, certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger?

A:	Approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting, if a quorum is present, requires more of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote thereon voting in favor of the proposal than against it, and abstentions or a failure to vote your shares will each have no effect on the outcome of the proposal. However, if a quorum is not present at the Special Meeting, adjournment of the meeting, and the effect of abstentions or a failure to vote your shares, are as described in the section of this proxy statement captioned “The Special Meeting—Vote Required; Abstentions and Broker Non-Votes”.

Approval, by non-binding, advisory vote, of certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger requires more of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote thereon voting in favor of the proposal than against it. Therefore, abstentions or a failure to vote your shares will each have no effect on the outcome of the proposal.

The failure of any shareholder of record to (1) submit a signed proxy card; (2) grant a proxy over the internet or by telephone; or (3) vote in person by ballot at the Special Meeting will not have any effect on the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting, or the approval, by non-binding, advisory vote, of certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger.

Q:	Why am I being asked to cast a non-binding, advisory vote regarding certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger?

A:	SEC rules require FEI to seek a non-binding, advisory vote regarding certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger.

Q:	What is the compensation that will or may become payable by FEI to its named executive officers in connection with the Merger for purposes of this advisory vote?

A:	The compensation that will or may become payable by FEI to its named executive officers in connection with the Merger is certain compensation that is tied to or based on the Merger and payable to certain of FEI’s named executive officers. For further detail, see the section in this proxy statement captioned “Proposal 3: Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements”.

Q:	What will happen if shareholders do not approve the compensation that will or may become payable by FEI to its named executive officers in connection with the Merger at the Special Meeting?

A:	Approval of the compensation that will or may become payable by FEI to its named executive officers in connection with the Merger is not a condition to completion of the Merger. The vote with respect to the compensation that will or may become payable by FEI to its named executive officers in connection with the Merger is an advisory vote and will not be binding on FEI or Thermo Fisher. If the Merger Agreement and the transactions contemplated thereby are approved by the shareholders and the Merger is completed, the compensation that will or may become payable by FEI to its named executive officers in connection with the Merger may be paid to FEI’s named executive officers even if shareholders fail to approve the payment of that compensation.

Q:	Are there any other risks to me from the Merger that I should consider?

A:	Yes. There are risks associated with all business combinations, including the Merger. For further detail, see the section of this proxy statement captioned “Forward-Looking Statements”.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered, with respect to those shares, to be the “shareholder of record”. In this case, this proxy statement and your proxy card have been sent directly to you by FEI.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name”. In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. For voting purposes, any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, and as a result, any shares held in “street name” will not be combined for voting purposes with shares that you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for the shares held in each such form, because they are held in a different form of record ownership. Shares of our common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of our common stock held in an individual retirement account must be voted under the rules governing such account.

Q:	How may I vote?

A:	If you are a shareholder of record (that is, if your shares of common stock are registered in your name with Computershare Investor Services, our transfer agent), there are four ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by visiting the internet at the address on your proxy card;

•	by calling toll-free (within the U.S. or Canada) the phone number on your proxy card; or

•	by attending the Special Meeting and voting in person by ballot.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote electronically over the internet or by telephone, you may incur costs such as internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting in person, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of common stock in person by ballot at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote in person by ballot, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the internet or by telephone. To vote over the internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q:	If my broker holds my shares in “street name”, will my broker vote my shares for me?

A:	No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against approval of the Merger Agreement and the transactions contemplated thereby, but will have no effect on the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting, or the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger, except in the case that, if a quorum is not present at the Special Meeting, a failure to instruct your bank, broker or other nominee how to vote will have the same effect as a vote “AGAINST” the proposal to adjourn the Special Meeting if your shares are otherwise represented at the Special Meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us in accordance with the instructions therein prior to the Special Meeting;

•	submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to the corporate secretary; or

•	attending the Special Meeting and voting in person by ballot.

If you hold your shares of common stock in “street name”, you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy”, to vote your shares of common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement”. The document used to designate a proxy to vote your shares of common stock is called a “proxy card”. Don R. Kania, our President and CEO; Anthony L. Trunzo, our Executive Vice President and CFO; and Bradley J. Thies, our Senior Vice President of Law & Administration, General Counsel and Secretary, with full power of substitution, are the proxy holders for the Special Meeting.

Q:	If a shareholder gives a proxy, how are the shares voted?

A:	Regardless of the method you choose to vote, the proxy holders will vote your shares in the way that you indicate. When completing the internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted (1) “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (2) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger.

Q:	How are votes counted?

A:	For the proposal to approve the Merger Agreement and the transactions contemplated thereby, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will count for the purpose of determining whether a quorum is present. However, if you “ABSTAIN”, it has the same effect as if you vote “AGAINST” the proposal to approve the Merger Agreement and the transactions contemplated thereby. For each of the proposals to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting and to approve, by non-binding, advisory vote, certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will count for the purpose of determining whether a quorum is present. If you “ABSTAIN” with respect to either the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting or the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger it will have no effect on the outcome of either vote, except in the case that, if a quorum is not present at the Special Meeting, if you “ABSTAIN” with respect to the proposal to adjourn the Special Meeting, it has the same effect as if you vote “AGAINST” the proposal to adjourn the Special Meeting. If you sign and return your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting and “FOR” the approval, by non-binding, advisory vote, of certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger. If you hold your shares in “street name”, follow the instructions from your broker on how to vote your shares. Please do not send in your stock certificates with your proxy card.

Q:	What should I do if I receive more than one set of voting materials?

A:	Please sign, date and return (or grant your proxy electronically over the internet or by telephone) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:	Where can I find the voting results of the Special Meeting?

A:	FEI intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that FEI files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find More Information”.

Q:	Will I be subject to U.S. federal income tax upon the exchange of common stock for cash pursuant to the Merger?

A:	If you are a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, which generally will require a U.S. Holder to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger.

A Non-U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances and any consequences arising under U.S. Federal non-income tax laws or the laws of any state, local or non-US. tax jurisdiction. A more complete description of the material U.S. federal income tax consequences of the Merger is provided in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”.

Q:	What will the holders of FEI options and RSUs receive in the Merger?

A:	At or immediately prior to the effective time of the Merger, each option to purchase shares of our common stock, granted under the Company Stock Plan, that is fully vested as of immediately prior to the effective time of the Merger will terminate and cease to represent a right to acquire shares of our common stock, and the holder thereof will be entitled to receive a cash amount equal to the product of (1) the total number of outstanding shares of our common stock subject to such vested option as of the effective time of the Merger and (2) the excess, if any, of $107.50 over the exercise price per share of common stock underlying such vested option, which amount will be payable as soon as practicable following the effective time of the Merger, but not later than ten (10) business days thereafter.

At or immediately prior to the effective time of the Merger, each option to purchase shares of our common stock, granted under the Company Stock Plan that is not fully vested as of immediately prior to the effective time of the Merger will be assumed by Thermo Fisher and converted into an award representing a right to receive a cash amount equal to the product of (1) the total number of outstanding shares of our common stock subject to such unvested option as of the effective time of the Merger and (2) the excess, if any, of

$107.50 over the exercise price per share of common stock underlying such unvested option. The right to receive such consideration will be subject to the vesting terms of the Company Stock Plan and the award agreements evidencing the corresponding unvested option, in each case, as in effect immediately prior to the effective time of the Merger, and such consideration will be payable as soon as practicable following the applicable vesting dates, but not later than ten (10) business days thereafter in any event.

Any unvested option held by a non-employee director will immediately vest and become immediately exercisable as of immediately prior to the Merger.

Any option to purchase shares of our common stock, whether vested or unvested, with a per share exercise price greater than or equal to $107.50 will be canceled for no consideration as of immediately prior to the effective time of the Merger.

At or immediately prior to the effective time of the Merger, each RSU that is outstanding immediately prior to the effective time of the Merger, whether or not vested, will be assumed by Thermo Fisher and converted into an award representing a right to receive a cash amount equal to the product of (1) the total number of outstanding shares of our common stock that would have been delivered to the holder on each future vesting date of such RSU (or on each future delivery date of such RSU, if such delivery date is later than the related vesting date) and (2) $107.50 which is referred to as the Assumed RSU Consideration. The right to receive the Assumed RSU Consideration will be subject to the vesting terms of the Company Stock Plan and the award agreements evidencing the corresponding RSU, in each case, as in effect immediately prior to the effective time of the Merger, except that the performance metrics for any RSU that, immediately prior to the effective time of the Merger, remains subject to the achievement of such performance metrics will be deemed to have been achieved at target as of the effective time of the Merger. The Assumed RSU Consideration will be payable as soon as practicable after the applicable vesting date or delivery date applicable to the assumed RSU, but not later than ten (10) business days thereafter.

Any RSU held by a non-employee director will immediately vest as of immediately prior to the effective time of the Merger.

Q:	What will happen to the ESPP (as defined below)?

A:	Any current offering period as of the Merger Agreement date will be the final offering period under the Employee Share Purchase Plan, or the “ESPP”. After the Merger Agreement date, no new offering periods under the ESPP will commence during the period from the Merger Agreement date through the effective time of the Merger; there will be no increase in the amount of payroll deductions permitted to be made by the participants under the ESPP during the offering periods outstanding as of the Merger Agreement date, except those made in accordance with payroll deduction elections that are in effect as of the Merger Agreement date; and no individuals may commence participation in the ESPP during the period from the Merger Agreement date through the effective time of the Merger. The accumulated contributions of the participants in the offering periods that are outstanding as of the Merger Agreement date may be used to purchase shares of our common stock as of no later than ten (10) business days prior to the effective time of the Merger, and the participants’ purchase rights under such offerings will terminate immediately after such purchase. As of no later than the business day immediately prior to the effective time of the Merger, the Company will terminate the ESPP.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger by the end of 2016. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions described in the section of this proxy statement captioned “The Merger Agreement—Conditions to the Merger”, many of which are outside of our control.

Q:	If the Merger is completed, how will I receive the cash for my shares?

A:

If the Merger is completed and your shares of our common stock are held as uncertificated shares, the exchange agent will issue and deliver to you a check or wire transfer for your shares without any further action on your part. If you are a shareholder of record with your shares held in certificate form, you will receive a letter of transmittal with instructions on how to send your shares of our common stock to the exchange agent in connection with the Merger. The exchange agent will issue and deliver to you a check or wire transfer for your shares after you comply with these instructions. Please do not send your stock certificates with your proxy card. See the section in this proxy statement captioned “The Merger Agreement—Exchange and Payment Procedures”.

If your shares are held in “street name” by your broker, bank, or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your shares held in “street name”.

Q:	Am I entitled to dissenters’ or appraisal rights under the Oregon Business Corporation Act?

A:	Under the Oregon Business Corporation Act, FEI shareholders are not entitled to dissenters’ or appraisal rights in connection with any matters to be considered at the Special Meeting.

Q:	Do any of FEI’s directors or officers have interests in the Merger that differ from those of FEI shareholders generally?

A:	Yes. In considering the recommendation of the Board of Directors with respect to the proposal to approve the Merger Agreement and the transactions contemplated thereby, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of shareholders generally. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement be approved by shareholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “The Merger—Interests of FEI’s Directors and Executive Officers of FEI in the Merger”.

Q:	Who can help answer my questions?

A:	If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, NY 10022

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting on August 30, 2016, at 9:00 am, Pacific Time, at our principal executive offices at 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793.

Purpose of the Special Meeting

At the Special Meeting, we will ask shareholders to vote on proposals to (i) approve the Merger Agreement and the transactions contemplated thereby; (ii) adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (iii) approve, by non-binding, advisory vote, certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger.

Record Date; Shares Entitled to Vote; Quorum

Only shareholders of record as of the record date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of shareholders entitled to vote at the Special Meeting will be available at our principal executive offices, located at 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793, during regular business hours beginning two business days after the date of the Notice of Special Meeting and will be made available at the place of the Special Meeting during the meeting.

As of the record date, there were approximately 41,015,658 shares of common stock outstanding and entitled to vote at the Special Meeting.

Shareholders of FEI representing a majority of the outstanding shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

If a quorum is present, the affirmative vote of a majority of the outstanding shares entitled to vote is required to approve the Merger Agreement and the transactions contemplated thereby. Approval of the Merger Agreement by FEI’s shareholders is a condition to the closing of the Merger.

Approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting, if a quorum is present at the Special Meeting, requires more of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote thereon voting in favor of the proposal than against it. If a quorum is not present, approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on thereon. If a quorum is not present, the Special Meeting may also be adjourned by the chairman of the meeting. Approval, by non-binding, advisory vote, of certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger, if a quorum is present, requires more of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote thereon voting in favor of the proposal than against it. Abstentions or failure to vote your shares will have no effect on the outcome of these proposals, except in the case that (1) a quorum is not present, (2) you are present in person or represented by proxy at the Special Meeting and (3) you abstain or fail to vote on the proposal to adjourn the Special Meeting, in which case your abstention or failure to vote your shares will have the same effect as a vote “AGAINST” the proposal to adjourn the Special Meeting.

If a shareholder abstains from voting, that abstention will have the same effect as if the shareholder voted “AGAINST” the proposal to approve the Merger Agreement and the transactions contemplated thereby. For shareholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have no effect on any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting or on the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger, except in the case that, if a quorum is not present, an abstention with respect to the proposal to adjourn the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adjourn the Special Meeting.

A “broker non-vote” will be treated the same as an abstention with respect to a proposal. A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares. “Broker non-votes”, if any, will be counted for the purpose of determining whether a quorum is present.

You will be entitled to one vote per share for each share of common stock you owned on the record date.

Shares Held by FEI’s Directors and Executive Officers

As of the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 492,727 shares of common stock, representing approximately 1.19% of the shares of common stock outstanding on the record date. Our directors and executive officers have informed us that they intend to vote, all of their shares of common stock (1) “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (2) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger.

Voting of Proxies

If your shares are registered in your name with our transfer agent, Computershare Investor Services, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically over the internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the internet or by telephone. Based on your proxy cards or internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any previously submitted proxy.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the shareholder. Properly signed and dated proxies that do not contain voting instructions will be voted (1) “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (2) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to approve the Merger Agreement and the transactions contemplated thereby. However, if you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have no effect on the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting or on the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger, except in the case that, if a quorum is not present at the Special Meeting, it will have the same effect as if you voted “AGAINST” the proposal to adjourn the Special Meeting if your shares are otherwise represented at the Special Meeting.

Revocability of Proxies

If you are a shareholder of record on the record date, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our corporate secretary; or

•	attending the Special Meeting and voting in person by ballot.

If you have submitted a proxy, your appearance at the Special Meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of common stock in “street name”, you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Board of Directors’ Recommendation

The Board of Directors, after considering various factors described under the section of this proxy statement captioned “The Merger—Recommendation of the Board of Directors and Reasons for the Merger”, has unanimously (1) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to and in the best interests of FEI’s shareholders; (2) approved and declared advisable the entry into the Merger Agreement and the transactions contemplated thereby, including the Merger; (3) directed that the Merger Agreement be submitted to the shareholders of FEI for approval; and (4) resolved to recommend that FEI’s shareholders vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

The Board of Directors unanimously recommends that you vote (1) “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (2) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger.

Solicitation of Proxies

The expense of soliciting proxies will be borne by FEI. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, or the “Proxy Solicitor”, to solicit proxies in connection with the Special Meeting at a cost of $20,000 plus certain expenses. We will also indemnify the Proxy Solicitor against certain losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by shareholders of the proposal to approve the Merger Agreement and the transactions contemplated thereby, we anticipate that the Merger will be completed by the end of 2016.

No Dissenters’ or Appraisal Rights

Under the Oregon Business Corporation Act, FEI shareholders are not entitled to dissenters’ or appraisal rights in connection with any matters to be considered at the Special Meeting.

Other Matters

At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of common stock will be voted in accordance with the discretion of the appointed proxy holders.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process, known as “householding”, reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents, follow the instructions described below. Similarly, if you share an address with another shareholder and together both of you would like to receive only a single set of our disclosure documents, follow these instructions.

If you are a shareholder of record, you may contact us by writing to FEI Company, Attention: Investor Relations, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793 or calling our Investor Relations Department at 503-726-2533. Eligible shareholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, NY 10022

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS

CONTEMPLATED THEREBY

We are asking you to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections captioned “The Merger” and “The Merger Agreement”. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.

Under applicable law, we cannot complete the Merger without the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote voting in favor of the proposal to approve the Merger Agreement and the transactions contemplated thereby. If you abstain from voting or fail to cast your vote, in person or by proxy, it will have the same effect as a vote against the proposal to approve the Merger Agreement and the transactions contemplated thereby.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting. We could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including proxies from shareholders that have previously returned properly executed proxies voting against approval of the Merger Agreement and the transactions contemplated thereby. Among other things, even if we had received proxies representing a sufficient number of votes against approval of the Merger Agreement and the transactions contemplated thereby such that the proposal to approve the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the approval of the Merger Agreement and the transactions contemplated thereby and seek to convince the holders of those shares to change their votes to votes in favor of approval of the Merger Agreement and the transactions contemplated thereby. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting. Our ability to adjourn the Special Meeting is subject to certain limitations set forth in the Merger Agreement.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADVISORY, NON-BINDING VOTE TO APPROVE

CERTAIN MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide shareholders with the opportunity to vote to approve, on an advisory, non-binding basis, the payment of certain compensation that will or may become payable to FEI’s named executive officers by FEI in connection with the Merger, as disclosed in the section of this proxy statement captioned “The Merger—Interests of FEI’s Directors and Executive Officers in the Merger—Payments Upon Termination In Connection with Change of Control”.

We are asking shareholders to indicate their approval of the various compensation that will or may become payable by FEI to its named executive officers in connection with the Merger. These payments are set forth in the section of this proxy statement captioned “The Merger—Interests of FEI’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of FEI’s overall compensation program for our named executive officers and previously have been disclosed to shareholders as part of the compensation discussion and analysis and related sections of our annual proxy statements. These historical arrangements were approved and adopted by the Compensation Committee of the Board of Directors, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms. The compensation that may be provided to the named executive officers in connection with any new employment agreements entered into with Thermo Fisher is not subject to this advisory, non-binding vote.

Accordingly, we are seeking approval of the following resolution at the Special Meeting:

“RESOLVED, that the shareholders of FEI Company approve, on a non-binding, advisory basis, the compensation that will or may become payable by FEI to its named executive officers by FEI that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section of this proxy statement captioned “The Merger—Interests of FEI’s Directors and Executive Officers in the Merger—Golden Parachute Compensation”.

Shareholders should note that this proposal is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on FEI, the Board of Directors or Thermo Fisher. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties Involved in the Merger

FEI Company

FEI is a leading supplier of scientific instruments and related services for nanoscale applications and solutions for industry and science. FEI designs, manufactures, and supports the broadest range of high-performance microscopy workflows that provide images and answers in the micro-, nano-, and picometer scales. Combining hardware and software expertise in electron, ion, and light microscopy with deep application knowledge in the materials science, life sciences, semiconductor, and oil and gas markets, FEI is dedicated to its customers’ pursuit of discovery and resolution to global challenges. FEI’s significant research and development and manufacturing operations are located in Hillsboro, Oregon; Eindhoven, The Netherlands; and Brno, Czech Republic; and its software development is managed principally from Bordeaux, France. FEI’s sales and service operations are conducted in the United States and approximately 50 other countries around the world.

FEI’s common stock is listed on NASDAQ under the symbol “FEIC”.

FEI’s principal executive office is located at 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793 and its telephone number is (503) 726-7500.

Thermo Fisher Scientific Inc.

Thermo Fisher is the world leader in serving science. Its mission is to enable its customers to make the world healthier, cleaner and safer. Thermo Fisher helps its customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity. Thermo Fisher has approximately 52,000employees and serves more than 400,000 customers within pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as environmental, industrial quality and process control settings.

Thermo Fisher’s common stock is listed on the New York Stock Exchange under the symbol “TMO”.

Thermo Fisher’s principal executive office is located at 81 Wyman Street, Waltham, Massachusetts 02451and its telephone number is (781) 622-1000.

Polpis Merger Sub Co.

Merger Sub is a wholly owned direct subsidiary of Thermo Fisher and was formed on May 24, 2016, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Merger Sub’s principal executive office is located at 81 Wyman Street, Waltham, Massachusetts 02451 and its telephone number is (781) 622-1000.

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into FEI, and FEI will continue as the Surviving Corporation and as a wholly owned subsidiary of Thermo Fisher. As a result of the Merger, FEI will become a wholly owned subsidiary of Thermo

Fisher, and our common stock will no longer be publicly traded and will be delisted from NASDAQ. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock or any other rights or interest in the Surviving Corporation.

The effective time of the Merger will occur upon the filing of the articles of merger with the Secretary of State of the State of Oregon or at such later time as would be specified in the articles of merger.

Effect on FEI if the Merger is Not Completed

If the Merger Agreement and the transactions contemplated thereby are not approved by shareholders or if the Merger is not completed for any other reason, FEI’s shareholders will not receive any payment for their shares (or interests in shares) of common stock. Instead, FEI will remain an independent public company, our common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that shareholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which FEI operates and risks related to adverse economic conditions.

Furthermore, if the Merger is not completed, and depending on the circumstances that caused the Merger not to be completed, the price of our common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement. In addition, shareholders could be exposed to significant new risks that may arise as a result of the pendency of the transactions contemplated by the Merger Agreement or the failure of the Merger to be completed, such as risks associated with a potential deterioration of the Company’s reputation, credibility and standing with customers and commercial partners, and impairment of its ability to retain employees and attract new employees.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of common stock. If the Merger is not completed, the Board of Directors will continue to evaluate and review FEI’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate. If the Merger Agreement and the transactions contemplated thereby are not approved by shareholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board of Directors will be offered or that FEI’s business, prospects or results of operation will not be adversely impacted.

In addition, FEI will be required to pay to Thermo Fisher a termination fee of $175 million if the Merger Agreement is terminated under specified circumstances. For more information please see the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement; Termination Fees”.

Merger Consideration

At the effective time of the Merger, each share of our common stock issued and outstanding immediately prior to the effective time of the Merger (excluding excluded shares and subsidiary shares, each as defined below), as well as each right to receive, or interest in, any share of common stock or other common equity of FEI (other than stock options and RSUs) will be canceled, retired and automatically converted into the right to receive $107.50 in cash, without interest. As of the effective time of the Merger, all shares of our common stock and rights or interests therein will no longer be outstanding and will be canceled and will cease to exist and will thereafter represent only the right to receive the Merger Consideration to be paid in accordance with, and subject to, the conditions of the Merger Agreement. At the effective time of the Merger, each share of common stock held in the treasury of FEI (other than shares of common stock held in the Company Stock Plan and the ESPP of

FEI) or owned by Thermo Fisher or Merger Sub, or the “excluded shares”, will be canceled without payment of any consideration. In addition, at the effective time of the Merger, each share of common stock of FEI held by any subsidiary of either FEI or Thermo Fisher (other than Merger Sub), or the “subsidiary shares”, will be converted into such number of shares of stock of the Surviving Corporation such that each such subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the effective time of the Merger as such subsidiary owned in FEI immediately prior to the effective time of the Merger.

Background of the Merger

The Board of Directors regularly reviews and evaluates FEI’s strategy, direction, prospects and stand-alone value with a view toward enhancing shareholder value. As part of this evaluation, the Board of Directors has, from time to time, considered a variety of strategic alternatives for FEI, including the continuation of FEI as a stand-alone enterprise (including periodically engaging third-party financial advisors to assist with such evaluation), changes to FEI’s strategy and direction, strategic acquisitions, and the possible sale of FEI.

On February 2, 2016, Marc Casper, the president and chief executive officer of Thermo Fisher, called Don Kania, the president and chief executive officer of FEI, to express Thermo Fisher’s interest in discussing a potential strategic transaction with FEI. Dr. Kania subsequently notified the Board of Directors of Mr. Casper’s message and interest.

On February 3, 2016, FEI reported results for its fiscal year ended December 31, 2015 and provided its financial outlook for 2016. The trading price of FEI stock closed at $71.03 per share.

On February 4, 2016, Dr. Kania and Tom Kelly, the Chairman of the Board of Directors of FEI met with a representative of Goldman Sachs to inquire into the potential retention of Goldman Sachs as FEI’s financial advisor based on Goldman Sachs’s familiarity with the Company and its industry.

Following the foregoing meeting, FEI’s general counsel delivered a conflict questionnaire to representatives of Goldman Sachs to make inquiries regarding any recent services that Goldman Sachs had performed for Thermo Fisher and any recent fees that Goldman Sachs had received from Thermo Fisher. In addition, FEI management delivered to Goldman Sachs, each of the Case One Projections and the Case Two Projections, as described in the section of this proxy statement entitled “—Management Projections”.

On February 10 and 11, 2016, the Board of Directors had a regularly scheduled meeting, which was attended by FEI management. Representatives of both Goldman Sachs and Wilson Sonsini Goodrich and Rosati, or “WSGR”, FEI’s outside counsel, also attended the meeting on February 10. Dr. Kania described his recent discussions with Mr. Casper of Thermo Fisher. Goldman Sachs then discussed the general state of the financial markets, FEI’s recent trading history, certain financial information with respect to FEI (including financial aspects of the Company’s stand-alone plan embodied in the Case One Projections and Case Two Projections), background on Thermo Fisher and its prior strategic activities and potential next steps for the Board of Directors to consider. Goldman Sachs also gave their preliminary thoughts on additional third parties that might reasonably have the strategic interest to consider and the financial resources to consummate a transaction with FEI. WSGR discussed the fiduciary duties of directors and other legal considerations related to a potential sale transaction. The representatives of Goldman Sachs then departed the meeting, and the Board of Directors discussed the information they had received from Goldman Sachs and the advisability of exploring a potential sale of FEI. The Board of Directors authorized Dr. Kania to continue his discussions with Thermo Fisher but did not make any determinations regarding a potential sale transaction. The Board of Directors then discussed a disclosure memo that FEI had received from Goldman Sachs in which Goldman Sachs disclosed certain recent services that its Investment Banking Division had performed for Thermo Fisher and certain recent fees that its Investment Banking Division had received from Thermo Fisher. The Board of Directors considered whether the services and fees disclosed by Goldman Sachs would unduly influence its advice in relation to a potential sale transaction potentially involving Thermo Fisher and determined that Goldman Sachs’s previous services to, and fees from, Thermo Fisher would not create a conflict of interest that would jeopardize its ability to effectively advise the Board of Directors. Therefore, the Board of Directors instructed management, with the assistance of WSGR, to negotiate an engagement letter with Goldman Sachs, but not to engage Goldman Sachs until the finally negotiated terms were presented to the Board of Directors for final consideration and approval.

On February 17, 2016, Mr. Casper met in person with Dr. Kania during which he reiterated Thermo Fisher’s interest in acquiring FEI, subject to further discussions with and the approval of the Thermo Fisher board, the completion of due diligence and negotiation of definitive documentation.

On March 21, 2016, FEI received an initial non-binding indication of interest from Thermo Fisher proposing an acquisition price of $96.00 per share in cash. The proposal was subject to completion of due diligence and mutually acceptable definitive documentation and the receipt of required board, shareholder and regulatory approvals, but it did not contain any third-party financing condition. The closing price of FEI stock was $86.85 per share on this date.

Following receipt of Thermo Fisher’s proposal on March 21, 2016, the Board of Directors convened a special telephonic meeting with management to discuss Thermo Fisher’s non-binding indication of interest. Representatives of both Goldman Sachs and WSGR also attended the meeting. At this meeting, Dr. Kania updated the Board of Directors on his recent interactions with Thermo Fisher regarding a potential transaction, highlighting Thermo Fisher’s proposed terms and certain related considerations. Goldman Sachs discussed financial aspects of the indication of interest. Goldman Sachs also updated the Board of Directors on the current market environment, presenting trends and outlooks for equity markets and strategic transactions in the industries in which FEI operates. Goldman Sachs also reviewed the third parties identified by the management team, with input from representatives of Goldman Sachs, which might have an interest in a transaction with FEI and the financial resources to consummate a transaction with FEI. WSGR discussed legal aspects of Thermo Fisher’s proposal, as well as the fiduciary duties of the Board in evaluating such proposal and considering the Company’s stand-alone strategy. The Board of Directors then continued its ongoing review of the Company’s stand-alone strategy, focusing on the assumptions underlying the Case One Projections and the Case Two Projections. Following these discussions, the Board of Directors, FEI management, Goldman Sachs and WSGR discussed a range of potential responses to Thermo Fisher’s indication of interest, including whether or not to seek to determine if other parties might be interested in a strategic transaction. After this discussion, and in light of its judgment that the value proposition in the Thermo Fisher proposal was insufficient in comparison to the value embodied in the Company’s stand-alone plan, the Board of Directors instructed management and Goldman Sachs to decline the Thermo Fisher proposal and to convey to Thermo Fisher that its proposed price was not adequate to warrant negotiations regarding a potential transaction.

Later on March 21, 2016, Dr. Kania called Mr. Casper to share the feedback from the Board of Directors on Thermo Fisher’s indication of interest. Dr. Kania explained that the Board of Directors perceived a significant disconnect between Thermo Fisher’s proposed price and FEI’s intrinsic value.

On April 3, 2016, FEI’s first quarter of fiscal year 2016 ended.

On April 5, 2016, Dr. Kania met with representatives of Party 1 to discuss general trends in the sectors in which the two companies operate. The meeting was the result of an introduction of Dr. Kania and such representative to each other on March 30, 2016 by a representative of Goldman Sachs in the course of facilitating industry connectivity. FEI’s business was discussed at this meeting, but no proposals regarding a transaction were made or discussed.

On April 12, 2016, representatives of Goldman Sachs spoke with representatives of Thermo Fisher’s financial advisor, J.P. Morgan Securities LLC, or “J.P. Morgan”, to discuss a potential transaction between Thermo Fisher and FEI. During this call, Goldman Sachs indicated that FEI viewed Thermo Fisher’s initial price proposal as inadequate to interest FEI in a transaction. Goldman Sachs also indicated, however, that FEI’s Board of Directors authorized continued discussions with Thermo Fisher regarding a potential transaction if Thermo Fisher understood that it would need to make a new proposal at a meaningfully higher price to interest FEI in a transaction, and if Thermo Fisher made a proposal to acquire FEI at a meaningfully higher price, that new proposal would form the basis for the commencement of negotiations regarding a transaction.

On April 15, 2016, following a discussion between Dr. Kania and Mr. Casper in which Dr. Kania delivered the same message that Goldman Sachs had conveyed to J.P. Morgan, Thermo Fisher sent FEI a revised non-binding indication of interest proposing to acquire FEI at a price of $103.00 per share in cash. The other non-price terms of Thermo Fisher’s proposal were substantially the same as Thermo Fisher’s initial indication of interest, including that the proposal remained subject to the completion of due diligence and negotiation of acceptable definitive documentation and that any transaction would be subject to the approval of Thermo Fisher’s board.

On April 16, 2016, the Board of Directors had a telephonic meeting to discuss Thermo Fisher’s revised proposal. FEI management and representatives of both Goldman Sachs and WSGR also attended the meeting. After recapping his recent meeting with Party 1, Dr. Kania updated the Board of Directors on his recent discussions with Mr. Casper regarding a potential transaction and described Thermo Fisher’s revised proposal. Goldman Sachs discussed Thermo Fisher’s revised indication of interest with the Board of Directors in further detail, as well as key considerations and potential next steps in responding to Thermo Fisher’s revised proposal. The Board of Directors, FEI management, Goldman Sachs and WSGR then further discussed Thermo Fisher’s revised transaction proposal, the offer price in relation to the value of FEI on a stand-alone basis, and whether more favorable terms might be obtained from Thermo Fisher or, after further engagement, Party 1 or another party. Representatives of WSGR commented on various fiduciary duty considerations related to evaluating a potential transaction. The Board of Directors and management then discussed a range of responses and alternatives to Thermo Fisher’s revised proposal, weighing the positives and negatives of each option. As part of this discussion, in light of the Board’s fiduciary duties and its desire to be informed about potential alternative value propositions to Thermo Fisher’s offer and FEI’s stand-alone plan, the Board further considered the possibility of reaching out to various strategic parties and/or private equity or other financial sponsors, as well as the potential benefits and risks of such outreach, including the risks from a confidentiality and competitive perspective of approaching a large group of third parties to discuss a potential transaction. Goldman Sachs then again reviewed the list of third parties identified by FEI management with input from Goldman Sachs which might have an interest in a transaction with FEI and the financial resources to consummate such a transaction. After this discussion, the Board of Directors authorized management and Goldman Sachs to engage with Thermo Fisher and its advisors with a view towards obtaining an improved offer price, to proceed with discussions with Party 1 and to contact two other strategic parties to determine if they might have interest in a potential transaction with FEI, but not to pursue outreach to financial sponsors, as in the Board’s and management’s view such financial sponsors would be unlikely to offer a compelling value proposition for a company such as FEI. After Goldman Sachs departed the meeting, FEI management presented the negotiated terms of Goldman Sachs’ engagement in accordance with the Board of Director’s previous instructions. The Board of Directors discussed the engagement of Goldman Sachs to serve as FEI’s financial advisor in connection with a potential strategic transaction, noting the facts previously disclosed by Goldman Sachs regarding certain services that its Investment Banking Division had recently performed, and certain fees that its Investment Banking Division had recently received, from Thermo Fisher. Following this discussion, the Board of Directors authorized management to finalize a customary engagement letter with Goldman Sachs.

Between April 16 and 18, 2016, representatives of Goldman Sachs spoke with senior executives of Party 1 and two other companies that the Board of Directors had instructed Goldman Sachs to contact regarding a potential transaction with FEI, referred to herein as “Party 2” and “Party 3”. Party 1 was contacted on April 16, 2016, and informed that FEI was considering a potential transaction and was willing to explore a potential transaction with Party 1 subject to Party 1 executing a customary confidentiality agreement (which included a customary “standstill” provision) concerning receipt of information about FEI. Party 2 and Party 3 were contacted on April 16 and 18, 2016, respectively. On April 18, 2016, Party 2 expressed interest in evaluating a potential acquisition of FEI, while Party 3 declined to proceed with evaluating a potential acquisition of FEI. Following these calls, FEI sent each of Party 1 and Party 2 a proposed confidentiality agreement to facilitate further discussions.

On April 19, 2016, FEI management met with representatives of Goldman Sachs, with Mr. Kelly participating telephonically, to discuss the current status of discussions with Thermo Fisher and outreach to Party 1, Party 2 and Party 3, including the status of negotiations with Party 1 and Party 2 with respect to the terms of a confidentiality agreement that would facilitate further discussions, as well as to discuss preparation for potential management meetings with each of Thermo Fisher, Party 1 and Party 2.

On April 20, 2016, representatives of Goldman Sachs spoke with senior executives of Party 2 to schedule face-to-face meetings with FEI management, set an agenda for proposed management presentations and discuss the status of negotiations over a proposed confidentiality agreement that was a necessary pre-condition to the foregoing meetings.

Also on April 20, 2016, Dr. Kania called Mr. Casper to communicate the Board of Directors’ position that Thermo Fisher’s revised offer price did not adequately reflect FEI’s stand-alone value, but that it was willing to provide further information to Thermo Fisher to help convey the intrinsic value of FEI and to otherwise continue to explore a possible transaction. Dr. Kania then suggested an informational meeting between senior executives of FEI and Thermo Fisher. Following the conversation, FEI sent Thermo Fisher a proposed confidentiality agreement (which included a customary “standstill” provision) to facilitate further discussions.

On April 27, 2016, FEI and Party 2 executed a customary confidentiality agreement (which included a customary “standstill” provision).

On April 28, 2016, the Board of Directors held a special telephonic meeting. FEI management and representatives of both Goldman Sachs and WSGR also attended. Dr. Kania and Goldman Sachs each summarized their recent interactions with Party 1, Party 2, Party 3 and Thermo Fisher. Goldman Sachs then discussed certain updated financial information with respect to FEI. FEI management indicated that they, together with Goldman Sachs, planned to proceed with discussions with Party 1, Party 2 and Thermo Fisher with the goal of obtaining final offers in May 2016. WSGR then discussed legal aspects of a potential transaction and the fiduciary duties of the Board of Directors in relation to its consideration of a potential sale transaction. At the conclusion of the presentations and discussions, the Board of Directors, FEI management, Goldman Sachs and WSGR discussed strategies for obtaining more favorable proposals from Party 1, Party 2 and Thermo Fisher. Noting that Party 3 declined to pursue a potential transaction with FEI, the Board of Directors also revisited the advisability of contacting other third parties who might have strategic interest in a transaction with FEI to gauge their interest in a transaction. Recognizing the competitive risks and risks related to information leaks in this approach, as well as the Board of Director’s and FEI management’s view that there was a low likelihood that any other parties would have interest in and the financial resources to consummate a transaction with FEI, the Board of Directors determined not to contact other parties at this time. The Board of Directors then authorized management and Goldman Sachs to continue to engage in discussions with Party 1, Party 2 and Thermo Fisher.

Also on April 28, 2016, FEI and Thermo Fisher executed a confidentiality agreement (which included a customary “standstill” provision).

Also on April 28, 2016, Dr. Kania and Tony Trunzo, FEI’s executive vice president and chief financial officer, met with senior executives of Party 2 to further discuss FEI’s business. Representatives of Goldman Sachs also attended this meeting.

On April 29, 2016, Dr. Kania and Mr. Trunzo met again with Mr. Casper and other members of Thermo Fisher’s senior management to further discuss a potential transaction. Representatives of Goldman Sachs and J.P. Morgan also attended this meeting. During the meeting, Dr. Kania and Mr. Trunzo made presentations on FEI’s business, products, ongoing strategy and vision, financials and outlook.

Also on April 29, 2016, FEI and Party 1 executed a confidentiality agreement, which contained a customary “standstill” provision. In addition, on April 29, 2016, Goldman Sachs delivered to FEI a letter confirming the prior disclosures by Goldman Sachs with respect to certain services that its Investment Banking Division had previously performed for, and certain fees that its Investment Banking Division had received from, Thermo Fisher.

In the days following the execution of their respective confidentiality agreements, FEI provided Party 1, Party 2 and Thermo Fisher with additional due diligence information, and FEI’s management engaged with each of them to answer questions regarding FEI and its business, respond to due diligence request lists and provide supplemental information.

On May 1, 2016, Dr. Kania and Mr. Trunzo, senior executives of Party 1, representatives of Goldman Sachs and representatives of Party 1’s financial advisor had an in-person meeting to discuss a potential transaction.

On May 2, 2016, the Board of Directors had a special telephonic meeting. FEI management and representatives of WSGR also attended the meeting. At the meeting, Dr. Kania and Mr. Trunzo reviewed FEI’s financial results for the first quarter of 2016 and provided the outlook for the second quarter and the full year. Dr. Kania and Mr. Trunzo then updated the Board of Directors on the status of discussions with Party 1, Party 2 and Thermo Fisher. FEI management then reviewed feedback they had received from Party 1, Party 2 and Thermo Fisher on the management presentations. Following discussion, the Board of Directors authorized management and Goldman Sachs to continue discussions with each of Party 1, Party 2 and Thermo Fisher. FEI management then presented the negotiated terms of Goldman Sachs’ engagement in accordance with the Board of Director’s previous instructions, as well as recapping updated information received from Goldman Sachs regarding certain services that its Investment Banking Division had recently performed for, and certain fees that its Investment Banking Division had recently received from, Thermo Fisher. In consideration of such information, the Board of Directors discussed the engagement of Goldman Sachs to serve as FEI’s financial advisor in connection with a potential strategic transaction. Following this discussion, the Board of Directors authorized the formal engagement of Goldman Sachs to advise FEI and the Board of Directors. After the meeting adjourned, FEI and Goldman Sachs executed a customary engagement letter.

Also on May 2, 2016, representatives of Goldman Sachs had separate conference calls with each of Party 1 (and representatives of its financial advisor) and Party 2 to discuss FEI’s proposed schedule and process for conducting due diligence and receiving transaction proposals.

On May 4, 2015, FEI announced financial results for 2016 and provided guidance for the second quarter of 2016 that was in line with the consensus estimates of Wall Street analysts.

On May 5, 2016, representatives of Party 2 informed representatives of Goldman Sachs that Party 2 had determined not to continue further discussions with FEI regarding a potential transaction.

On May 5, 2016, the Board of Directors held a special telephonic meeting. FEI management and representatives of Goldman Sachs and WSGR also attended the meeting. Dr. Kania and Mr. Trunzo discussed the FEI earnings call that took place the previous day, as well as investor reactions to the first quarter results and second quarter and full year outlook. Dr. Kania and Goldman Sachs then provided an update on the status of discussions with Party 1, Party 2 and Thermo Fisher, noting that Party 2 had determined not to continue further discussions with FEI regarding a potential transaction. After discussion, the Board of Directors authorized management and Goldman Sachs to continue to engage with Party 1 and Thermo Fisher regarding a potential transaction.

Following FEI’s first quarter earnings conference call, the trading price of FEI stock closed at $86.22 per share on May 5, 2016. Over the next week, FEI’s stock traded at prices between $84 and $90 per share.

On May 11, 2016, Dr. Kania and Mr. Trunzo had a conference call with senior executives of Thermo Fisher to discuss due diligence matters. Representatives of both Goldman Sachs and J.P. Morgan also attended this meeting.

On May 12, 2016, the Board of Directors held a special telephonic meeting. FEI management and representatives of WSGR also attended the meeting. At the meeting, Mr. Trunzo provided an update on the interactions with Thermo Fisher and Party 1, reiterating that management and Goldman Sachs continued to engage to attempt to obtain more favorable terms than those contained in Thermo Fisher’s current proposal. Mr. Trunzo also stated that Dr. Kania was scheduled to speak with Mr. Casper later the same day and highlighted potential discussion topics for their call, including FEI’s strategic goals and views on its intrinsic value.

Later that day, Mr. Casper called Dr. Kania to convey a revised proposal to acquire FEI for $105.00 per share in cash. Following Mr. Casper’s call, Thermo Fisher delivered a written non-binding transaction proposal reflecting the revised price, which was subject to substantially the same terms as Thermo Fisher’s previous proposals, including that the proposal remained subject to the completion of due diligence, negotiation of acceptable definitive documentation and that the transaction would be subject to the approval of Thermo Fisher’s board.

Also later that day, Party 1 informed representatives of Goldman Sachs that Party 1 had determined not to continue discussions regarding a potential transaction with FEI.

On May 13, 2016, the Board of Directors had a special telephonic meeting. FEI management and representatives of Goldman Sachs and WSGR also attended the meeting. At this meeting, Dr. Kania summarized his call with Mr. Casper the previous day and described Thermo Fisher’s revised indication of interest. Goldman Sachs then recapped the engagement and subsequent termination of discussions with each of Party 1 and Party 2. Goldman Sachs then discussed certain updated financial information with respect to FEI and financial aspects of Thermo Fisher’s revised proposal. The Board of Directors, FEI management and Goldman Sachs discussed the manner in which to respond to Thermo Fisher’s revised indication of interest in light of the fact that all other third parties contacted by management and Goldman Sachs had declined to continue discussions with FEI regarding a potential transaction, the likelihood that Thermo Fisher would further improve its proposal and the possibility of inducing other parties to make competitive proposals for FEI in a timely manner. WSGR discussed, among other items, the fiduciary duties of the Board of Directors in relation to a potential sale transaction. The Board of Directors proceeded to discuss the Company’s plan for operations as a stand-alone business, based primarily on its ongoing evaluation of the business plan underlying the Case One Projections, but also considering the Case Two Projections, and evaluating such plan in light of the financial terms of Thermo Fisher’s revised proposal. In anticipation of the Board of Directors potentially requesting an opinion of Goldman Sachs as to the fairness, from a financial point of view, to the FEI shareholders of the merger consideration to be received by such holders, the Board then instructed Goldman Sachs to use the Case One Projections for the purpose of performing various financial analyses in connection with the delivery of its opinion described in the section of this proxy statement entitled “—Opinion of Goldman, Sachs & Co.”, given the Board’s view that these projections were more likely to reflect the future business performance of FEI on a stand-alone basis than would the Case Two Projections. In this regard, the Board of Directors considered that the Case Two Projections were compiled based on individualized projections developed by managers at various business units across FEI without any adjustments by FEI senior management to reflect the historical reality that it was rare for all of FEI’s business units to achieve their projected financial goals in any particular year. Therefore, the Case Two Projections represented an upside case that would be dependent on substantially all individual business units of FEI performing at planned levels of performance, which was inconsistent with FEI’s historical experience, and as a result such Case Two Projections were significantly less likely than the Case One Projections to reflect a reasonable estimate of the future performance of FEI on a stand-alone basis. Following further discussion, including with respect to the range of values at which the Board might ultimately consider approving a transaction, the Board of Directors instructed management and Goldman Sachs to seek a per share price above $110.00 from Thermo Fisher.

Later the same day, Dr. Kania spoke with Mr. Casper and representatives of Goldman Sachs spoke with representatives of J.P. Morgan regarding Thermo Fisher’s revised proposal. In these discussions, Dr. Kania and Goldman Sachs informed Thermo Fisher that its revised proposal to acquire FEI for $105.00 was not acceptable to the Board of Directors, but the Board of Directors could be willing to entertain a sale transaction above $110.00 per share in cash.

On May 14, 2016, Mr. Casper called Dr. Kania and offered an acquisition price of $107.50 per share in cash, asserting that this price was Thermo Fisher’s “best and final” offer.

On May 15, 2016, FEI received a revised letter from Thermo Fisher reflecting the $107.50 offer price. In addition to the terms applicable to its prior offers, Thermo Fisher indicated that acceptance of the revised offer was contingent on FEI’s willingness to enter into an exclusivity agreement through June 2, 2016 that would give Thermo Fisher a final period of exclusive negotiations during which the parties could negotiate the non-price terms of a transaction and finalize confirmatory legal due diligence.

On May 16, 2016, the Board of Directors held an in-person meeting. Certain members of FEI management and representatives of both Goldman Sachs and WSGR also attended the meeting either in-person or telephonically. Dr. Kania recapped his call with Mr. Casper on May 14, 2016 and summarized Thermo Fisher’s revised proposal of $107.50 per share, which he noted was presented as Thermo Fisher’s best and final offer. Goldman Sachs then detailed their discussions with Thermo Fisher and J.P. Morgan over the prior few days. Goldman Sachs also noted again that Party 1, Party 2 and Party 3, the three companies perceived as presenting the strongest strategic fit with FEI, and the highest likelihood of interest in acquiring FEI, had all declined to make an offer for FEI. Goldman Sachs then discussed financial aspects of the revised Thermo Fisher proposal and certain updated financial information with respect to FEI. WSGR discussed various implications of the exclusivity agreement, including that it would require FEI to discontinue any further marketing efforts to seek a higher price for FEI from other parties during the exclusivity period, and recapped certain aspects of the Board of Directors’ fiduciary duties in relation to its consideration of a sale transaction. FEI’s independent directors then met in an executive session with WSGR to discuss the proposed transaction with Thermo Fisher. Following the executive session, Dr. Kania returned to the meeting, and the Board of Directors further discussed the proposed Thermo Fisher transaction. The Board of Directors concluded that $107.50 per share in cash was a compelling offer for FEI and it would be in the best interests of FEI’s shareholders to seek to negotiate a transaction at the proposed price. On that basis, the Board of Directors authorized FEI management to enter into an exclusivity agreement and commence negotiations on the non-price terms of Thermo Fisher’s proposed transaction with a view to accepting Thermo Fisher’s proposal if the parties could reach agreement on the non-price terms of the proposed transaction.

Following the meeting, Dr. Kania and Mr. Casper spoke about the exclusivity period, as well as the timing of an acquisition. Mr. Casper indicated that Thermo Fisher believed it could complete its remaining due diligence and agree to a mutually satisfactory merger agreement within a two-week period. On the same day and subsequent to this conversation, FEI and Thermo Fisher executed an exclusivity agreement with an exclusivity period terminating on 12:00 noon New York City time on June 1, 2016.

Also on May 16, 2016, Mr. Trunzo and representatives of Goldman Sachs spoke with senior executives of Thermo Fisher and representatives of J.P. Morgan to discuss logistics related to the proposed transaction, including diligence processes and management meetings.

On May 17 and 18, 2016, the Board of Directors held a regularly-scheduled meeting, attended by representatives of WSGR, at which meeting various aspects of the proposed transaction with Thermo Fisher were discussed.

On May 18, 2016, Wachtell, Lipton, Rosen & Katz, or “Wachtell Lipton”, counsel to Thermo Fisher, delivered a draft of the Merger Agreement to WSGR. Over the next eight days, WSGR and Wachtell Lipton, together with management from FEI and Thermo Fisher, negotiated the terms of the Merger Agreement, with significant focus on terms of the agreement relating to closing certainty, regulatory approvals and provisions relating to FEI’s ability to entertain and accept certain unsolicited superior acquisition proposals that it might receive during the pendency of a transaction with Thermo Fisher (including the termination fee payable by FEI in certain circumstances).

From May 17 through May 25, 2016, Thermo Fisher’s management, together with its advisors, engaged in detailed follow-up due diligence with FEI, which included access to a data room, and meetings and presentations on, among other items, accounting, financial, legal, sales and commercial, intellectual property, information technology, product, tax and environmental matters, as well as visits to various FEI facilities. Representatives of Wachtell Lipton, J.P. Morgan, Deloitte & Touche LLP and Bain and Company, each an advisor to Thermo Fisher, as well as representatives of Goldman Sachs, participated in various diligence sessions and calls during this period. In addition, following a visit to FEI’s Hillsboro, Oregon headquarters on May 20, 2016, senior executives of Thermo Fisher had a dinner meeting with Mr. Trunzo and other members of FEI management to discuss in further detail the timing and logistics of the proposed transaction.

On each of May 24, 2016 and May 25, 2016, the Board of Directors convened a special meeting attended by FEI’s senior management and representatives of both Goldman Sachs and WSGR to discuss updates on the proposed transaction and timing.

On May 26, 2016, the Board of Directors had a special telephonic meeting to consider the terms of the proposed transaction with Thermo Fisher. FEI management and representatives of Goldman Sachs and WSGR also attended the meeting. At this meeting, WSGR reviewed the key terms of the proposed Merger Agreement, which had not yet been finalized. Goldman Sachs then reviewed its financial analyses of the consideration to be received by FEI shareholders pursuant to the Merger Agreement. After these presentations, the Board of Directors provided feedback and direction on the remaining unresolved issues in the Merger Agreement and instructed WSGR to seek to finalize these issues in accordance with its guidance.

Later in the day on May 26, 2016, the Board of Directors had another telephonic meeting to consider the proposed final terms of the transaction with Thermo Fisher. FEI management and representatives of both Goldman Sachs and WSGR also attended the meeting. Representatives of WSGR described the final changes to the Merger Agreement, which had been finalized with Wachtell Lipton earlier that day. Representatives of Goldman Sachs then delivered to the Board of Directors Godman Sachs’ oral opinion, subsequently confirmed in writing by delivery of a written opinion dated May 26, 2016, that, as of that date and based upon and subject to the factors, assumptions, considerations, limitations and other matters set forth in its written opinion, the $107.50 per share merger consideration to be received by FEI shareholders, other than Thermo Fisher or any affiliates of Thermo Fisher, pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. For more information about Goldman Sachs’ opinion, see the section of this proxy statement below captioned “—Opinion of Goldman Sachs & Co.” After discussing potential reasons for and against the proposed transaction (see below under the headings “—Recommendation of the Board of Directors” and “—Reasons for the Merger”), the Board of Directors unanimously (i) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby were fair to and in the best interests of FEI’s shareholders, (ii) approved and declared advisable the entry into the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement be submitted to the shareholders of FEI for approval and (iv) resolved to recommend that FEI’s shareholders vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

On May 26, 2016, the Thermo Fisher board also met and approved the Merger Agreement and the transactions contemplated thereby, including the Merger.

On the evening of May 26, 2016, FEI, Thermo Fisher and Merger Sub executed the Merger Agreement. Following the execution of the Merger Agreement, on the morning of May 27, 2016, FEI and Thermo Fisher issued a joint press release announcing the transaction.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

The Board of Directors has unanimously (1) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to and in the best interests of FEI’s shareholders;

(2) approved and declared advisable the entry into the Merger Agreement and the transactions contemplated thereby, including the Merger; (3) directed that the Merger Agreement be submitted to the shareholders of FEI for approval; and (4) resolved to recommend that FEI’s shareholders vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

The Board of Directors unanimously recommends that you vote (1) “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (2) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by FEI to its named executive officers in connection with the Merger.

Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board of Directors consulted with FEI management, and representatives of its financial advisors and outside legal counsel. In recommending that shareholders vote in favor of approval of the Merger Agreement and the transactions contemplated thereby, the Board of Directors considered a number of factors, including the following (which factors are not necessarily presented in order of relative importance):

•	the fact that the all-cash Merger Consideration will provide certainty of value and liquidity to shareholders, while eliminating the effect of long-term business and execution risk to shareholders;

•	the relationship of the $107.50 Merger Consideration to the trading price of the common stock, including:

•	that the Merger Consideration constituted a premium of approximately 21.7% and 23.5% from the volume-weighted average price per share of FEI’s common stock in the one-month period and three-month period, respectively, up to and including May 25, 2016, the last trading day prior to the execution of the Merger Agreement;

•	that the Merger Consideration constituted a premium of approximately 15.5% from the closing stock price per share on May 25, 2016, the last trading day prior to the execution of the Merger Agreement;

•	that the Merger Consideration constituted a premium of approximately 51.2% from the closing stock price per share on February 1, 2016, the day before Thermo Fisher initiated contact with FEI with respect to a potential strategic transaction; and

•	that the Merger Consideration exceeded FEI’s then-applicable all-time high closing price of $106.50 per share;

•	the recent and historical market prices of FEI’s common stock;

•	the financial terms of selected precedent transactions of comparable size to the Merger, including the announced premia to the trailing pre-announcement 52-week high public stock price of the companies acquired in such transactions;

•	its belief, based on discussions and negotiations with Thermo Fisher, that the $107.50 per share was the highest price Thermo Fisher would be willing to pay;

•	the thorough review of FEI’s strategic and financial alternatives, including:

•	that representatives of FEI’s financial advisors contacted a total of three (3) other strategic buyers in an effort to obtain the best value reasonably available to shareholders and each either declined to proceed with an evaluation of a potential strategic transaction, or declined to submit a transaction proposal for FEI; and

•	its belief that it was unlikely that another party would be willing or able to pay more than $107.50 in cash.

•	the multiple implied by the $107.50 Merger Consideration of 15.3x to projected 2016 EBITDA set forth in FEI’s Case One Projections (as described in the sections of this proxy statement captioned “—Management Projections” and “Opinion of Goldman, Sachs & Co.”), which exceeded the median multiple of 10.5x enterprise value as a multiple of IBES-estimated 2016 EBITDA for select peer companies of FEI’s Industry Segment and exceeded the median multiple of 15.2x enterprise value as a multiple of IBES-estimated 2016 EBITDA for select peer companies of FEI’s Science Segment, despite the fact that a significant portion of FEI’s business is not focused on life sciences and is focused on businesses that generally trade at lower EBITDA multiples than life sciences companies;

•	the oral opinion of Goldman, Sachs & Co., subsequently confirmed in writing, delivered to the Board of Directors that, as of May 26, 2016 and based upon and subject to the factors and assumptions set forth in its opinion, the $107.50 in cash per share of common stock to be received by the holders (other than Thermo Fisher and its affiliates) of our common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described below in the section of this proxy statement captioned “—Opinion of Goldman, Sachs & Co”;

•	the terms of the Merger Agreement and the related agreements, including:

•	FEI’s ability, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding alternative acquisition proposals;

•	FEI’s ability to terminate the Merger Agreement in order to accept a Superior Proposal, subject to Thermo Fisher’s ability to match such Superior Proposal and subject to paying Thermo Fisher a termination fee of $175 million and other conditions of the Merger Agreement;

•	FEI’s entitlement to specific performance to prevent breaches of the Merger Agreement;

•	that the Merger is subject to the approval of a majority of the outstanding stock of the Company entitled to vote;

•	the Board of Directors’ view that the Merger Agreement was the product of arms-length negotiation and contained customary terms and conditions;

•	the Board of Directors’ understanding of FEI’s business and operations, and its current and historical results of operations, financial prospects and condition;

•	the Board of Directors’ regular evaluation of the Company’s strategy, direction, prospects and stand-alone value;

•	the Board of Directors’ evaluation of the Company’s historical financial performance as well as its projected stand-alone financial performance embodied in the Management Projections;

•	the perceived risk of continuing as an independent public company or pursuing other alternatives, including (1) the continuation of FEI’s business plan as an independent enterprise; (2) modifications to FEI’s strategy and product direction; (3) potential expansion opportunities into new business lines through acquisitions and combinations of FEI with other businesses; and (4) potential divestitures of one or more business lines;

•	the competitive landscape and the dynamics of the market for FEI’s products and technology, and the assessment that other alternatives were not reasonably likely to create greater value for shareholders than the Merger, taking into account execution risk as well as business, competitive, industry and market risk; and

•

the Board of Directors’ view that the terms of the Merger Agreement would be unlikely to deter interested third parties from making a Superior Proposal, including the Merger Agreement’s terms and conditions as they relate to changes in the recommendation of the Board of Directors and the belief that the termination fee of $175 million potentially payable to Thermo Fisher is reasonable in light of the circumstances, and not preclusive of other offers (see the section of this proxy statement captioned “The Merger Agreement—Other Covenants Under the Merger Agreement—Acquisition Proposals; Change in the Recommendation of FEI’s Board of Directors”).

The Board of Directors also considered a number of uncertainties and risks concerning the Merger, including the following (which factors are not necessarily presented in order of relative importance):

•	the fact that the announcement and pendency of the Merger, or the failure to complete the Merger, could cause substantial harm to FEI’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, technical, sales and other personnel), vendors, customers and commercial partners and may divert management and employees’ attention away from FEI’s day-to-day business operations;

•	the fact that shareholders will not participate in any future earnings or growth of FEI and will not benefit from any appreciation in value of FEI, including any appreciation in value that could be realized as a result of improvements to our operations or the successful integration of DCG Systems, Inc. following its recent acquisition by the Company;

•	the requirement that FEI pay Thermo Fisher a termination fee of $175 million under certain circumstances following termination of the Merger Agreement, including if the Board of Directors terminates the Merger Agreement to accept a Superior Proposal;

•	the restrictions on the conduct of FEI’s business prior to the consummation of the Merger, including the requirement that we conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent FEI from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, FEI might have pursued;

•	the fact that an all cash transaction would be taxable to FEI’s shareholders that are U.S. persons for U.S. federal income tax purposes;

•	the fact that under the terms of the Merger Agreement, FEI is unable to solicit other acquisition proposals during the pendency of the Merger;

•	the significant costs involved in connection with entering into the Merger Agreement and completing the Merger and the substantial time and effort of FEI management required to complete the Merger, which may disrupt our business operations;

•	the fact that FEI’s business, sales operations and financial results could suffer in the event that the Merger is not consummated;

•	the risk that the Merger might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on the trading price of our common stock;

•	the fact that the completion of the Merger will require antitrust clearance in the United States and numerous other countries; and

•	the fact that FEI’s directors and officers may have interests in the Merger that may be different from, or in addition to, those of FEI’s other shareholders (see below in the section of this proxy statement captioned “—Interests of FEI’s Directors and Executive Officers in the Merger”).

The foregoing discussion is not meant to be exhaustive, but summarizes many, if not all, of the material factors considered by the Board of Directors in its consideration of the Merger. After considering these and other factors, the Board of Directors concluded that the potential benefits of the Merger outweighed the uncertainties and risks. In view of the variety of factors considered by the Board of Directors and the complexity of these factors, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Board of Directors applied his or her own personal business judgment to the process and may have assigned different weights to different factors. The Board of Directors unanimously approved and declared advisable the entry into the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommends that FEI’s shareholders approve the Merger Agreement and the transactions contemplated thereby, including the Merger, based upon the totality of the information presented to and considered by the Board of Directors.

Opinion of Goldman, Sachs & Co.

Goldman Sachs rendered its opinion to the Board of Directors that, as of May 26, 2016, and based upon and subject to the factors and assumptions set forth therein, the $107.50 in cash per share of common stock to be paid to the holders (other than Thermo Fisher and its affiliates) of shares of Company common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated May 26, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Board of Directors in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of the Company common stock should vote with respect to the Merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five (5) fiscal years ended December 31, 2015;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its shareholders;

•	certain publicly available research analyst reports for the Company; and

•	certain internal financial analyses and forecasts for the Company prepared by its management, including the Case One Projections approved for Goldman Sachs’ use by the Company (such Case One Projections, the “Forecasts”).

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Company common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the semiconductor capital equipment and life sciences industries and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the Company’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Company’s consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company and Goldman Sachs was not furnished with any such evaluation or appraisal.

Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs assumed that the Merger will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. The opinion addresses only the fairness from a financial point of view to the holders (other than Thermo Fisher and its affiliates) of shares of common stock, as of the date thereof, of the $107.50 in cash per share of common stock to be paid to such holders pursuant to the Merger Agreement. Goldman Sachs does not express any view on, and the opinion does not address, any other term or aspect of the Merger Agreement or Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Merger, whether relative to the $107.50 in cash per share of common stock to be paid to the holders (other than Thermo Fisher and its affiliates) of shares of common stock pursuant to the Merger Agreement or otherwise. Goldman Sachs does not express any opinion as to the impact of the Merger on the solvency or viability of the Company or Thermo Fisher or the ability of the Company or Thermo Fisher to pay their respective obligations when they come due. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date hereof and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date thereof. Goldman Sachs’ advisory services and the opinion expressed therein were provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of shares of common stock should vote with respect to such Merger or any other matter. Goldman Sachs’ opinion has been approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board of Directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 25, 2016, the last trading day before the meeting of the Board of Directors that approved the Merger, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Goldman Sachs reviewed the historical trading prices and volumes for shares of common stock for the ten-year period ended May 25, 2016. In addition, Goldman Sachs analyzed the consideration to be paid to holders of shares of common stock pursuant to the Merger Agreement in relation to (i) the closing price per share of common stock on May 25, 2016, the last trading day before the meeting of the board that approved the Merger, (ii) the volume weighted average price per share of common stock (“VWAP”) for the preceding one-month and three-month periods ended May 25, 2016 and (iii) the highest trading price per share of common stock over the one-year period ended May 25, 2016.

This analysis indicated that the price per share of common stock to be paid to the Company shareholders pursuant to the Merger Agreement represented:

•	a premium of 15.5% based on the closing stock price on May 25, 2016;

•	a premium of 21.7% based on the 1 month VWAP as of May 25, 2016;

•	a premium of 23.5% based on the 3 month VWAP as of May 25, 2016; and

•	a premium of 15.1% based on the 52-week high closing stock price as of May 25, 2016.

Selected Companies Analysis

Goldman Sachs reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for Science and Industry Segment Peers (collectively referred to as the “selected companies”):

Science Segment Peers

•	Agilent Technologies, Inc.

•	Bruker Corporation

•	Danaher Corporation

•	Mettler-Toledo International Inc.

•	Oxford Instruments plc

•	PerkinElmer, Inc.

•	Thermo Fisher Scientific Inc.

•	Waters Corporation

Industry Segment Peers

•	AMETEK, Inc.

•	Applied Materials, Inc.

•	Lam Research Corporation

•	Spectris plc

Although none of the selected companies is directly comparable to the Company, the selected companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company.

Goldman Sachs calculated and compared various financial multiples based on market data as of May 25, 2016 and Institutional Brokers’ Estimate System (“IBES”) estimates and, in the case of the Company, both IBES estimates and the Forecasts. With respect to its analysis, Goldman Sachs calculated for the Company and the selected companies:

•	Enterprise Value (which is defined as the equity value, calculated using the number of fully diluted shares of common stock, as provided by management of the Company, and the Treasury Stock Method, plus total debt, less total cash and cash equivalents), or “EV”, as a multiple of estimated revenue for the year ended December 31, 2016, which is referred to below as “2016 EV/Revenue”;

•	EV, as a multiple of estimated earnings before interest, taxes, depreciation and amortization, or “EBITDA”, for the year ended December 31, 2016, which is referred to below as “2016 EV/EBITDA”; and

•	Closing price per share, as of May 25, 2016, in the case of the selected companies, and, for the Company, $107.50, as a multiple of estimated earnings per share for the year ended December 31, 2016, which is referred to below as “2016 P/E”. The results of these analyses are summarized as follows:

	2016 EV/Revenue	2016 EV/EBITDA	2016 P/E
Science Segment Peers
Range of Selected Companies	1.4x – 4.9x	9.0x – 17.9x	13.0x – 26.1x
Median of Selected Companies	3.5x	15.2x	21.0x
Industry Segment Peers
Range of Selected Companies	1.8x – 3.3x	7.8x – 12.3x	12.4x – 19.6x
Median of Selected Companies	2.3x	10.5x	14.9x
Company
Current, IBES	3.4x	15.0x	25.6x
Merger Consideration, IBES	4.0x	17.6x	29.5x
Merger Consideration, Forecasts	3.8x	15.3x	25.2x

Illustrative Present Value of Future Share Price Analysis

Goldman Sachs performed an illustrative analysis of the implied present value of the Company’s future value per share of common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function and sum of:

(1)	theoretical future values for the Company’s common stock as calculated using each of (i) the Company’s estimated future earnings and its assumed forward share trading price to future earnings per share multiple, and (ii) the Company’s estimated future EBITDA and its assumed forward EV to EBITDA multiple and

(2)	the dividends per share forecasted to be paid through each year, as reflected in the Forecasts.

For this analysis, Goldman Sachs used the Forecasts for each of the years 2016 through 2019 to calculate an illustrative range of implied present values per share as of April 3, 2016 calculated using the number of fully diluted outstanding shares of the Company, as provided by management of the Company.

Goldman Sachs calculated illustrative implied future equity values per share of common stock at the end of each of the years 2016 through 2018 by

(1)	applying the next twelve (12) month price to forward earnings per share of common stock, or “Forward P/E”, multiples ranging from 17.0x to 24.0x to estimated earnings per share of common stock for each of the years 2017 through 2019 and

(2)	(i) applying the next twelve (12) month EV to forward EBITDA multiples, or “Forward EV/EBITDA”, ranging from 11.0x to 14.0x to estimated EBITDA for each of the years 2017 through 2019 to derive a range of implied EVs for the Company; (ii) adding estimated net cash as of each December 31, as reflected in the Forecasts, from the resulting range of implied EVs, to yield a range of implied equity values for the Company as of each such December 31; and (iii) dividing the resulting range of implied equity values by the estimated fully diluted shares of common stock outstanding for each such December 31, as reflected in the Forecasts.

The future stock price was then discounted using year-end convention, and the cumulative future dividends per share were discounted using mid-year convention. By applying a discount rate of 10.6%, reflecting an estimate of the Company’s cost of equity, Goldman Sachs discounted to present value as of April 3, 2016 the range of theoretical future values it derived, as of December 31 of each of 2016 through 2018, and the dividends to be paid through each such December 31, as reflected in the Forecasts. The range of present value of future stock price and dividends were then summed to yield a range of each year’s illustrative present values per share of the Company’s common stock. This analysis resulted in an illustrative range of implied present values per share of (i) $81.11 to $127.10 using the Forward P/E multiples and (ii) $87.27 to $119.78 using the Forward EV/EBITDA multiples.

Illustrative Discounted Cash Flow Analysis

Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company. Using discount rates ranging from 9.5% to 11.5%, reflecting estimates of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of April 3, 2016 (1) estimates of unlevered free cash flow for the Company for the years 2016 through 2020 as reflected in the Forecasts and (2) a range of illustrative terminal values for the Company as of December 31, 2020 by applying perpetuity growth rates ranging from 2.5% to 3.5% to a terminal year estimate of the unlevered free cash flow to be generated by the Company as reflected in the Forecasts. Goldman Sachs added to the range of illustrative enterprise values it derived for the Company the amount of cash (cash and cash equivalents, restricted cash and investments in marketable securities of the Company as of the Q1 2016 filing) in each case to derive a range of illustrative equity values for the Company as of April 3, 2016. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the Company, as provided by the management of the Company and calculated using the Treasury Stock Method, to derive a range of illustrative present values per share ranging from $79.81 to $111.30.

Selected Transactions Analysis

Goldman Sachs analyzed certain information relating to the following selected transactions in the life sciences and semiconductor capital equipment industries since June 2008. For each of the selected transactions, Goldman Sachs calculated and compared EV as a multiple of EBITDA for the prior twelve (12) months. While none of the companies that participated in the selected transactions are directly comparable to the Company, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market size and product profile.

The applicable information from these transactions is summarized as follows:

Announce Date	Acquirer	Target	EV/LTM EBITDA
10/16/2012	ASML Holding NV	Cymer, Inc.	38.1x
1/8/2016	Thermo Fisher Scientific Inc.	Affymetrix Inc.	26.5x
5/13/2015	Danaher Corp.	Pall Corp.	20.8x
12/13/2010	Thermo Fisher Scientific Inc.	Dionex Corporation	20.5x
5/4/2011	Applied Materials, Inc.	Varian Semiconductor Equipment Associates, Inc.	14.3x
12/5/2010	Advantest Corporation	Verigy Ltd.	14.0x
10/21/2015	Lam Research Corp.	KLA-Tencor Corp.	13.6x
4/15/2013	Thermo Fisher Scientific Inc.	Life Technologies Corp.	13.2x
6/12/2008	Invitrogen Corporation	Applied Biosystems, Inc.	13.1x
07/27/2009	Agilent Technologies, Inc.	Varian, Inc.	11.2x
12/14/2011	Lam Research Corp.	Novellus Systems, Inc.	10.0x
		Median	14.0x

Taking into account the results of this analysis, Goldman Sachs applied an illustrative range of EV/LTM EBITDA multiples of 12.5x to 20.0x, to derive an illustrative range of values per share ranging from $73.41 to $111.44.

Selected Historical Premia Analysis

Goldman Sachs reviewed and analyzed the acquisition premia for certain publicly disclosed all cash, domestic M&A transactions since 2010 with a transaction value greater than $1 billion, calculated relative to the target’s closing share price on the last trading day prior to announcement, based on information obtained from Thomson Reuters. Using such data for these selected transactions, for each year for the years 2010 to 2016 (through May 24, 2016), Goldman Sachs calculated the annual median acquisition premium for these transactions for each applicable year. The results of this analysis are summarized as follows:

Year	Median Acquisition Premium One Day Prior to Announcement
2010	33.7%
2011	33.1%
2012	32.8%
2013	27.6%
2014	24.6%
2015	31.0%
2016 (through May 24, 2016)	42.0%
Median	32.8%

Taking into account the results of this analysis, Goldman Sachs applied a reference range of premia of 25% to 35% to the unaffected closing price of $93.09, to derive an illustrative range of values per share ranging from $116.36 to $125.67.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Company’s board as to the fairness from a financial point of view of the $107.50 in cash per share to be paid to such holders pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Thermo Fisher, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between the Company and Thermo Fisher and was approved by the Company’s board. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or the board or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

As described above, Goldman Sachs’ opinion to the Company’s board was one of many factors taken into consideration by the board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Thermo Fisher, any of their respective affiliates and third parties or any currency or commodity that may be involved in the Merger. Goldman Sachs has acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the Merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time. During the two year period ended May 26, 2016, the Investment Banking Division of Goldman Sachs has not been engaged by FEI or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has received compensation. Goldman Sachs has provided certain financial advisory and/or underwriting services to Thermo Fisher and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Thermo Fisher in connection with its divestiture of Cole-Parmer in August 2014; as co-lead underwriter with respect to a public offering by Thermo Fisher of 2.15% Global Notes due 2018 (aggregate principal amount $450,000,000) in November 2015; as co-lead underwriter with respect to a public offering by Thermo Fisher of 3.65% Global Notes due 2025 (aggregate principal amount $350,000,000) in November 2015; and as co-lead underwriter with respect to a public offering by Thermo Fisher of 3.00% Senior Notes due 2023 (aggregate principal amount $1,000,000,000) in April 2016. During the two-year period ended May 26, 2016, Goldman Sachs has received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Thermo Fisher and/or its affiliates of approximately $7 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Company, Thermo Fisher, and their respective affiliates for which its Investment Banking Division may receive compensation.

The board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated April 25, 2016, the Company engaged Goldman Sachs to act as its financial advisor in connection with the Merger. The engagement letter between the Company and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $47.5 million, $10 million of which became payable at announcement, and the remainder of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Management Projections

FEI does not, as a matter of course, publicly disclose projections as to its future financial performance. However, in connection with FEI’s annual comprehensive strategic and financial review and planning process, FEI management prepared in the fall of 2015 two sets of financial projections for fiscal years 2016-2020, initial drafts of which were presented to FEI’s Board of Directors at meetings in September 2015. We refer to such management projections as the “Case One Projections” and the “Case Two Projections”, and collectively as the “Management Projections”. Following updating for actual asset and liability balances as of December 31, 2015, the Management Projections were subsequently provided to representatives of Goldman Sachs and the representatives of Thermo Fisher (including J.P. Morgan) during the course of the first half of 2016.

The Case One Projections were developed by aggregating projections developed by managers at the various business units of FEI, and then applying adjustments developed by FEI senior management to reflect FEI group-level dynamics. The Case Two Projections were developed in the same manner as the Case One Projections, except they do not reflect the adjustments applied by FEI senior management, and therefore represent an upside case that management considered significantly less likely to be achieved than the Case One Projections, since achieving the Case Two Projections would be dependent on substantially all individual business units of FEI performing at planned levels of performance, which was inconsistent with FEI’s historical experience. The Management Projections were developed prior to the closing of FEI’s acquisition of DCG Systems, Inc. on December 10, 2015, and were subsequently adjusted to include the financial forecast used by FEI in conjunction with the acquisition.

The Management Projections were the only financial forecasts with respect to FEI provided by FEI for use by its financial advisors in performing their financial analyses during the strategic and financial review process. The Management Projections were not prepared with a view to public disclosure and are included in this proxy statement because the Management Projections were made available to Thermo Fisher and its representatives (including J.P. Morgan) in the strategic and financial review process in connection with its due diligence review of FEI. The Management Projections were also made available to Goldman Sachs and J.P. Morgan for use in connection with their respective provision of financial advisory services as described in this proxy statement. As described in the section of this proxy statement entitled “—Opinion of Goldman, Sachs & Co.”, FEI’s Board of Directors instructed Goldman Sachs to use the Case One Projections for the purpose of performing various financial analyses, as the Board had determined that the Case One Projections were more likely to reflect the future business performance of FEI on a stand-alone basis than would the Case Two Projections, which were compiled based on individualized projections developed by managers at various business units across FEI without any adjustments by FEI senior management to reflect the historical reality that it was rare for all of FEI’s business units to achieve their projected financial goals in any particular year. Therefore, Case Two Projections represented an upside case that would be dependent on substantially all individual business units of FEI performing at planned levels of performance, which was inconsistent with FEI’s historical experience, and as a result such Case Two Projections were significantly less likely than the Case One Projections to reflect a reasonable estimate of the future performance of FEI on a stand-alone basis.

The Management Projections were not prepared with a view to compliance with (1) GAAP, (2) the published guidelines of the SEC regarding projections and forward-looking statements; or (3) the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. KPMG LLP, our independent registered public accountant, has not examined, reviewed, compiled or otherwise applied procedures to the Management Projections and, accordingly, assumes no responsibility for, and expresses no opinion on, them. The Management Projections included in this proxy statement have been prepared by FEI management.

Although a summary of the Management Projections is presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by FEI management, taking into account the relevant information available to FEI management at the time. This information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Management Projections not to be achieved include general economic conditions, FEI’s ability to achieve forecasted sales, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures and changes in tax laws. In addition, the Management Projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Merger. As a result, there can be no assurance that the Management Projections will be realized, and actual results may be materially better or worse than those contained in the Management Projections. The Management Projections cover multiple years, and such information by its nature becomes less reliable with each successive year. The inclusion of the Management Projections in this proxy statement should not be regarded as an indication that the Board of Directors, FEI, Goldman Sachs, J.P. Morgan, Thermo Fisher or any of their respective affiliates or representatives or any other recipient of this information considered, or now considers, the Management Projections to be predictive of actual future results. The summary of the Management Projections is not included in this proxy statement in order to induce any shareholder to vote in favor of the proposal to approve the Merger Agreement and the transactions contemplated thereby or any of the other proposals to be voted on at the Special Meeting. We do not intend to update or otherwise revise the Management Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Management Projections are shown to be in error or no longer appropriate. In light of the foregoing factors and the uncertainties inherent in the Management Projections, shareholders are cautioned not to place undue, if any, reliance on the projections included in this proxy statement.

The Management Projections and the accompanying tables contain certain non-GAAP financial measures, including non-GAAP revenue, non-GAAP gross profits, non-GAAP operating income, EBITDA (earnings before interest, taxes, depreciation and amortization) and unlevered free cash flow, which FEI believes are helpful in understanding the Management Projections. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with FEI’s consolidated financial statements prepared in accordance with GAAP, which are incorporated by reference into this proxy statement, and the reconciliation to GAAP measures presented herein. FEI’s management regularly uses FEI’s supplemental non-GAAP financial measures internally to understand and manage the business and forecast future periods.

The Management Projections are forward-looking statements. For information on factors that may cause FEI’s future results to materially vary, see the information under the section captioned “Forward-Looking Statements”.

FEI – Summary of Case One Projections

(US$ in millions)

Consolidated Income Statement and Cash Flows

	2016E	2017E	2018E	2019E	2020E
Science Group Revenue	$507.3	$549.9	$588.2	$629.7	$673.6
Industry Group Revenue	588.4	627.6	672.5	727.2	788.0
Non-GAAP Revenue	$1,095.7	$1,177.5	$1,260.7	$1,356.9	$1,461.6

Science Group Gross Profit	228.6	252.8	273.9	296.9	321.6
Industry Group Gross Profit	313.8	337.6	366.5	401.0	440.2
Non-GAAP Gross Profit	$542.4	$590.4	$640.4	$697.9	$761.8

Non-GAAP Operating Income	$225.0	$263.7	$301.0	$344.0	$389.7

EBITDA	$271.2	$313.6	$353.3	$400.3	$443.8

(-) Depreciation & Amortization	(46.3)	(49.9)	(52.4)	(56.3)	(54.1)
(-) Other Income (Expense), Net	(2.0)	(2.0)	(2.0)	(2.0)	(2.0)
(-) Income Tax	(46.8)	(54.9)	(62.8)	(71.8)	(81.4)
Non-GAAP Net Income	$176.1	$206.8	$236.2	$270.2	$306.3

(+) Depreciation & Amortization	46.3	49.9	52.4	56.3	54.1
(+ / -) Change in net working capital	(16.5)	6.3	8.1	(13.3)	(19.3)
(-) Capital expenditures	(43.8)	(47.1)	(50.4)	(54.3)	(58.5)
Unlevered Free Cash Flow(1)	$162.1	$215.9	$246.3	$258.9	$282.6

(1)	Unlevered free cash flow is defined as non-GAAP net income including stock based compensation, adjusted for depreciation and amortization, capital expenditures, and changes in net working capital.

FEI – Summary of Case Two Projections

(US$ in millions)

Consolidated Income Statement

	2016E	2017E	2018E	2019E	2020E
Science Group Revenue	$507.3	$550.6	$610.3	$680.1	$755.5
Industry Group Revenue	588.4	649.9	730.0	$818.4	924.1
Non-GAAP Revenue	$1,095.7	$1,200.5	$1,340.3	$1,498.5	$1,679.6

Science Group Gross Profit	228.6	253.0	284.1	320.6	360.9
Industry Group Gross Profit	313.8	349.8	398.5	453.4	519.5
Non-GAAP Gross Profit	$542.4	$602.8	$682.6	$774.0	$880.4

Non-GAAP Operating Income	$225.0	$269.6	$321.1	$382.4	$451.6

EBITDA	$271.2	$319.5	$373.8	$439.6	$506.8

(-) Depreciation & Amortization	(46.3)	(50.0)	(52.7)	(57.1)	(55.3)
(-) Other Income (Expense), Net	(2.0)	(2.0)	(2.0)	(2.0)	(2.0)
(-) Income Tax	(46.8)	(56.1)	(67.0)	(79.9)	(94.4)
Non-GAAP Net Income	$176.1	$211.4	$252.1	$300.5	$355.1

Reconciliation of Non-GAAP Metrics

A reconciliation of the differences between non-GAAP revenue, non-GAAP gross profit, non-GAAP operating income, EBITDA, non-GAAP net income and unlevered free cash flow and GAAP revenue, gross profit, operating income and net income, as applicable, is set forth below. Other than in connection with the preparation of this proxy statement, FEI did not provide Thermo Fisher with these reconciliations. Amounts may not add due to rounding.

Reconciliation – Case One Projections

(US$ in millions)

	2016E	2017E	2018E	2019E	2020E
Non-GAAP Revenue	$1,095.7	$1,177.5	$1,260.7	$1,356.9	$1,461.6
Adjustment for:
Purchase accounting adjustments to revenue	(5.4)	—	—	—	—
GAAP Revenue	$1,090.3	$1,177.5	$1,260.7	$1,356.9	$1,461.6

Non-GAAP Gross Profit	$542.4	$590.4	$640.4	$697.9	$761.8
Adjustment for:
Purchase accounting adjustments to revenue and COGS	(5.2)	—	—	—	—
GAAP Gross Profit	$537.2	$590.4	$640.4	$697.9	$761.8

Non-GAAP Operating Income	$225.0	$263.7	$301.0	$344.0	$389.7
Adjustment for:
Purchase accounting adjustments to revenue and COGS	(5.2)	—	—	—	—
Integration and restructuring activity costs	(4.2)
GAAP Operating Income	$215.6	$263.7	$301.0	$344.0	$389.7

Non-GAAP EBITDA	$271.2	$313.6	$353.3	$400.3	$443.8
Adjustment for:
Purchase accounting adjustments to revenue and COGS	(5.2)	—	—	—	—
Integration and restructuring activity costs	(4.2)	—	—	—	—
Depreciation and amortization	(46.3)	(49.9)	(52.4)	(56.3)	(54.1)
GAAP Operating Income	$215.6	$263.7	$301.0	$344.0	$389.7

Unlevered Free Cash Flow	$162.1	$215.9	$246.3	$258.9	$282.6

Adjustment for:
Depreciation and amortization	(46.3)	(49.9)	(52.4)	(56.3)	(54.1)
Change in net working capital	16.5	(6.3)	(8.1)	13.3	19.3
Capital expenditures	43.8	47.1	50.4	54.3	58.5

Non-GAAP Net Income	$176.1	$206.8	$236.2	$270.2	$306.3
Adjustment for:
Purchase accounting adjustments to revenue and COGS, net of tax	(4.1)	—	—	—	—
Integration and restructuring activity costs, net of tax	(3.3)
GAAP Net Income	$168.6	$206.8	$236.2	$270.2	$306.3

Reconciliation – Case Two Projections

(US$ in millions)

	2016E	2017E	2018E	2019E	2020E
Non-GAAP Revenue	$1,095.7	$1,200.5	$1,340.3	$1,498.5	$1,679.6
Adjustment for:
Purchase accounting adjustments to revenue	(5.4)	—	—	—	—
GAAP Revenue	$1,090.3	$1,200.5	$1,340.3	$1,498.5	$1,679.6

Non-GAAP Gross Profit	$542.4	$602.8	$682.6	$774.0	$880.4
Adjustment for:
Purchase accounting adjustments to revenue and COGS	(5.2)	—	—	—	—
GAAP Gross Profit	$537.2	$602.8	$682.6	$774.0	$880.4

Non-GAAP Operating Income	$225.0	$269.6	$321.1	$382.4	$451.6
Adjustment for:
Purchase accounting adjustments to revenue and COGS	(5.2)	—	—	—	—
Integration and restructuring activity costs	(4.2)
GAAP Operating Income	$215.6	$269.6	$321.1	$382.4	$451.6

Non-GAAP EBITDA	$271.2	$319.5	$373.8	$439.6	$506.8
Adjustment for:
Purchase accounting adjustments to revenue and COGS	(5.2)	—	—	—	—
Integration and restructuring activity costs	(4.2)	—	—	—	—
Depreciation and amortization	(46.3)	(50.0)	(52.7)	(57.1)	(55.3)
GAAP Operating Income	$215.6	$269.6	$321.1	$382.4	$451.6

Non-GAAP Net Income	$176.1	$211.4	$252.1	$300.5	$355.1
Adjustment for:
Purchase accounting adjustments to revenue and COGS, net of tax	(4.1)	—	—	—	—
Integration and restructuring activity costs, net of tax	(3.3)
GAAP Net Income	$168.6	$211.4	$252.1	$300.5	$355.1

Interests of FEI’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board of Directors that you vote to approve the proposal to approve the Merger Agreement and the transactions contemplated thereby, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of shareholders generally, as more fully described below. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement and the transactions contemplated thereby be approved by FEI’s shareholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters.

Insurance and Indemnification of Directors and Executive Officers

Thermo Fisher and Merger Sub have agreed that for six (6) years after the effective time of the Merger, the Surviving Corporation will indemnify and hold harmless the present and former directors and officers of FEI and each subsidiary of FEI (each an “indemnified person”) in respect of acts or omissions occurring at or prior to the effective time of the Merger in their capacity as an officer or director of FEI or its subsidiaries (including acts or omissions in connection with the Merger Agreement and the consummation of the transactions contemplated thereby) to the fullest extent permitted by the Oregon Business Corporation Act or any other applicable law or as provided in FEI’s articles of incorporation or bylaws (or in such documents of the applicable subsidiaries as in effect on the Merger Agreement date), subject to any limitations imposed from time to time under applicable law.

For six (6) years after the effective time of the Merger, Thermo Fisher will cause to be maintained in effect provisions in the articles of incorporation and bylaws of the Surviving Corporation and each of its subsidiaries (or in such documents of any successor to the business of the Surviving Corporation or any of its subsidiaries) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions, as applicable, in the articles of incorporation or bylaws (or similar organizational documents) of FEI or the applicable subsidiaries in effect on the Merger Agreement date. From and after the effective time of the Merger, any agreement of any indemnified person with FEI or any of its subsidiaries regarding elimination of liability, indemnification or advancement of expenses will constitute an agreement of the Surviving Corporation or its applicable subsidiaries, and will survive the Merger and will continue in full force and effect in accordance with its terms.

Prior to the effective time of the Merger, Thermo Fisher will, or will cause the Surviving Corporation to, as of the effective time of the Merger, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of FEI’s existing directors’ and officers’ insurance policies and FEI’s existing fiduciary liability insurance policies (“D&O Insurance”), in each case for a claims reporting or discovery period of six (6) years from and after the effective time of the Merger with respect to any claim related to any period of time at or prior to such effective time of the Merger from an insurance carrier with the same or better credit rating as FEI’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are substantially similar to the coverage provided under FEI’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of FEI or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the effective time of the Merger (including in connection with the Merger Agreement or the transactions or actions contemplated thereby); provided that in no event will Thermo Fisher or the Surviving Corporation be required to expend for such policies an aggregate premium amount in excess of 300% of the current annual premium amount paid by FEI (the “Premium Cap”), and if the amount of such insurance coverage would exceed such Premium Cap, Thermo Fisher or the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the effective time of the Merger, for a cost not exceeding such amount. If Thermo Fisher and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the effective time of the Merger, the Surviving Corporation will continue to maintain in effect, for a period of six (6) years from and after the effective time of the Merger, the D&O Insurance in place as of the Merger Agreement date with FEI’s then-current insurance carrier or with an insurance carrier with the same or better credit rating as FEI’s then-current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are substantially similar to the coverage provided under FEI’s existing policies as of the Merger Agreement date, or Thermo Fisher or the Surviving Corporation will purchase from FEI’s then-current insurance carrier or from an insurance carrier with the same or better credit rating as FEI’s then-current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six (6)-year period with terms, conditions, retentions and limits of liability that are substantially similar to those provided in FEI’s existing policies as of the Merger Agreement date; however, in no event will Thermo Fisher or the Surviving Corporation be required to expend for such policies an aggregate premium amount in excess of the Premium Cap, and if the aggregate premiums of such insurance coverage exceed such Premium Cap, Thermo Fisher or the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the effective time of the Merger, for a cost not exceeding such amount.

FEI, Thermo Fisher and Merger Sub have agreed that the rights of each indemnified person set forth in the Merger Agreement and summarized above will be in addition to any rights such indemnified person may have under the articles of incorporation or bylaws (or similar organizational documents) of FEI or the applicable subsidiaries, under applicable law or under any agreement of any indemnified person with FEI or any of its subsidiaries. FEI, Thermo Fisher and Merger Sub have also agreed that such rights will survive consummation of the Merger and will be enforceable by each indemnified person, and that the obligations of Thermo Fisher and the Surviving Corporation will respect to such rights will not be terminated or modified in such manner as to adversely affect the rights of any indemnified person without the consent of such indemnified person.

The Surviving Corporation will pay all expenses, including reasonable fees and expenses of counsel, that an indemnified person may incur in enforcing the indemnity and other obligations provided for in the Merger Agreement and summarized above. The Surviving Corporation will also pay on an as-incurred basis the fees and expenses of such indemnified person (including the reasonable fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification, as long as such indemnified person undertakes to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order, that such indemnified person is not entitled to indemnification.

Treatment of Equity-Based Awards

Treatment of Stock Options

As of July 25, 2016, there were outstanding options to purchase 873,014 shares of our common stock with an exercise price less than $107.50 per share, of which options to purchase 605,097 shares of our common stock were held by our directors and executive officers. At or immediately prior to the effective time of the Merger, each option to purchase shares of our common stock, granted under the Company Stock Plan that is fully vested as of immediately prior to the effective time of the Merger will terminate and cease to represent a right to acquire shares of our common stock, and the holder thereof will be entitled to receive a cash amount equal to the product of (1) the total number of outstanding shares of our common stock subject to such vested option as of the effective time of the Merger and (2) the excess, if any, of $107.50 over the exercise price per share of common stock underlying such vested option, which amount will be payable as soon as practicable following the effective time of the Merger, but not later than ten (10) business days thereafter.

At or immediately prior to the effective time of the Merger, each option to purchase shares of our common stock granted under the Company Stock Plan that is not fully vested as of immediately prior to the effective time of the Merger will be assumed by Thermo Fisher and converted into an award representing a right to receive the Assumed Option Consideration. The right to receive the Assumed Option Consideration will be subject to the vesting terms of the Company Stock Plan and the award agreements evidencing the corresponding unvested option, in each case, as in effect immediately prior to the effective time of the Merger. The Assumed Option Consideration will be payable as soon as practicable following the applicable vesting dates, but not later than ten (10) business days thereafter in any event.

Any unvested option held by a non-employee director will immediately vest and become immediately exercisable as of immediately prior to the effective time of the Merger, but not later than ten (10) business days thereafter.

Any option to purchase shares of our common stock, whether vested or unvested, with a per share exercise price greater than or equal to $107.50 will be canceled for no consideration as of immediately prior to the effective time of the Merger.

Treatment of Restricted Share Units

As of July 25, 2016, there were outstanding RSUs in respect of 722,970 shares of our common stock, of which there were performance RSUs in respect of 37,558 shares of our common stock (assuming satisfaction of the applicable performance metrics at target). Of the total number of outstanding RSUs as of July 25, 2016, our directors and executive officers held RSUs in respect of 140,470 shares of our common stock, of which there were performance RSUs in respect of 21,038 shares of our common stock (assuming satisfaction of the applicable performance metrics at target).

At or immediately prior to the effective time of the Merger, each RSU that is outstanding immediately prior to the effective time of the Merger, whether or not vested, will be assumed by Thermo Fisher and converted into an award representing a right to receive a cash amount equal to $107.50, which right will be subject to the vesting terms of the Company Stock Plan and set forth in the existing award agreements evidencing the corresponding RSU, in each case, as in effect immediately prior to the effective time of the Merger, except that the performance metrics for any RSU that, immediately prior to the effective time of the Merger, remains subject to the achievement of such performance metrics will be deemed to have been achieved at target as of the effective time of the Merger. The Assumed RSU Consideration will be payable as soon as practicable after the applicable vesting date or delivery date applicable to the assumed RSU, but not later than ten (10) business days thereafter.

Any RSU held by a non-employee director will immediately vest as of immediately prior to the effective time of the Merger.

Treatment of Purchase Rights under the ESPP

Any current offering period as of the Merger Agreement date will be the final offering period under the ESPP. After the Merger Agreement date, no new offering periods under the ESPP will commence during the period from the Merger Agreement date through the effective time of the Merger; there will be no increase in the amount of payroll deductions permitted to be made by the participants under the ESPP during the offering periods outstanding as of the Merger Agreement date, except those made in accordance with payroll deduction elections that were in effect as of the Merger Agreement date; and no individuals will commence participation in the ESPP during the period from the Merger Agreement date through the effective time of the Merger. The accumulated contributions of the participants in the offering periods that are outstanding as of the Merger Agreement date may be used to purchase shares of our common stock as of no later than ten (10) business days prior to the effective time of the Merger, and the participants’ purchase rights under such offerings will terminate immediately after such purchase. As of no later than the business day immediately prior to the effective time of the Merger, FEI will terminate the ESPP.

Payments Upon Termination In Connection with Change of Control

Change of Control and Severance Agreements with Executive Officers

Each of the executive officers is a party to a Change of Control Agreement. Under each Change of Control Agreement, in the event an executive officer’s service is terminated other than for “Cause”, death or “Disability” or resignation for “Good Reason” occurring during the period beginning 3 months prior to and ending 18 months after a “Change of Control” (each as defined in the applicable Change of Control Agreement), the following severance payments would be made, subject to the execution of a release of claims in favor of FEI and that release becoming effective and irrevocable:

•	Dr. Kania is entitled to: (1) a severance payment equal to 2.5x his Total Cash Compensation (as defined below), (2) payments equal to 2.0x Dr. Kania’s COBRA premiums for a period of 30 months, (3) life insurance continuation for 30 months (or, if Dr. Kania is barred from receiving such benefits, a cash payment in lieu of premiums FEI would have paid, up to $40,000), (4) full accelerated vesting of his outstanding and unvested equity awards and any performance goals with respect to such awards will be deemed achieved at 100% of target levels, and (5) extension of the post-termination exercise period of outstanding options until the earlier of 2 years from termination or the original expiration date of the grant.

•	Mr. Trunzo is entitled to: (1) a severance payment equal to 2.0x his Total Cash Compensation (as defined below), (2) payments equal to 1.33x Mr. Trunzo’s COBRA premiums for a period of 24 months, (3) full accelerated vesting of his outstanding and unvested equity awards and any performance goals with respect to such awards will be deemed achieved at 100% of target levels, and (4) extension of the post-termination exercise period of outstanding options until the earlier of 2 years from termination or the original expiration date of the grant.

•	Mr. Thies is entitled: (1) a severance payment equal to 2.0x his Total Cash Compensation (as defined below), (2) payments equal to 1.33x Mr. Thies’ COBRA premiums for a period of 24 months, (3) life insurance continuation for 24 months (or, if Mr. Thies is barred from receiving such benefits, a cash payment in lieu of premiums FEI would have paid, up to $20,000), (4) full accelerated vesting of his outstanding and unvested equity awards and any performance goals with respect to such awards will be deemed achieved at 100% of target levels, and (5) extension of the post-termination exercise period of outstanding options until the earlier of 2 years from termination or the original expiration date of the grant.

In all cases, in the event of any potential exposure to excise taxes under Section 280G or 4999 of the Internal Revenue Code, the Change of Control Agreements provide that such payments and benefits either will be paid in full or reduced to a level such that the excise taxes are not imposed, whichever provides a better after-tax result for the executive officer. No tax gross-ups are provided for under the Change of Control Agreements.

Cause means termination upon (1) the willful and continued failure by the executive officer to perform substantially the executive officer’s reasonably assigned duties with FEI (or its successor) (other than any such failure resulting from the executive officer’s incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the executive officer by the Board of Directors, Chief Executive Officer, or President of FEI (or its successor), which specifically identifies the manner in which the Board of Directors of FEI (or its successor) or FEI (or its successor) believes that the executive officer has not substantially performed the executive officer’s duties or (2) the willful engaging by the executive officer in illegal conduct which is materially and demonstrably injurious to FEI (or its successor). No act, or failure to act, on the executive officer’s part will be considered “willful” unless done, or omitted to be done, by the executive officer without reasonable belief that the executive officer’s action or omission was in, or not opposed to, the best interests of FEI (or its successor). Any act, or failure to act, based upon authority given pursuant to a resolution duly approved and adopted by the Board of Directors will be conclusively presumed to be done, or omitted to be done, by the executive officer in the best interests of FEI (or its successor).

Good Reason means (1) the assignment to the executive officer of a different title, job or responsibilities that results in a substantial decrease in the level of responsibility of the executive officer with respect to the Surviving Corporation after the Change of Control when compared to the executive officer’s level of responsibility for the operations of FEI prior to the Change of Control; (2) a material reduction by FEI or the Surviving Corporation in executive officer base pay as in effect immediately prior to the Change of Control, other than a salary reduction that is part of a general salary reduction affecting employees generally; (3) a significant reduction by FEI or the Surviving Corporation in total benefits available to the executive officer under cash incentive, stock incentive and other employee benefit plans after the Change of Control compared to the total package of such benefits as in effect prior to the Change of Control; (4) in the case of Mr. Trunzo only, a material reduction in the amount of either or both of the “initial equity grant” and the “initial annual equity grant” as such terms are defined in his offer letter with FEI; or (5) FEI or the Surviving Corporation requires the executive officer to be based more than 50 miles from where the executive officer’s office is located immediately prior to the Change of Control except for required travel on company business to an extent substantially consistent with the business travel obligations which the executive officer undertook on behalf of FEI (or its successor) prior to the Change of Control. To terminate for Good Reason, the executive officer must notify FEI (or its successor) in writing of the existence of the condition which the executive officer believes constitutes Good Reason within 90 days of the initial existence of such condition (which notice specifically identifies such condition), FEI (or its successor) fails to remedy such condition within 30 days after the date on which it receives such notice (the “Remedial Period”), and the executive officer actually terminates employment within 30 days after the expiration of the remedial period.

Total Cash Compensation means the sum of the executive officer’s annual base salary in effect immediately prior to the date of termination of employment plus the executive officer’s target award opportunity for the year in which the termination of employment occurs.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that will or may become payable to each of our named executive officers in connection with the Merger. Please see the previous portions of this section for further information regarding this compensation.

The amounts indicated in the table below are estimates of the amounts that would be payable assuming, solely for purposes of this table, that the Merger is consummated on July 25, 2016, and that the employment of each of the named executive officers was subject to an involuntary termination on such date (excluding Messrs, Link and Loh, whose employment was terminated prior to such date). FEI’s executive officers will not receive pension, non-qualified deferred compensation enhancements, tax reimbursement or other benefits in connection with the Merger.

Some of the amounts set forth in the table would be payable solely by virtue of the consummation of the Merger. In addition to the assumptions regarding the consummation date of the Merger and the termination of employment, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below.

Golden Parachute Compensation

	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total Payments ($)(4)
Don R. Kania	3,715,000	11,994,211	121,031	$15,830,242
Anthony L. Trunzo	1,803,600	6,856,230	63,838	$8,723,668
Bradley J. Thies	1,349,700	3,375,511	64,666	$4,789,877
Raymond A. Link(5)	0	0	0	0
Benjamin Loh(5)	0	0	0	0

(1)	This amount represents the “double-trigger” cash severance payments to which each named executive officer may become entitled under his Change of Control Agreement, as described in the section of this proxy statement captioned “—Payments upon Termination In Connection with Change of Control”. The amount represents 2.0x (2.5x, in the case of Dr. Kania) the named executive officer’s annual base salary in effect immediately prior to the date of termination of employment plus the named executive officer’s target award opportunity for the year in which the termination of employment occurs.
(2)

This amount represents the product of (a) $107.50 per share (and, in the case of the in-the-money options, reduced by their per share exercise price) and (b) the number of shares subject to each named executive officer’s outstanding (i) in-the-money unvested options (i.e., unvested options to purchase shares of common stock with an exercise price of less than $107.50 per share) and (ii) RSUs (including performance RSUs). At the effective time of the Merger, the performance metrics applicable to any RSU that, immediately prior to the effective time of the Merger, remains subject to the achievement of such performance metrics will be deemed to have been achieved at target. The amounts in this column relating to the performance RSUs for each named executive officer are: $1,027,055 (Dr. Kania), $691,870

(Mr. Trunzo), and $542,660 (Mr. Thies). The remaining amounts in this column represent time-based options ($3,638,128 (Dr. Kania), $2,538,063 (Mr. Trunzo), and $949,236 (Mr. Thies)) and time-based RSUs ($7,329,028 (Dr. Kania), $3,626,298 (Mr. Trunzo), and $1,883,615 (Mr. Thies)). As described in the section of this proxy statement captioned “—Payments upon Termination In Connection with Change of Control” section above, each named executive officer is entitled to “double trigger” vesting acceleration benefits on all of his outstanding FEI equity awards under his Change of Control Agreements. For the avoidance of doubt, the “double trigger” equity benefits apply to the Assumed Option Consideration and Assumed RSU Consideration, as applicable, on and following the effective time of the Merger.
(3)	This amount equals the estimated value of the “double-trigger” health and life insurance benefits to which each named executive officer may become entitled under his Change of Control Agreement, as described in the section of this proxy statement captioned “—Payments upon Termination In Connection with Change of Control”. The amount represents 2.0x the amount of the named executive officer’s COBRA premiums for a period of 24 months (30 months, in the case of Dr. Kania) and, except for Mr. Trunzo, life insurance premiums for up to: 30 months in the case of Dr. Kania (up to a maximum of $40,000) or 24 months in the case of Mr. Thies (up to a maximum of $20,000).
(4)	Under the Change of Control Agreements, amounts are subject to reduction in the event the named executive officer would be better off on an after-tax basis being cutback than paying the excise tax under Section 4999 of the Internal Revenue Code. This table assumes no such reductions are required.
(5)	Mr. Link retired from his position as Executive Vice President and CFO on April 8, 2015, but continued employment with FEI as a non-executive officer employee until November 30, 2015. Mr. Loh resigned from his position as Executive Vice President and COO on April 14, 2015.

Equity Interests of FEI’s Executive Officers and Non-Employee Directors

The following table provides a summary of the outstanding options and RSUs (including performance RSUs) that were held by FEI’s non-employee directors and executive officers as of July 25, 2016, and that remain subject to accelerated vesting in connection with the Merger or a termination of employment thereafter. No new shares of common stock or equity awards were granted to any executive officer or non-employee director in contemplation of the Merger.

Name	Number of Shares Subject Outstanding FEI Option and RSUs Held(1)	Estimated Total Value of Equity(2)
Don R. Kania	207,932	$11,994,211
Anthony L. Trunzo	133,593	$6,856,230
Bradley J. Thies	56,872	$3,375,511
Thomas F. Kelly	1,685	$181,138
Jan C. Lobbezoo	1,685	$181,138
James T. Richardson	1,685	$181,138
Richard H. Wills	1,685	$181,138
Homa Bahrami	1,685	$181,138
Arie Huijser	1,685	$181,138
Jami K. Nachtsheim	1,685	$181,138

(1)

Under the terms of the Merger Agreement, at or immediately prior to the effective time of the Merger, each option to purchase shares of our common stock granted under the Company Stock Plan that is not fully vested as of immediately prior to the effective time of the Merger will be assumed by Thermo Fisher and converted into the right to receive the Assumed Option Consideration, subject to the vesting terms of the Company Stock Plan and the award agreements evidencing the corresponding unvested option, in each case, as in effect immediately prior to the effective time of the Merger. Further, under the terms of the Merger Agreement, each RSU that is outstanding immediately prior to the effective time of the Merger, whether or not vested, will be assumed by Thermo Fisher and converted into the right to receive the Assumed RSU Consideration, subject to the vesting terms of the Company Stock Plan and as set forth in the existing award agreements evidencing the corresponding RSU, in each case, as in effect immediately prior to the effective time of the Merger, except that the performance metrics for any RSU that, immediately prior to the effective time of the Merger, remains subject to the achievement of such performance metrics will be deemed to have been achieved at target as of the effective time of the Merger. Please refer to the section of this proxy statement captioned “—Treatment of FEI Equity Awards” for additional details.

Under the Change of Control Agreements between FEI and each of its executive officers, each executive officer is eligible to receive full vesting acceleration of his outstanding equity awards upon certain qualifying terminations of employment and subject to the executive officer satisfying certain conditions, as described in greater detail in the section of this proxy statement captioned “—Payments Upon Termination In Connection with Change of Control”.

Under the Company Stock Plan, any options and RSUs issued thereunder held by a non-employee director will immediately vest, and in the case of options become immediately exercisable, as of immediately prior to the effective time of the Merger.

(2)	This amount represents the product of (a) $107.50 per share multiplied (and, in the case of the in-the-money options, reduced by their per share exercise price) by (b) the number of shares subject to each the individual’s outstanding (i) in-the-money unvested options (i.e., unvested options to purchase shares of common stock with an exercise price of less than $107.50 per share) and (ii) RSUs, including performance RSUs (assuming satisfaction of performance conditions at the target level).

Closing and Effective Time of the Merger

The closing of the Merger will take place no later than the fourth business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to closing of the Merger (as described in the section of this proxy statement captioned “The Merger Agreement—Conditions to the Merger”), other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions.

No Dissenters’ or Appraisal Rights

Under the Oregon Business Corporation Act, FEI shareholders are not entitled to dissenters’ or appraisal rights in connection with any matters to be considered at the Special Meeting.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of our common stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the “Code”, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:

•	tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as banks and other financial institutions; tax-exempt organizations; S-corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (and partners or investors therein); insurance companies; mutual funds; brokers or dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; or certain former citizens or long-term residents of the United States;

•	tax consequences to holders holding their shares of common stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	tax consequences to holders that received their shares of common stock on exercise of notes, warrants or options or otherwise in a compensatory transaction;

•	tax consequences to holders who own an equity interest, actually or constructively, in Thermo Fisher or the Surviving Corporation following the Merger;

•	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;

•	tax consequences to holders who hold their common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

•	tax consequences to holders who hold their shares as “qualified small business stock” within the meaning of Section 1202 of the Code or Section 1244 Stock for purposes of the Code;

•	tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010;

•	tax consequences to holders who are “controlled foreign corporations”, “passive foreign investment companies” or “personal holding companies” for U.S. federal income tax purposes;

•	the U.S. federal estate, gift or alternative minimum tax consequences, if any;

•	any state, local or non-U.S. tax consequences; or

•	tax consequences to holders that do not vote in favor of the Merger.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.

No ruling from the IRS and no opinion of counsel has been or will be obtained regarding the U.S. federal income tax consequences of the Merger described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER U.S. FEDERAL NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAX JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of our common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations. Gain or loss realized generally must be calculated separately for each block of shares (i.e. shares acquired at the same cost in a single transaction) surrendered pursuant to the Merger. Additionally, certain non-corporate U.S. Holders may also be subject to a 3.8% Federal surtax on “net investment income” as defined in Section 1411 of the Code, which may include capital gain on shares surrendered in the Merger.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of our common stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if such Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty) and may be offset by certain U.S. source capital losses; or

•

FEI is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code, or the “USRPHC”, at any time within the shorter of the five (5)-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of common stock, or the “Relevant Period”, and, if shares of common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of our common stock at any time during the Relevant Period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. We believe that we are not, and have not been, a USRPHC at any time during the five (5)-year period preceding the Merger.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a current rate of 28%) may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (i) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on a properly completed IRS Form W-9 (or a substitute or successor form) or (ii) a Non-U.S. Holder that (A) provides a certification of such holder’s foreign status on a properly completed appropriate series of IRS Form W-8 (or a substitute or successor form) or (B) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Regulatory Approvals Required for the Merger

Thermo Fisher and FEI have generally agreed to use their reasonable best efforts to obtain all necessary actions or approvals from governmental entities to consummate the Merger and the other transactions contemplated by the Merger Agreement, subject to certain limitations set forth in the Merger Agreement. These approvals, or the “Required Regulatory Approvals”, include (i) that the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the “HSR Act”, has expired or been terminated; and (ii) the approval or clearance of the Merger pursuant to foreign antitrust filings under applicable law in certain other jurisdictions (collectively, the “foreign jurisdictions”).

While FEI has no reason to believe it will not be possible to obtain these regulatory approvals in a timely manner and without the imposition of burdensome conditions, there is no certainty that these approvals will be obtained within the period of time contemplated by the Merger Agreement or on conditions that would not be detrimental. For example, at any time before or after completion of the Merger, the U.S. Federal Trade Commission or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Thermo Fisher or FEI. Private parties may also bring actions under the antitrust laws under certain circumstances.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder, the Merger cannot be completed until Thermo Fisher and FEI file a notification and report form with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of the waiting period following the filing by the parties of their respective HSR Act notification forms (typically a 30-day period) or the early termination of that waiting period. Thermo Fisher and FEI made the necessary filings with the FTC and the Antitrust Division of the DOJ on June 10, 2016. On June 24, 2016, the FTC notified the Company that early termination of the waiting period under the HSR Act was granted effective immediately.

Foreign Competition Laws

Under the competition laws of the foreign jurisdictions, Thermo Fisher and FEI have also made certain filings necessary to obtain regulatory approvals under the competition laws in the foreign jurisdictions. The Merger cannot be consummated until the applicable waiting periods have expired or the relevant approvals have been obtained under the antitrust and competition laws of the foreign jurisdictions. Although Thermo Fisher and FEI believe that they will be able to obtain the other requisite regulatory clearances in a timely manner, they cannot be certain when or if they will do so. Thermo Fisher and FEI are in the process of seeking the approvals necessary under the competition laws of the foreign jurisdictions.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. Capitalized terms in this section but not defined in this proxy statement have the meaning ascribed to such terms in the Merger Agreement.

The representations, warranties, covenants and agreements described in this section and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Thermo Fisher, FEI and Merger Sub in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and, in some cases, were qualified by matters disclosed to Thermo Fisher and Merger Sub by FEI. In addition, the representations and warranties may have been included in the Merger Agreement for the purposes of allocating contractual risk between the parties to the Merger Agreement, rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Shareholders should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of FEI, Thermo Fisher or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may have changed after the Merger Agreement date and does not purport to be accurate as of the date of this proxy statement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of FEI, Thermo Fisher and Merger Sub because the parties may take certain actions that are either expressly permitted or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide you with any other factual information regarding FEI, Thermo Fisher, Merger Sub or their respective businesses or affiliates.

Form and Effects of the Merger; Directors and Officers; Articles of Incorporation and Bylaws

Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Oregon Business Corporation Act, at the effective time of the Merger, Merger Sub, a wholly owned subsidiary of Thermo Fisher created solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, will merge with and into FEI. The separate existence of Merger Sub will cease, and FEI will be the Surviving Corporation.

From and after the effective time of the Merger, the Surviving Corporation will possess title to all real estate and other property owned by, and possess all obligations, including contractual, tort, statutory and administrative obligations of FEI and Merger Sub.

From and after the effective time of the Merger, until successors are duly elected or appointed and qualified, (i) the directors and officers of Merger Sub at the effective time of the Merger will be the directors and officers of the Surviving Corporation and (ii) the officers of FEI at the effective time of the Merger will be the officers of the Surviving Corporation.

At the effective time of the Merger, the articles of incorporation and the bylaws of the Surviving Corporation will be amended and restated in their entirety in the form agreed by FEI, Thermo Fisher and Merger Sub, which are attached as Annexes I and II to the Merger Agreement, respectively, until amended in accordance with applicable law.

Closing and Effective Time of the Merger

Unless otherwise mutually agreed by Thermo Fisher and FEI, the closing of the Merger (the “closing”) will take place no later than four business days after the date the conditions to the merger set forth in the Merger Agreement and described in the section of this proxy statement captioned “—Conditions to the Merger” have been satisfied or waived (other than conditions that by their nature are to be satisfied at closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions) , or at such other time or on such other date as Thermo Fisher and FEI mutually agree (the “closing date”).

The Merger will become effective upon the filing of the articles of merger with the Oregon Secretary of State, or at such later time as may be specified in the articles of merger (the “effective time”).

As of the date of this proxy statement, we expect to complete the Merger by the end of 2016; however, consummation of the Merger is subject to the satisfaction or waiver of the conditions to the completion of the Merger more fully described in the section of this proxy statement captioned “—Conditions to the Merger” and we cannot specify when, or assure you that, FEI and Thermo Fisher will satisfy or waive all conditions to the Merger. There may be a substantial amount of time between the date of the Special Meeting and the consummation of the Merger and it is possible that factors outside the control of FEI or Thermo Fisher could delay the consummation of the Merger, or prevent the Merger from being consummated; however, we expect to consummate the Merger promptly following the satisfaction or waiver of the conditions more fully described below in the section of this proxy statement captioned “—Conditions to the Merger”.

Merger Consideration

Effect of the Merger on FEI’s Capital Stock

At the effective time of the Merger, each share of our common stock issued and outstanding immediately prior to the effective time of the Merger (excluding treasury shares and subsidiary-owned shares, each as described below), as well as each right to receive, or interest in, any share of common stock or other common equity of FEI (other than stock options and RSUs) will be canceled, retired and automatically converted into the right to receive $107.50 in cash, without interest. As of the effective time of the Merger, all shares of our common stock and rights or interests will no longer be outstanding and will be canceled and will cease to exist and will thereafter represent only the right to receive the Merger Consideration to be paid in accordance with, and subject to, the conditions of the Merger Agreement. At the effective time of the Merger, each share of common stock held in the treasury of FEI or by Thermo Fisher and Merger Sub will be canceled without payment of any consideration. In addition, at the effective time of the Merger, each share of common stock held by any subsidiary (as defined in the Merger Agreement) of either FEI or Thermo Fisher, other than Merger Sub, will be converted into such number of shares of stock of the Surviving Corporation such that each such subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the effective time of the Merger as such subsidiary owned in FEI immediately prior to the effective time of the Merger.

Treatment of FEI Equity-Based Awards

Outstanding Equity Awards

The Merger Agreement provides that FEI’s equity awards that are outstanding immediately prior to the effective time of the Merger will be subject to the following treatment at the effective time of the Merger:

Options

At or immediately prior to the effective time of the Merger, each option to purchase shares of our common stock, granted under the Company Stock Plan, that is fully vested as of immediately prior to the effective time of the Merger will terminate and cease to represent a right to acquire shares of our common stock, and the holder thereof will be entitled to receive a cash amount equal to the product of (1) the total number of outstanding shares of our common stock subject to such vested option as of the effective time of the Merger and (2) the excess, if any, of $107.50 over the exercise price per share of common stock underlying such vested option, which amount will be payable as soon as practicable following the effective time of the Merger, but not later than ten (10) business days thereafter.

At or immediately prior to the effective time of the Merger, each option to purchase shares of our common stock granted under the Company Stock Plan that is not fully vested as of immediately prior to the effective time of the Merger will be assumed by Thermo Fisher and converted into an award representing a right to receive the Assumed Option Consideration. The right to receive the Assumed Option Consideration will be subject to the vesting terms of the Company Stock Plan and the award agreements evidencing the corresponding unvested option, in each case, as in effect immediately prior to the effective time of the Merger. The Assumed Option Consideration will be payable as soon as practicable following the applicable vesting dates, but not later than ten (10) business days thereafter in any event.

Any unvested option held by a non-employee director will immediately vest and become immediately exercisable as of immediately prior to the effective time of the Merger.

Any option to purchase shares of our common stock, whether vested or unvested, with a per share exercise price greater than or equal to $107.50 will be canceled for no consideration as of immediately prior to the effective time of the Merger.

RSUs

At or immediately prior to the effective time of the Merger, each RSU that is outstanding immediately prior to the effective time of the Merger, whether or not vested, will be assumed by Thermo Fisher and converted into an award representing a right to receive a cash amount equal to the Assumed RSU Consideration. The right to receive the Assumed RSU Consideration will be subject to the vesting terms of the Company Stock Plan and the award agreements evidencing the corresponding RSU, in each case, as in effect immediately prior to the effective time of the Merger, except that the performance metrics for any RSU that, immediately prior to the effective time of the Merger, remains subject to the achievement of such performance metrics will be deemed to have been achieved at target as of the effective time of the Merger. The Assumed RSU Consideration will be payable as soon as practicable after the applicable vesting date or delivery date applicable to the assumed RSU, but not later than ten (10) business days thereafter.

Any RSU held by a non-employee director will immediately vest as of immediately prior to the effective time of the Merger.

ESPP

Any current offering period as of the Merger Agreement date will be the final offering period under the ESPP. After the Merger Agreement date, no new offering periods under the ESPP will commence during the period from the Merger Agreement date through the effective time of the Merger; there will be no increase in the amount of payroll deductions permitted to be made by the participants under the ESPP during the offering periods outstanding as of the Merger Agreement date, except those made in accordance with payroll deduction elections that are in effect as of the Merger Agreement date; and no individuals will commence participation in the ESPP during the period from the Merger Agreement date through the effective time of the Merger. The accumulated contributions of the participants in the offering periods that are outstanding as of the Merger Agreement date may be used to purchase Shares of our common stock as of no later than ten (10) business days prior to the effective time of the Merger, and the participants’ purchase rights under such offerings will terminate immediately after such purchase. As of no later than the business day immediately prior to the effective time of the Merger, FEI will terminate the ESPP.

Exchange and Payment Procedures

Prior to the effective time of the Merger, Thermo Fisher will appoint an agent reasonably acceptable to FEI (the “exchange agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of our common stock, or the “certificates”, or (ii) uncertificated shares. At or prior to the effective time of the Merger, Thermo Fisher will make available to the exchange agent the Merger Consideration to be paid in respect of the certificates and uncertificated shares. Promptly after the effective time of the Merger (but no later than five (5) business days thereafter), Thermo Fisher will send, or will cause the exchange agent to send, to each holder of our shares of common stock at the effective time of the Merger a letter of transmittal and instructions (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the certificates or transfer of the uncertificated shares to the exchange agent) for use in such exchange.

Each holder of shares of our common stock that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon (i) surrender to the exchange agent of a certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the exchange agent (or such other evidence, if any, of transfer as the exchange agent would reasonably request) in the case of a book-entry transfer of uncertificated shares, the Merger Consideration payable for each share of our common stock represented by a certificate or for each uncertificated share, without interest. Until so surrendered or transferred, as the case may be, each such certificate or uncertificated share will represent after the effective time of the Merger for all purposes only the right to receive the Merger Consideration. No interest will be paid or will accrue on any cash payable to holders of certificates, uncertificated shares, or any other securities pursuant to the Merger Agreement.

The letter of transmittal will include instructions of the procedures to be taken by a holder of a certificate if such holder has lost a certificate or if such certificate has been stolen or destroyed. If any certificates have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will pay, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to be paid in respect of our shares of common stock represented by such certificate, as contemplated by the Merger Agreement. If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered certificate or the transferred uncertificated share is registered, it will be a condition to such payment that (i) either such certificate will be properly endorsed or will be otherwise in proper form for transfer or such uncertificated share will be properly transferred and (ii) the person requesting such payment will pay to the exchange agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such certificate or uncertificated share or establish to the satisfaction of the exchange agent and Thermo Fisher that such tax has been paid or is not payable.

After the effective time of the Merger, there will be no further registration of transfers of our shares of common stock. If, after the effective time of the Merger, certificates or uncertificated shares are presented to the Surviving Corporation or the exchange agent, they will be canceled and exchanged for the Merger Consideration provided for, and in accordance with these exchange and payment procedures.

Any portion of the Merger Consideration made available to the exchange agent (and any interest or other income earned thereon) that remains unclaimed by the holders of shares of our common stock six (6) months after the effective time of the Merger will be returned to Thermo Fisher, upon demand, and any such holder who has not exchanged such shares of our common stock for the Merger Consideration in accordance these exchange and transfer procedures prior to that time will thereafter look only to Thermo Fisher for payment of the Merger Consideration in respect of such shares of our common stock without any interest thereon. Notwithstanding any of the foregoing, none of Thermo Fisher, the exchange agent, Merger Sub or the Surviving Corporation will be liable to any holder of our shares of common stock for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

If your shares are held in “street name” by your broker, bank, or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your shares held in “street name”.

Withholding

Each of the exchange agent, the Surviving Corporation and Thermo Fisher will be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to Article 2 of the Merger Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the exchange agent, the Surviving Corporation or Thermo Fisher, as the case may be, so withholds amounts and remits such amounts to the applicable governmental authority, such amounts will be treated for all purposes of the Merger Agreement as having been paid to the holder of shares of our common stock or other person, as applicable, in respect of which the exchange agent, the Surviving Corporation or Thermo Fisher, as the case may be, made such deduction and withholding.

Representations and Warranties

The Merger Agreement contains representations and warranties of FEI, Thermo Fisher and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by FEI are qualified as to “materiality” or “Material Adverse Effect”. For purposes of the Merger Agreement, Material Adverse Effect means, with respect to FEI, any effect, change, event, circumstance or occurrence that, individually or in the aggregate, (i) would prevent the consummation of the transactions contemplated by the Merger Agreement or (ii) has or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, operations, or results of operations of FEI and its subsidiaries, taken as a whole, excluding, in the case of clause (ii), any effect to the extent resulting from or arising in connection with:

•	changes or prospective changes after the date of the Merger Agreement in the generally accepting accounting principles in the United States, or GAAP, or in the regulatory accounting requirements applicable to any industry in which FEI and its subsidiaries operate;

•	general changes in the financial, securities, credit or other capital markets or general economic, regulatory, legislative or political conditions (including changes in interest or exchange rates), or changes or conditions generally affecting the industry in which FEI and its subsidiaries operate;

•	changes or prospective changes after the Merger Agreement date in applicable law or in the interpretation or enforcement thereof;

•	geopolitical conditions, acts of war, sabotage or terrorism or natural disasters;

•	changes resulting from the announcement, pendency or consummation of the transactions contemplated by the Merger Agreement (including any loss of, or adverse change in, the relationship of FEI or any of its subsidiaries with its employees, customers, distributors, partners or suppliers to the extent resulting therefrom), except for purposes of FEI’s representations and warranties in the Merger Agreement related to non-contravention of its articles of incorporation, bylaws, applicable law and certain agreements;

•	changes in the market price or trading volume of our shares of common stock (other than the underlying causes);

•	any failure by FEI and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (other than the underlying causes);

•	any action taken (or omitted to be taken) by FEI at the written request of Thermo Fisher or Merger Sub; or

•	any action taken by FEI or any of its subsidiaries that is required pursuant to the Merger Agreement.

However, the exclusions set forth in the first four bullets above will only apply to the extent that such event, circumstance, change, occurrence or effect does not have a disproportionate impact on FEI and its subsidiaries, taken as a whole, compared to other companies that operate in the industries in which FEI and its subsidiaries operate.

In the Merger Agreement, FEI has made representations and warranties to Thermo Fisher and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing (or similar concept) and authority and qualification to conduct business with respect to FEI and its subsidiaries;

•	the filing of complete and correct copies of FEI’s articles of incorporation and bylaws with the SEC;

•	the delivery of true and complete copies of the certificate of incorporation and bylaws (or equivalent organizational documents) for each of FEI’s subsidiaries;

•	FEI’s corporate power and authority to enter into and perform the Merger Agreement and the transactions contemplated by the Merger Agreement, and the enforceability of the Merger Agreement;

•	the required vote of FEI’s shareholders in connection with the Merger Agreement;

•	required consents, approvals, and regulatory filings in connection with the Merger Agreement and performance thereof;

•	the absence of any contravention, conflict, violation or breach of any organizational documents of or laws applicable to FEI or its subsidiaries, and the absence of any consent, right of or resulting termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit or the creation of any lien upon the properties or assets of FEI or its subsidiaries under any existing contracts, in each case, due to the performance of the Merger Agreement;

•	the capital structure of FEI and the ownership and capitalization of its subsidiaries;

•	the absence of a shareholder rights plan;

•	the accuracy and required filings of FEI’s SEC filings and financial statements included in such SEC filings;

•	FEI’s disclosure controls and procedures related to periodic and current reports under the Exchange Act;

•	FEI’s and its subsidiaries’ internal accounting controls and procedures;

•	compliance with the applicable listing and corporate governance rules and regulations of NASDAQ;

•	the absence of untrue statements of material fact or omissions of any material facts required to be stated in this proxy statement;

•	the conduct of the business of FEI and its subsidiaries in the ordinary course consistent with past practices and the absence of a Material Adverse Effect, in each case since April 3, 2016;

•	the absence of undisclosed liabilities;

•	FEI’s and its subsidiaries’ compliance with laws, including compliance with applicable provisions of U.S. export control and sanctions laws;

•	certain business practices and compliance with anti-bribery laws;

•	the absence of certain actions, suits, investigations or proceedings threatened or pending against FEI or its subsidiaries;

•	property and assets owned or leased by FEI and its subsidiaries;

•	ownership and licensing of trademarks, patents, copyrights and other intellectual property matters;

•	the payment of taxes, the filing of tax returns and other tax matters related to FEI and its subsidiaries;

•	employment and labor matters related to FEI and its subsidiaries;

•	matters relating to employees and employee benefit plans of FEI and its subsidiaries;

•	compliance with environmental laws, and possession of necessary permits, by FEI and its subsidiaries;

•	the existence and enforceability of specified categories of FEI’s and its subsidiaries’ material contracts, and the absence of any breach, violation or default thereunder;

•	payment of fees or commissions to investment bankers, brokers, finders or other persons in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	the receipt of the opinion of Goldman, Sachs & Co. by FEI with respect to the fairness of the Merger Consideration to the shareholders of FEI, other than Thermo Fisher and its affiliates, from a financial point of view to such holders;

•	the inapplicability of state anti-takeover statutes to the Merger; and

•	insurance matters.

In the Merger Agreement, Thermo Fisher and Merger Sub have made customary representations and warranties to FEI that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. Some of the representations and warranties in the Merger Agreement made by Thermo Fisher and Merger Sub are qualified as to Material Adverse Effect, which, for purposes of the Merger Agreement, with respect to Thermo Fisher and Merger Sub, means any effect, change, event, circumstance or occurrence that, individually or in the aggregate, would prevent the consummation of the transactions contemplated by the Merger Agreement. These representations and warranties or relate to, among other things:

•	due organization, valid existence, good standing (or similar concept) and authority and qualification to conduct business with respect to Thermo Fisher and Merger Sub;

•	Thermo Fisher’s and Merger Sub’s corporate authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	the capital structure of Merger Sub;

•	required consents and regulatory filings in connection with the Merger Agreement;

•	the absence of any contravention, conflict, violation or breach of any organizational documents of or laws applicable to Thermo Fisher or Merger Sub, and the absence of any consent, right of or resulting termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit or the creation of any lien upon the properties or assets of Thermo Fisher or Merger Sub under any existing contracts, in each case, due to the performance of the Merger Agreement;

•	the absence of any ownership by Thermo Fisher, Merger Sub or any of their subsidiaries of, or any agreement, arrangement or understanding entered into by Thermo Fisher, Merger Sub or any of their subsidiaries for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of FEI;

•	with respect to information regarding Thermo Fisher or its subsidiaries that Thermo Fisher has supplied to FEI specifically for use in this proxy statement, the absence of any untrue statement of material fact or omission of statements of material fact required to be stated in this proxy statement;

•	payment of fees or commissions to investment bankers, brokers, finders or other persons in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement; and

•	the availability of funds to consummate the Merger and the other transactions contemplated by the Merger Agreement and to pay the aggregate Merger Consideration, all amounts due to holders of Company Stock Options and Company RSUs, and all fees and expenses required to be paid by Thermo Fisher pursuant to the Merger Agreement.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

FEI has agreed to certain covenants in the Merger Agreement restricting the conduct of its business between the Merger Agreement date and the effective time of the Merger or the termination of the Merger Agreement in accordance with its terms. In general, FEI has agreed that it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees.

In addition, without limiting the foregoing, FEI has agreed that until the effective time of the Merger or the termination of the Merger Agreement, subject to certain exceptions or as expressly contemplated by the Merger Agreement or as required by applicable law or governmental authority, it will not, and will not permit its subsidiaries to, without Thermo Fisher’s prior written consent (not to be unreasonably withheld, conditioned or delayed):

•	amend its certificate or articles of incorporation, bylaws or other similar organizational documents;

•	(i) split, combine or reclassify any shares of its capital stock or other equity or voting interests, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or other equity or voting interests or securities, except for dividends by any of its wholly owned subsidiaries to FEI or any other wholly owned subsidiary of FEI and regular quarterly dividends by FEI to its shareholders in the ordinary course not in excess of $0.30 per share of our common stock, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of FEI or its subsidiaries, other than (A) the withholding of shares of our common stock to satisfy tax obligations with respect to awards granted pursuant to the FEI stock plan and outstanding on the Merger Agreement date, in accordance with their terms on such date and (B) FEI’s acquisition of each option to purchase shares of our common stock outstanding under the Company Stock Plan ( the “Company Stock Options”) and each restricted share unit with respect to our shares of common stock granted under the Company Stock Plan outstanding on the Merger Agreement date (the “Company RSUs”), in each case in connection with the forfeiture of such awards, in accordance with their terms on such date;

•

(i) issue, deliver, encumber or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or other equity or voting interests or securities, other than the issuance of (A) any shares of our common stock issued upon the exercise of Company Stock Options or settlement of Company RSUs that are outstanding on the Merger Agreement date, in each case in accordance with their terms on such date (and if FEI is required to make a performance determination prior to the effective time of the Merger, such determination will be made in the ordinary course of business consistent with past practice), (B) shares of our common stock upon the exercise of purchase rights under the ESPP in accordance with the Merger Agreement, or (C) any securities of FEI’s subsidiaries to FEI or any other wholly owned subsidiary of FEI; or (ii) amend any term of any of its securities or any securities of FEI’s subsidiaries;

•	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses for more than $5,000,000 individually or $10,000,000 in the aggregate;

•	sell, lease, encumber, license or otherwise transfer any of its material assets, securities, properties, interests or businesses or any assets or property if the value or purchase price exceeds $5,000,000 individually or $10,000,000 in the aggregate, other than pursuant to certain existing contracts or sales of inventory or products or services in the ordinary course of business;

•	other than in connection with actions expressly permitted by the immediately preceding provision, make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business consistent with past practice;

•	incur any indebtedness (including any borrowing of money, capital leases and reimbursement obligations in respect of letters of credit) or guarantees thereof, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person, other than any borrowings (i) incurred under the credit agreements existing as of the Merger Agreement date of not more than $10,000,000 in the aggregate or (ii) incurred between FEI and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries;

•	authorize, or make any commitment with respect to, capital expenditures that in aggregate exceed the aggregate total of the capital expenditures budget of FEI in effect on the Merger Agreement date, except as required pursuant to certain existing contracts;

•	(A) enter into or terminate, or (B) amend, renew, extend, modify, or waive any rights under, any material contract, except (x) in the case of clauses (A) and (B), in connection with commercial sales contracts in the ordinary course of business consistent with past practice, and (y) in the case of clause (B), amendments, renewals, extensions, modifications and waivers in the ordinary course of business consistent with past practice, provided that any such amendment, renewal, extension, modification or waiver does not materially extend the term or duration of such material contract or impose new or additional exclusivity obligations on FEI or its subsidiaries;

•

except to the extent required by the terms of FEI’s employee plans (each as in existence as of the date of the Merger Agreement), (i) enter into any employment agreement (other than an at-will offer letter or, for employees outside the United States, agreement containing standard terms for the jurisdiction), deferred compensation agreement or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies or grant or pay (or commit to grant, pay or increase) any current or former employee or other service provider of FEI or any of its subsidiaries any severance or termination pay, except for payments or benefits that are made in the ordinary course of business consistent with past practice in accordance with the severance practices or guidelines of FEI or any of its subsidiaries in effect as of the Merger Agreement date, made available to Thermo Fisher (including the execution of a release of claims in favor of FEI and its affiliates), (iii) establish, adopt, amend or terminate any collective bargaining agreement or similar agreement with a labor union or organization or any employee plan , other than immaterial amendments to FEI’s employee plans in the ordinary course of business consistent with past practice, (iv) increase compensation or benefits payable to any current or former employee or other service provider of FEI or any of its subsidiaries, (v) make any contributions or payments to any trust or other funding vehicle, (vi) change any actuarial or other assumptions used to calculate funding obligations with respect to any FEI employee plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (vii) grant or amend any equity or other incentive awards, (viii) accelerate the payment or vesting of any payment, equity or other incentive award or benefit provided or to be provided to any current or former employee or other service provider or otherwise pay any amounts or provide any benefits not due to such individual, (ix) loan or advance any money or other property to any current or former employee or other service provider of FEI or its subsidiaries or (x) hire or appoint any employee with an annual base salary or annual base compensation of $200,000 or more or promote any employee to a position with an annual base salary or annual base compensation of $200,000 or more;

•	change FEI’s methods of accounting, except as required by concurrent changes in GAAP, applicable law or in Regulation S-X of the Exchange Act, as agreed to by FEI’s independent public accountants;

•	settle, or offer or propose to settle, (i) any litigation, investigation, arbitration, proceeding or other claim involving or against FEI or any of its subsidiaries, subject to certain exceptions, (ii) any shareholder litigation or dispute against FEI or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated by the Merger Agreement;

•	adopt a plan or agreement of, or effect any, complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of FEI or any of its subsidiaries;

•	make, change or revoke any material tax election, change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to taxes, request any material tax ruling, settle or compromise any material tax proceeding or surrender any claim for a material refund of taxes; or repatriate or transfer a material amount of cash or cash equivalents to the United States from any foreign jurisdiction except in consultation with Thermo Fisher; or

•	agree, resolve or commit to do any of the foregoing.

Other Covenants Under the Merger Agreement

Acquisition Proposals; Change in the Recommendation of FEI’s Board of Directors

Acquisition Proposals

FEI has agreed that it will not, nor will it permit or authorize any of its subsidiaries or any of their respective representatives, directly or indirectly, to:

•	solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal (as defined below), or any inquiry in respect thereto;

•	enter into or participate in any discussions or negotiations with, furnish any information relating to FEI or any of its subsidiaries or afford access to the business, properties, assets, books or records of FEI or any of its subsidiaries to, or otherwise cooperate in any way with, any third party in connection with an Acquisition Proposal or inquiry in respect thereto;

•	make an Adverse Recommendation Change, except as described below in the exceptions to these restrictions and the section of this proxy statement captioned “—Change in the Recommendation of FEI’s Board of Directors”; or

•	authorize or enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument or agreement, whether written or oral, binding or non-binding, relating to an Acquisition Proposal.

Notwithstanding the restrictions described above, at any time prior to obtaining the approval of the Merger Agreement by its shareholders, FEI may, after giving Thermo Fisher 24 hours’ prior notice of its intention to do so, (x) engage in negotiations or discussions or otherwise cooperate with any third party (and its representatives and financing sources) from whom FEI has received a bona fide written Acquisition Proposal after the Merger Agreement date, and otherwise facilitate such Acquisition Proposal, and (y) furnish to such third party (and its representatives and financing sources) non-public information relating to FEI or any of its subsidiaries and afford such third party (and its representatives and financing sources) access to the business, properties, assets, books or records of FEI or any of its subsidiaries, in each case pursuant to a confidentiality agreement with such third party or third parties with terms no less favorable to FEI than those contained in the confidentiality agreement entered into between FEI and Thermo Fisher in connection with the Merger if:

•	such Acquisition Proposal was not solicited in violation of the non-solicitation provisions of the Merger Agreement;

•	the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal; and

•	the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take the actions described in clauses (x) or (y) above would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under the Oregon Business Corporation Act.

In addition, if FEI enters into a confidentiality agreement as described in clause (y) above, FEI is required to provide Thermo Fisher, upon execution of such agreement, with a copy of such agreement for informational purposes only. FEI is also required to provide or make available to Thermo Fisher any information described in clause (y) above, to the extent that such information has not been previously provided or made available to Thermo Fisher, prior to or concurrently with the time such information is provided or made available to a third party (or its representatives or financing sources).

In addition to any obligations set forth in the Merger Agreement with regard to the non-solicitation provisions of the Merger Agreement, FEI has agreed to promptly, and in any event within 24 hours of receipt, advise Thermo Fisher in the event that FEI or any of its representatives receives any Acquisition Proposal or any inquiries with respect thereto or that could reasonably be expected to lead to an Acquisition Proposal, including the identity of the third party making the Acquisition Proposal or inquiry, the material terms and conditions thereof and an unredacted copy of any written materials, proposals or agreements received in connection therewith, and all correspondence relating thereto, and will keep Thermo Fisher reasonably informed as to the status (including changes to the terms) of such Acquisition Proposal or inquiry on a reasonably prompt basis, and within 24 hours of any material developments or changes to the material terms thereof. FEI has also agreed to promptly, and in any event within 24 hours of receipt, advise Thermo Fisher in the event that FEI receives any request for non-public information relating to FEI or any of its subsidiaries or for access to the business, properties, assets, books or records of FEI or any of its subsidiaries by any third party that FEI would reasonably be expected to believe may be considering making, or has made, an Acquisition Proposal or inquiry with respect thereto.

Change in the Recommendation of FEI’s Board of Directors

Pursuant to the Merger Agreement, FEI is permitted to comply with Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal; however, such Rules and Items will in no way eliminate or modify the effect that any action taken or statement made pursuant thereto would otherwise have under the Merger Agreement. In addition, any action taken or statement made that relates to an Acquisition Proposal will be deemed to be an Adverse Recommendation Change unless the Board of Directors publicly, definitively and without qualification reaffirms its recommendation that FEI’s shareholders approve the Merger Agreement and the transactions contemplated thereby in such statement or in connection with such action.

Upon Receipt of a Superior Proposal

Notwithstanding the restrictions described above, at any time prior to obtaining the approval of the Merger Agreement by its shareholders, if FEI receives a bona fide written Acquisition Proposal after the Merger Agreement date that was not solicited in violation of the non-solicitation provisions of the Merger Agreement and that the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal, then, subject to compliance with the obligations described in this section of this proxy statement, the Board of Directors may (i) make an Adverse Recommendation Change in respect of such Superior Proposal or (ii) subject additionally to compliance with the obligations described in the section captioned “—Board Obligation to Call a Special Meeting”) and the related proxy filing requirements of the Merger Agreement, and the termination provisions of the Merger Agreement (including payment of any applicable termination fee), terminate the Merger Agreement to concurrently enter into a definitive agreement with respect to such Superior Proposal if the Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to take the actions described in clauses (i) or (ii) above would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under the Oregon Business Corporation Act.

In addition, prior to effecting an Adverse Recommendation Change or terminating the Merger Agreement to concurrently enter into a definitive agreement with respect to a Superior Proposal:

•	FEI is required to give Thermo Fisher at least five (5) days’ prior written notice of its intention to effect an Adverse Recommendation Change or terminate the Merger Agreement and enter into a definitive agreement with respect to a Superior Proposal;

•	FEI is required to provide Thermo Fisher with the identity of the third party making the Acquisition Proposal, the terms and conditions thereof and an unredacted copy of any written materials comprising such Acquisition Proposal; and

•	if requested to do so by Thermo Fisher, for a period of five (5) days following delivery of such notice, FEI is required to discuss and negotiate in good faith, and make its representatives available to discuss and negotiate in good faith, with Thermo Fisher and its representatives, any bona fide proposed modifications to the terms and conditions of the Merger Agreement.

FEI may then effect an Adverse Recommendation Change or terminate the Merger Agreement to concurrently enter into a definitive agreement with respect to a Superior Proposal if, no earlier than the end of the five (5)-day period described above, the Board of Directors concludes, after considering the terms of any amendment or modification to the Merger Agreement offered by Thermo Fisher during such period in a form capable of being accepted by FEI so as to become binding on Thermo Fisher, and after consultation with its financial advisor and outside legal counsel, that such Superior Proposal still constitutes a Superior Proposal and that the failure to either effect an Adverse Recommendation Change or terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under the Oregon Business Corporation Act.

Any change to the financial or other material terms of a proposal that was previously the subject of a notice described above will require FEI to provide a new notice to Thermo Fisher as described above, but each reference above to a period of “five (5) days” will be changed to “two (2) days” in respect of such changed proposal.

Following an Intervening Event

If an Intervening Event (as defined below) occurs after the Merger Agreement date, the Board of Directors may make an Adverse Recommendation Change in respect of such Intervening Event if the Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under the Oregon Business Corporation Act.

In addition, prior to effecting such Adverse Recommendation Change:

•

FEI is required to give Thermo Fisher at least five (5) days’ prior written notice of its intention to effect such Adverse Recommendation Change (which notice must include a reasonable description of such

Intervening Event and the reasons for the Board of Directors’ intention to effect such Adverse Recommendation Change); and

•	if requested to do so by Thermo Fisher, for a period of five (5) days following delivery of such notice, FEI is required to discuss and negotiate in good faith, and make its representatives available to discuss and negotiate in good faith, with Thermo Fisher and its representatives, any bona fide proposed modifications to the terms and conditions of the Merger Agreement.

FEI may then effect an Adverse Recommendation Change if, no earlier than the end of the five (5)-day period described above, the Board of Directors concludes, after considering the terms of any amendment or modification to the Merger Agreement offered by Thermo Fisher during such period in a form capable of being accepted by FEI so as to become binding on Thermo Fisher, and after consultation with its outside legal counsel, that the failure to effect an Adverse Recommendation Change in respect of such Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under the Oregon Business Corporation Act.

Any material change to the circumstances giving rise to the Intervening Event that was previously the subject of a notice described above will require FEI to provide a new notice to Thermo Fisher as described above, but with respect to each such material change, each reference above to a period of “five (5) days” will be changed to “two (2) days” in respect of such materially changed circumstances.

Definitions

As described in this proxy statement, an Acquisition Proposal means, other than the transactions contemplated by the Merger Agreement, any offer, proposal or indication of interest of any third party relating to (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of FEI and its subsidiaries or to which 15% or more of the consolidated revenues or earnings of FEI and its subsidiaries are attributable or 15% or more of any class of equity or voting securities of FEI or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of FEI; (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 15% or more of any class of equity or voting securities of FEI or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of FEI; or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving FEI or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of FEI or to which 15% or more of the consolidated revenues or earnings of FEI and its subsidiaries are attributable.

As described in this proxy statement, an “Adverse Recommendation Change” means for FEI or FEI’s Board of Directors (A) to fail to make, withdraw, qualify or modify in a manner adverse to Thermo Fisher the recommendation of the Board of Directors that FEI’s shareholders approve the Merger Agreement and the transactions contemplated thereby, (B) to fail to include the recommendation of the Board of Directors that FEI’s shareholders approve the Merger Agreement and the transactions contemplated thereby in this proxy statement, (C) to approve, adopt or recommend an Acquisition Proposal, (D) to fail to publicly and without qualification recommend against any Acquisition Proposal within ten (10) business days after such Acquisition Proposal is made public (or such fewer number of days as remains prior to the Special Meeting, so long as such Acquisition Proposal is made at least one (1) business day prior to the Special Meeting) or, after an Acquisition Proposal is made public, fail to reaffirm the recommendation of the Board of Directors that FEI’s shareholders approve the Merger Agreement and the transactions contemplated thereby within ten (10) business days after any request by Thermo Fisher to do so (or such fewer number of days as remains prior to the Special Meeting, so long as such Acquisition Proposal is made at least one (1) business day prior to the Special Meeting) or (E) to propose publicly to do any of the foregoing.

As described in this proxy statement, a “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal that was not solicited in violation of the non-solicitation provisions of the Merger Agreement, and (A) that if consummated would result in a third party (or third parties as a group) acquiring at least a majority of the outstanding common stock or all or substantially all of the consolidated assets of FEI and its subsidiaries, (B) that, to the extent third party financing is required by the party or parties proposing such Acquisition Proposal, is fully financed as evidenced by binding customary financing commitments from one or more nationally recognized financial institutions with cash and liquid assets in the United States, taken together with cash and liquid assets held by FEI and its consolidated subsidiaries and by such party or parties proposing such Acquisition Proposal, sufficient to secure funding and payment in full of all consideration and other amounts contemplated by such Acquisition Proposal, or to the extent third party financing is not required, such third party (or third parties as a group) otherwise has cash and liquid assets in the United States, taken together with cash and liquid assets held by FEI and its consolidated subsidiaries, sufficient to secure funding and payment in full of all consideration and other amounts contemplated by such Acquisition Proposal, (C) is not subject to the completion of due diligence, and (D) that the Board of Directors determines in good faith by a majority vote, after consultation with its financial advisor and outside legal counsel, taking into account all financial, legal, regulatory and other aspects of such proposal, including the expected timing of such proposal and all conditions contained therein and the third party or third parties making such Acquisition Proposal (and taking into account any amendment or modification to the Merger Agreement proposed by Thermo Fisher) is more favorable to FEI’s shareholders from a financial point of view than the Merger.

As described in this proxy statement, an “Intervening Event” means any event, occurrence or development occurring after the Merger Agreement date that was not known to, or reasonably foreseeable by, the Board of Directors as of the Merger Agreement date and does not relate to any Acquisition Proposal or any change in the market price or trading volume of the common stock or the fact that FEI meets or exceeds any internal or published budgets, projections, forecasts or predictions of financial performance for any period (not excluding the underlying causes of such change or fact).

Board Obligation to Call a Special Meeting

FEI has agreed that unless the Merger Agreement is terminated, and notwithstanding any Adverse Recommendation Change, it will duly call, give notice of, convene and hold the Special Meeting as promptly as practicable after the date on which FEI learns that this proxy statement will not be reviewed or that the SEC staff has no further comments on it, and subject to the covenants described in the section of this proxy statement captioned “The Merger Agreement—Other Covenants Under the Merger Agreement—Acquisition Proposals; Change in the Recommendation of FEI’s Board of Directors”, FEI will use its reasonable best efforts to obtain the approval of the Merger Agreement by its shareholders.

FEI has agreed that it will not, notwithstanding anything to the contrary contained in the Merger Agreement, postpone or adjourn the Special Meeting without Thermo Fisher’s prior written consent. However, if, at any time following the dissemination of the proxy statement, either FEI or Thermo Fisher reasonably determines in good faith that the approval of the Merger Agreement by its shareholders is unlikely to be obtained at the Special Meeting, then on no more than two occasions (for FEI and Thermo Fisher in the aggregate) and prior to the vote contemplated having been taken, FEI or Thermo Fisher may adjourn or postpone the Special Meeting for the purpose of soliciting additional votes in favor of the Merger Agreement. FEI and Thermo Fisher have agreed that no such adjournment or postponement will delay the Special Meeting by more than seven (7) days from the prior scheduled date or to a date on or after the fifth (5th) business day preceding the End Date under the Merger Agreement.

Access to Information; Confidentiality

Until the effective time of the Merger, subject to certain express exceptions, FEI will give Thermo Fisher, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of FEI and its subsidiaries, furnish Thermo Fisher, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request; and cause the employees, counsel, financial advisors, auditors and other authorized representatives of FEI and its subsidiaries to cooperate with Thermo Fisher in its investigation of FEI and its subsidiaries. However, FEI will not be required to disclose any information or documents that would cause the waiver of any legal privilege or protection.

Required Efforts to Consummate the Merger

Subject to certain exceptions described below and the terms of the Merger Agreement, Thermo Fisher and FEI have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement as promptly as practicable, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party under any applicable contract all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and providing as promptly as practicable all information and material necessary or requested in connection therewith and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement. Further, Thermo Fisher and FEI have agreed (a) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement as promptly as practicable and in any event within ten (10) business days of the Merger Agreement date, (b) to use reasonable best efforts to make an appropriate filing pursuant to applicable foreign antitrust laws, and (c) to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or such antitrust laws and use its reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or the such antitrust laws, as applicable, as soon as practicable. Thermo Fisher and FEI have agreed that reasonable best efforts include, if necessary, entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated by the Merger Agreement.

Thermo Fisher and FEI have further agreed that Thermo Fisher will have principal responsibility for determining the timing and sequence of seeking the required approvals, consents, registrations, permits, authorizations or other confirmations under applicable antitrust and other laws and strategy with respect to obtaining any such approvals, consents, registrations, permits, authorizations or other confirmations under applicable antitrust and other laws.

Notwithstanding anything in the Merger Agreement to the contrary, Thermo Fisher and Merger Sub are not obligated to, and FEI and its subsidiaries will not (other than at Thermo Fisher’s written request), divest, dispose of or hold separate, or agree or commit to divest, dispose of or hold separate (including by establishing a trust or otherwise), or enter into any licensing or similar arrangement with respect to, any of its or the Surviving Corporation’s or any of their affiliates’ businesses, assets or properties in connection with obtaining such required approvals, consents, registrations, permits, authorizations or other confirmations, unless such action does not have a material impact on the benefits that Thermo Fisher reasonably expects to derive from the transactions contemplated by the Merger Agreement.

Anti-Takeover Statutes

If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover law or similar law is or becomes applicable to the transactions contemplated by the Merger Agreement, each of FEI, Thermo Fisher and Merger Sub and the respective members of their boards of directors will use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary, to the extent permitted by applicable law, so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated by the Merger Agreement.

Directors’ and Officers’ Indemnification and Insurance

Thermo Fisher and Merger Sub have agreed that for six (6) years after the effective time of the Merger, the Surviving Corporation will indemnify and hold harmless each indemnified person, in respect of acts or omissions occurring at or prior to the effective time of the Merger in their capacity as an officer or director of FEI or its subsidiaries (including acts or omissions in connection with the Merger Agreement and the consummation of the transactions contemplated thereby) to the fullest extent permitted by the Oregon Business Corporation Act or any other applicable law or as provided in FEI’s articles of incorporation or bylaws (or in such documents of the applicable subsidiaries as in effect on the Merger Agreement date), subject to any limitations imposed from time to time under applicable law.

For six (6) years after the effective time of the Merger, Thermo Fisher will cause to be maintained in effect provisions in the articles of incorporation and bylaws of the Surviving Corporation and each of its subsidiaries (or in such documents of any successor to the business of the Surviving Corporation or any of its subsidiaries) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions, as applicable, in the articles of incorporation or bylaws (or similar organizational documents) of FEI or the applicable subsidiaries in effect on the Merger Agreement date. From and after the effective time of the Merger, any agreement of any indemnified person with FEI or any of its subsidiaries regarding elimination of liability, indemnification or advancement of expenses will constitute an agreement of the Surviving Corporation or its applicable subsidiaries, and will survive the Merger and will continue in full force and effect in accordance with its terms.

Prior to the effective time of the Merger, Thermo Fisher will, or will cause the Surviving Corporation to, as of the effective time of the Merger, obtain and fully pay the premium for the non-cancellable extension of the D&O insurance, in each case for a claims reporting or discovery period of six (6) years from and after the effective time of the Merger with respect to any claim related to any period of time at or prior to the effective time of the Merger from an insurance carrier with the same or better credit rating as FEI’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are substantially similar to the coverage provided under FEI’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of FEI or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the effective time of the Merger (including in connection with the Merger Agreement or the transactions or actions contemplated thereby); provided that in no event will Thermo Fisher or the Surviving Corporation be required to expend for such policies an aggregate premium amount in excess of the Premium Cap, and if the amount of such insurance coverage would exceed such Premium Cap, Thermo Fisher or the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the effective time of the Merger, for a cost not exceeding such amount. If Thermo Fisher and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the effective time of the Merger, the Surviving Corporation will continue to maintain in effect, for a period of six (6) years from and after the effective time of the Merger, the D&O Insurance in place as of the Merger Agreement date with FEI’s then-current insurance carrier or with an insurance carrier with the same or better credit rating as FEI’s then-current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are substantially similar to the coverage provided under FEI’s existing policies as of the Merger Agreement date, or Thermo Fisher or the Surviving Corporation will purchase from FEI’s then-current insurance carrier or from an insurance carrier with the same or better credit rating as FEI’s then-current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six (6)-year period with terms, conditions, retentions and limits of liability that are substantially similar to those provided in FEI’s existing policies as of the

Merger Agreement date; however, in no event will Thermo Fisher or the Surviving Corporation be required to expend for such policies an aggregate premium amount in excess of the Premium Cap, and if the aggregate premiums of such insurance coverage exceed such Premium Cap, Thermo Fisher or the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the effective time of the Merger, for a cost not exceeding such amount.

FEI, Thermo Fisher and Merger Sub have agreed that the rights of each indemnified person set forth in the Merger Agreement and summarized above will be in addition to any rights such indemnified person may have under the articles of incorporation or bylaws (or similar organizational documents) of FEI or the applicable subsidiaries, under applicable law or under any agreement of any indemnified person with FEI or any of its subsidiaries. FEI, Thermo Fisher and Merger Sub have also agreed that such rights will survive consummation of the Merger and will be enforceable by each indemnified person, and that the obligations of Thermo Fisher and the Surviving Corporation will respect to such rights will not be terminated or modified in such manner as to adversely affect the rights of any indemnified person without the consent of such indemnified person.

The Surviving Corporation will pay all expenses, including reasonable fees and expenses of counsel, that an indemnified person may incur in enforcing the indemnity and other obligations provided for in the Merger Agreement and summarized above. The Surviving Corporation will also pay on an as-incurred basis the fees and expenses of such indemnified person (including the reasonable fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification, as long as such indemnified person undertakes to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order, that such indemnified person is not entitled to indemnification.

Employee Benefits

The Merger Agreement provides that Thermo Fisher will assume and honor certain employee bonus plans, change in control and severance plans and agreements and other retention plans and agreements identified in the Merger Agreement, provided that Thermo Fisher may amend or terminate such arrangements in accordance with their terms. Additionally, for a period of not less than twelve (12) months after the effective time of the Merger, Thermo Fisher will provide the following to those employees of FEI and its subsidiaries who are employed immediately prior to the effective time of the Merger (“Covered Employees”), during their continued employment by Thermo Fisher, the Surviving Corporation and/or its subsidiaries: base compensation, incentive opportunities (other than equity incentive compensation opportunities, which in all cases will be consistent with the opportunities, policies and plans applicable to similarly situated employees of Thermo Fisher and its subsidiaries), severance (based on severance arrangements as in effect on the date of the Merger Agreement and provided to Thermo Fisher) and employee benefits (including retirement, group health, life, disability, vacation and severance plans) that are not less favorable in the aggregate to each Covered Employee than were provided by FEI or its subsidiaries immediately prior to the effective time of the Merger. The Merger Agreement also provides that Thermo Fisher will provide all Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Thermo Fisher or the Surviving Corporation and/or their subsidiaries in which the Covered Employees are eligible to participate for all periods of employment with FEI or its subsidiaries (or any predecessor entities) prior to the effective time of the Merger to the same extent as such Covered Employee was entitled, before the effective time of the Merger, to credit for such service under any similar employee plan in which the Covered Employee participated or was eligible to participate immediately prior to the effective time of the Merger, subject to certain exceptions as provided for in the Merger Agreement (including with respect to defined benefit pension and retiree welfare benefit plans).

In addition, Thermo Fisher will use commercially reasonable efforts to cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any Thermo Fisher plan to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employee participated immediately prior to the effective time of the Merger. Finally, Thermo Fisher will use commercially reasonable efforts to give the Covered Employees and their eligible dependents credit for the plan year in which the effective time of the Merger (or commencement of participation in a plan of Thermo Fisher or the Surviving Corporation) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the effective time of the Merger (or the date of commencement of participation in any Thermo Fisher plan).

If requested by Thermo Fisher not less than ten (10) business days before the closing date, FEI will terminate FEI employee plans that are United States tax-qualified defined contribution plans, effective as of the day prior to the closing date. Upon the distribution of assets in such plan, Thermo Fisher will permit the Covered Employees who are then actively employed by Thermo Fisher or its subsidiaries to make cash rollover contributions of “eligible rollover distributions” to the applicable tax-qualified defined contribution plans of Thermo Fisher or its subsidiaries.

Financing

Receipt of Financing

FEI has agreed that it will, and will cause its subsidiaries to, and will use its reasonable best efforts to cause its and their respective representatives to, provide all cooperation that is necessary, customary or advisable and reasonably requested by Thermo Fisher to assist Thermo Fisher in the arrangement of any third-party debt or equity financing for the purpose of financing the aggregate Merger Consideration, any repayment or refinancing of debt contemplated by the Merger Agreement or required or undertaken in connection with the transactions contemplated by the Merger Agreement and any other amounts required to be paid in connection with the consummation of the transactions contemplated by the Merger Agreement (including all amounts payable in respect of equity awards of FEI under the Merger Agreement) and all related fees and expenses of Thermo Fisher and Merger Sub (the “Financing”), subject to certain exceptions described below.

The receipt of such Financing is not a condition to the Merger.

Such cooperation will include, without limitation, (A) participating in a reasonable number of meetings, presentations and due diligence sessions (including the participation in such meetings, presentations and due diligence sessions of FEI’s senior management); (B) providing reasonable and timely assistance with the preparation of materials for presentations, offering memoranda, prospectuses and similar documents required in connection with the Financing; (C) furnishing the report of FEI’s auditor on the most recent audited consolidated financial statements of FEI and its subsidiaries and using its reasonable best efforts to obtain the consent of such auditor to the use of such report in accordance with normal custom and practice and using reasonable best efforts to cause such auditor to provide customary comfort letters to the underwriters, initial purchasers or placement agents, as applicable, in connection with the Financing; (D) as promptly as reasonably practicable furnishing Thermo Fisher and its financing sources with (1) audited consolidated balance sheets and related consolidated statements of operations, comprehensive income (loss), equity and cash flows for FEI for the fiscal years ended December 31, 2013, 2014 and 2015 and any other fiscal year ended on or prior to the date that is at least sixty (60) days before the closing date and (2) unaudited consolidated balance sheets and related statements of operations, comprehensive income (loss) and cash flows for FEI for the fiscal quarter ended March 31, 2016 and each subsequent fiscal quarter ended on a date that is not a fiscal year end and that is at least forty (40) days before the closing date, in each case prepared in accordance with GAAP; and (E) furnishing any additional financial statements, schedules or other financial data relating to FEI and its subsidiaries as reasonably requested by Thermo Fisher (including such information as is necessary to enable Thermo Fisher to prepare any pro forma financial statements required pursuant to the Securities Act in connection with any such financing).

However, nothing described in this section of the proxy statement will require cooperation to the extent it would (i) unreasonably disrupt the conduct of the business or operations of FEI or its subsidiaries, (ii) require

FEI or any of its subsidiaries to agree to pay any fees, reimburse any expenses or otherwise incur any liability (including tax liability, by way of withholding, reduction in tax attribute or otherwise) or give any indemnities or place a lien on any of its assets prior to the effective time of the Merger for which it is not promptly reimbursed or simultaneously indemnified or (iii) require FEI or any of its subsidiaries to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the articles of incorporation or bylaws of FEI (as in effect as of the Merger Agreement date), any applicable law, that certain credit agreement, dated as of March 24, 2016, among FEI, JPMorgan Chase Bank, N.A. and certain other parties thereto (as in effect as of the Merger Agreement date) or any material contract (so long as the provisions of the material contracts were not entered into with the purpose of avoiding the requirements described in this section of the proxy statement).

In addition, Thermo Fisher will promptly, upon request by FEI, reimburse FEI for all reasonable costs and expenses (including reasonable attorneys’ fees, but not the costs of FEI’s preparation of its annual and quarterly financial statements) incurred by FEI or any of its subsidiaries or their respective representatives in connection with the Financing. Thermo Fisher will also indemnify and hold harmless FEI, its subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to any information provided by FEI or any of its subsidiaries or any fraud or intentional misrepresentation, willful misconduct or material breach of the Merger Agreement by any such persons. Further, Thermo Fisher and its subsidiaries will be permitted to disclose information about FEI and its subsidiaries (including information otherwise subject to the terms of the confidentiality agreement between FEI and Thermo Fisher) as necessary and consistent with customary practices in connection with the Financing subject to customary confidentiality arrangements in connection therewith.

Existing Credit Agreements

FEI has also agreed that it will, and will cause its subsidiaries to, deliver all notices, cooperate with Thermo Fisher and take all other actions to facilitate the termination at closing of all commitments in respect of the J.P. Morgan credit facility referenced above and that certain credit facility agreement, dated July 9, 2015, among the Company and HSBC Bank plc, as amended, supplemented or otherwise modified from time to time (together, the “existing credit agreements”), the repayment in full on the closing date of all obligations in respect of the indebtedness under each existing credit agreement, and the release on the closing date of any liens securing all such indebtedness and guarantees in connection therewith. Additionally, FEI has agreed that it and its subsidiaries will use reasonable best efforts and will cooperate with Thermo Fisher to obtain and deliver to Thermo Fisher at least two (2) business days prior to the closing date an executed payoff letter with respect to each existing credit agreement, in form and substance customary for transactions of this type, from the applicable agent on behalf of the persons to whom such indebtedness is owed. Each such payoff letter, together with any related release documentation will include the payoff amount and provide that liens (and guarantees), if any, granted in connection with each existing credit agreement relating to the assets, rights and properties of FEI and its subsidiaries securing such indebtedness will, upon the payment of the amount set forth in the applicable payoff letter (and cash collateralization or other arrangements with respect to the letters of credit or bank guarantees) at or prior to the closing, be released and terminated. The obligations of FEI described in this paragraph will be subject to Thermo Fisher providing all funds required to effect all such repayments (or other arrangements) at or prior to the closing.

Other Covenants

The Merger Agreement contains other covenants, including those relating to filings with governmental authorities, stock exchange delisting and Exchange Act deregistration, notices of certain events, the resignation of directors of FEI, public announcements, matters related to reporting requirements of the Exchange Act and further assurances.

Conditions to the Merger

Each party’s obligation to consummate the Merger is subject to the satisfaction or (where permitted by applicable law) written waiver by FEI and Thermo Fisher of the following conditions at or prior to the effective time of the Merger:

•	the Merger Agreement will have been approved by the holders of at least a majority of FEI’s outstanding common stock;

•	the Required Regulatory Approvals will have been obtained; and

•	no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will have taken effect and will still be in effect.

In addition, the obligations of Thermo Fisher and Merger Sub to consummate the Merger are subject to the satisfaction or (where permitted by applicable law) written waiver by Thermo Fisher of the following conditions:

•	FEI’s representations and warranties in the Merger Agreement regarding its due incorporation, valid existence, and good standing, corporate authority, the enforceability of its obligations under the Merger Agreement, the required vote of FEI’s shareholders in connection with the Merger Agreement, the absence of a Material Adverse Effect on FEI, will be true and correct as of the Merger Agreement date and as of the closing date as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which will be true and correct as of such specified time);

•	FEI’s representations and warranties in the Merger Agreement regarding the capital structure of FEI will be true and correct (except for de minimis inaccuracies) as of the Merger Agreement date and as of the closing date as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which will be true and correct (except for de minimis inaccuracies) as of such specified time);

•	FEI’s representations and warranties in the Merger Agreement regarding its subsidiaries, the ownership of FEI securities, the absence of shareholder agreements and shareholder rights plans, the payment of finders’ fees and the opinion of Goldman, Sachs & Co. will be true and correct in all material respects as of the Merger Agreement date and as of the closing date as if made on and as of such date (other than any such representations and warranty that by its terms addresses matters only as of another specified time, which will be true and correct as of such specified time);

•	each of the remaining representations and warranties of FEI set forth in the Merger Agreement will be true and correct (disregarding all materiality and Material Adverse Effect qualifications contained in such representations and warranties) as of the Merger Agreement date and as of the closing date as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which will be true and correct as of such specified time), except for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FEI;

•	FEI will have performed and complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by FEI at or prior to the effective time of the Merger;

•	since the Merger Agreement date, there will not have been or occurred any event, occurrence, development, effect, change or state of circumstances or facts that continues to exist or is continuing, as the case may be, that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FEI; and

•	FEI will have delivered to Thermo Fisher a certificate signed by an executive officer of FEI and dated as of the closing date certifying that certain conditions to Thermo Fisher’s and Merger Sub’s obligations to complete the Merger have been satisfied.

In addition, FEI’s obligations to effect the Merger are subject to the satisfaction or (where permitted by law) waiver by FEI of the following conditions:

•	the representations and warranties of Thermo Fisher and Merger Sub in the Merger Agreement regarding due organization, valid existence, good standing, corporate authority to enter into and perform the Merger Agreement and the enforceability of the Merger Agreement, and regarding the capital structure of Merger Sub will be true and correct as of the Merger Agreement date and as of the closing date as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which will be true and correct as of such specified time);

•	each of the remaining representations and warranties of Thermo Fisher and Merger Sub set forth in the Merger Agreement will be true and correct (disregarding all materiality and Material Adverse Effect qualifications contained in such representations and warranties) as of the Merger Agreement date and as of the closing date as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which will be true and correct as of such specified time), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Thermo Fisher;

•	Thermo Fisher and Merger Sub will have performed and complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them at or prior to the effective time of the Merger; and

•	Thermo Fisher will have delivered to FEI a certificate, signed by an executive officer of Thermo Fisher and dated as of the closing date certifying that the foregoing conditions to FEI’s obligations to complete the Merger have been satisfied.

Extension of the Merger Agreement

If the Merger has not been consummated on or before the End Date of February 26, 2017, and if on the End Date any of the conditions set forth in the Merger Agreement related to receipt of Required Regulatory Approvals have not been satisfied, but all other conditions set forth in the Merger Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing provided those conditions are capable of being satisfied if the closing were to take place on such date), then the End Date will be automatically extended to May 26, 2017 and such date will become the End Date for all purposes of the Merger Agreement. Otherwise, FEI or Thermo Fisher may terminate the Merger Agreement upon the terms and subject to the conditions described in the section of this proxy statement immediately below.

Termination of the Merger Agreement; Termination Fees

FEI and Thermo Fisher may terminate the Merger Agreement at any time by mutual consent.

In addition, either FEI or Thermo Fisher may terminate the Merger Agreement if:

•	the Merger has not been consummated on or before the End Date (as it may be automatically extended in accordance with the Merger Agreement); however, the right to terminate the Merger Agreement pursuant to this provision is not available to any party whose material breach of any provision of the Merger Agreement results in the failure of the Merger to be consummated on or before the End Date;

•

(i) any restraining order, permanent injunction or other order of any court of competent jurisdiction prohibiting the consummation of the Merger has become final and nonappealable, (ii) any law, governmental regulation or other similar legal restraint prohibits the consummation of the Merger or (iii) any Required Regulatory Approval has been denied, and such denial has become final and nonappealable; provided that the party seeking to terminate the Merger Agreement will have complied in all material respects with its obligation under the Merger Agreement to use reasonable best efforts to obtain all necessary actions or approvals from governmental entities to consummate the Merger and the other transactions contemplated by the Merger Agreement; or

•	the approval of the Merger Agreement by FEI shareholders is not obtained at the Special Meeting at which a vote on the approval of the Merger Agreement was taken.

Thermo Fisher may also terminate the Merger Agreement if:

•	FEI or its Board of Directors makes an Adverse Recommendation Change at any time prior to obtaining the approval of the Merger Agreement by its shareholders;

•	FEI has intentionally and materially breached its obligations described in the sections of this proxy statement captioned “The Merger Agreement—Other Covenants Under the Merger Agreement—Acquisition Proposals; Change in the Recommendation of FEI’s Board of Directors” or “—Board Obligation to Call a Special Meeting” (or the related proxy filing requirements of the Merger Agreement); or

•	Any representation or warranty of FEI in the Merger Agreement is breached or fails to be true, or FEI breaches or fails to perform any covenant or agreement on the part of FEI set forth in the Merger Agreement, that would, individually or in the aggregate, if occurring or continuing on the closing date, cause the failure of the conditions to the obligations of Thermo Fisher and Merger Sub related to (i) the truth and correctness of FEI’s representations and warranties in the Merger Agreement summarized under “—Conditions to the Merger” or (ii) FEI’s performance and compliance in all material respects with the agreements and covenants required by the Merger Agreement, and is incapable of being cured by the End Date or, if curable, is not cured by FEI within thirty (30) days of FEI receiving written notice of such breach or failure; however, the right to terminate the Merger Agreement pursuant to this provision is not available to Thermo Fisher or Merger Sub if, at the time of delivering such notice to FEI, Thermo Fisher or Merger Sub is in material breach of its or their obligations under the Merger Agreement.

FEI may also terminate the Merger Agreement:

•	In order to accept a Superior Proposal, at any time prior to obtaining the approval of the Merger Agreement by its shareholders, as long as FEI has (i) concurrently with such termination entered into an associated definitive written agreement providing for such Superior Proposal, (ii) otherwise complied with FEI’s obligations described in the sections of this proxy statement captioned “The Merger Agreement—Other Covenants Under the Merger Agreement—Acquisition Proposals; Change in the Recommendation of FEI’s Board of Directors” and “—Board Obligation to Call a Special Meeting” and the related proxy filing requirements of the Merger Agreement with respect to such Superior Proposal and (iii) immediately before such termination, offered to pay the required termination fee, and if accepted by Thermo Fisher, paid such termination fee (as more fully described below).

•	If any representation or warranty of Thermo Fisher or Merger Sub in the Merger Agreement is breached or fails to be true, or Thermo Fisher or Merger Sub breaches or fails to perform any covenant or agreement on the part of Thermo Fisher or Merger Sub set forth in the Merger Agreement, that would, individually or in the aggregate, if occurring or continuing on the closing date, cause the failure of the conditions to the obligations of FEI related to (i) the truth and correctness of Thermo Fisher’s and Merger Sub’s representations and warranties in the Merger Agreement summarized under “—Conditions to the Merger” or (ii) Thermo Fisher’s and Merger Sub’s performance and compliance in all material respects with the agreements and covenants required by the Merger Agreement, and is incapable of being cured by the End Date or, if curable, is not cured by Thermo Fisher or Merger Sub within thirty (30) days of Thermo Fisher or Merger Sub receiving written notice of such breach or failure; however, the right to terminate the Merger Agreement pursuant to this provision is not available to FEI if, at the time of delivering such notice to Thermo Fisher and Merger Sub, FEI is in material breach of its obligations under the Merger Agreement.

Termination Fee

Generally, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such costs and expenses.

Notwithstanding the foregoing, FEI has agreed to pay Thermo Fisher a termination fee of $175 million if:

•	Thermo Fisher terminates the Merger Agreement as a result of either (i) an Adverse Recommendation Change or (ii) FEI’s intentional and material breach of its obligations described in the sections of this proxy statement captioned “The Merger Agreement —Other Covenants Under the Merger Agreement—Acquisition Proposals; Change in the Recommendation of FEI’s Board of Directors” or “—Board Obligation to Call a Special Meeting” (or the related proxy filing requirements of the Merger Agreement). In such case, FEI is required to pay Thermo Fisher the termination fee within one (1) business day after such termination.

•	Thermo Fisher terminates the Merger Agreement because (i) FEI breached or failed to perform any covenant or agreement on the part of FEI set forth in the Merger Agreement, (ii) prior to the breach or failure to perform that was the basis for such termination and prior to such termination, an Acquisition Proposal was publicly announced or otherwise communicated to the Board of Directors or senior management of FEI or its shareholders and not withdrawn prior to the breach or failure to perform and (iii) prior to the date that is twelve (12) months from the date of such termination, FEI enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal for at least 50% of FEI’s stock or assets. In such case, FEI is required to pay Thermo Fisher the termination fee concurrently with the occurrence of the applicable event described in (iii) above.

•	FEI terminates the Merger Agreement, prior to obtaining the approval of the Merger Agreement by its shareholders, in order to accept a Superior Proposal in accordance with the terms of the Merger Agreement. In such case, FEI is required to pay Thermo Fisher the termination fee immediately before and as a condition to such termination.

•	FEI or Thermo Fisher terminates the Merger Agreement because (i) the Merger has not been consummated by the End Date (as it may be automatically extended in accordance with the Merger Agreement), (ii) prior to such termination, an Acquisition Proposal was publicly announced or otherwise communicated to the Board of Directors or senior management of FEI or its shareholders and not withdrawn prior to the earlier of the Special Meeting and the time of termination and (iii) prior to the date that is twelve (12) months following the date of such termination, FEI enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal for at least 50% of FEI’s stock or assets. In such case, FEI is required to pay Thermo Fisher the termination fee concurrently with the occurrence of the applicable event described in (iii) above.

•	FEI or Thermo Fisher terminates the Merger Agreement because (i) the approval of the Merger Agreement by its shareholders is not obtained at the Special Meeting, (ii) prior to such termination, an Acquisition Proposal was publicly announced or otherwise communicated to FEI’s shareholders generally and not withdrawn prior to the Special Meeting and (iii) prior to the date that is twelve (12) months following the date of such termination, FEI enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal for at least 50% of FEI’s stock or assets. In such case, FEI is required to pay Thermo Fisher the termination fee concurrently with the occurrence of the applicable event described in (iii) above.

FEI will not be required to pay the termination fee on more than one occasion.

Amendment and Waiver

The Merger Agreement may be amended or waived prior to the effective time of the Merger by FEI, Thermo Fisher and Merger Sub. However, following approval of the Merger by FEI’s shareholders, no amendment can be made that would require the approval of FEI’s shareholders under the Oregon Business

Corporation Act, unless such approval is first obtained. Any amendment to the Merger Agreement must be made in writing by FEI, Thermo Fisher and Merger Sub, and any waiver must be made in writing signed, by each party against whom the waiver is to be effective.

Governing Law

The Merger Agreement is governed by and construed in accordance with Delaware law, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware; however, matters relating to the fiduciary duties of FEI’s Board of Directors and the effectiveness and effects of the Merger are subject to Oregon law.

Specific Performance

Thermo Fisher, Merger Sub and FEI have agreed that irreparable damage would occur if any provision of the Merger Agreement is not performed in accordance with its specific terms and that they will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement or to enforce specifically the Merger Agreement and its terms and provisions, in addition to any other remedy to which they are entitled. Each of Thermo Fisher, Merger Sub and FEI has agreed not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of the Merger Agreement by the others, and that no other party or person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph. Each of Thermo Fisher, Merger Sub and FEI also irrevocably waived any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

MARKET PRICES AND DIVIDEND DATA

Our common stock is listed on NASDAQ under the symbol “FEIC”. As of July 25, 2016 there were approximately 41,015,658 shares of common stock outstanding, held by approximately 57 shareholders of record.

The following table presents the high and low intraday sale prices of our common stock on NASDAQ during the fiscal quarters indicated:

	Common Stock Prices		Dividend Paid (Per Share)
	High	Low
Fiscal Year 2016
Third Quarter (through July 25, 2016)	$107.18	$106.19	$0.30
Second Quarter	108.35	84.10	0.30
First Quarter	90.25	66.28	0.30
Fiscal Year Ended December 31, 2015
Fourth Quarter	$82.43	$64.93	$0.30
Third Quarter	87.42	71.66	0.30
Second Quarter	87.51	72.87	0.25
First Quarter	91.05	73.80	0.25
Fiscal Year December 31, 2014
Fourth Quarter	$93.30	$72.74	$0.25
Third Quarter	93.38	75.32	0.25
Second Quarter	106.91	76.22	0.12
First Quarter	111.57	85.31	0.12
Fiscal Year December 31, 2013
Fourth Quarter	$93.13	$82.52	$0.12
Third Quarter	88.86	71.04	0.12
Second Quarter	75.73	61.89	0.08
First Quarter	65.29	55.61	0.08

On July 25, 2016, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock on NASDAQ was $106.30 per share. You are encouraged to obtain current market quotations for our common stock.

Following the Merger, there will be no further market for our common stock and it will be delisted from NASDAQ and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding the beneficial ownership as of July 25, 2016 of our common stock by (i) each person who owns beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our directors and nominees for director, (iii) each of our executive officers, and (iv) all current executive officers and directors as a group. This information is based on information received from or on behalf of the named individuals for our executive officers and directors. Information regarding our non-management 5% holders is derived from the most recently available Schedule 13 filings. Unless otherwise indicated, the address of each shareholder listed in the following table is c/o FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793.

Shareholder	Common Stock
	Number of Shares (#)(1)	Percent of Shares Outstanding (%)(2)
T. Rowe Price Associates, Inc.(3)	6,315,206	15.40
Blackrock Inc.(4)	4,172,733	10.17
Brown Capital Management, LLC(5)	3,102,803	7.57
The Vanguard Group(6)	2,897,544	7.06
Neuberger Berman Group(7)	2,516,379	6.14
The Bank of New York Mellon Corporation(8)	1,930,483	4.72
Don R. Kania	231,138	*
Bradley J. Thies	54,530	*
Thomas F. Kelly	35,190	*
Anthony L. Trunzo	35,104	*
Jan C. Lobbezoo	32,190	*
James T. Richardson	31,815	*
Richard H. Wills	24,190	*
Homa Bahrami	16,690	*
Jami K. Nachtsheim	16,690	*
Arie Huijser	15,190	*
All current executive officers and directors as a group (10 persons)	492,727	1.19

*	Less than 1%
(1)	Includes shares of common stock subject to options exercisable currently or within 60 days after July 25, 2016 and RSUs that will vest within 60 days after July 25, 2016, as set out in the table below. The number of vested RSUs shown in the table and included in the calculation of management-owned shares reflects the net amount of shares that the person is entitled to receive upon vesting, net of shares withheld for taxes.

Name	Number of Options (#)	Number of Vested RSUs (#)
Don R. Kania	182,652	—
Bradley J. Thies	38,558	—
Thomas F. Kelly	18,260	—
Anthony L. Trunzo	31,140	—
Jan C. Lobbezoo	15,260	—
James T. Richardson	18,260	—
Richard H. Wills	12,260	—
Homa Bahrami	9,260	—
Jami K. Nachtsheim	9,260	—
Arie Huijser	12,260	—
All current executive officers and directors as a group (10 persons)	347,170	—

(2)

Applicable percentage of ownership is based on 41,015,658 shares of common stock outstanding as of July 25, 2016. Beneficial ownership is determined in accordance with the rules of the SEC, and is based on voting and investment power with respect to shares. Shares of common stock subject to options that are exercisable currently or within 60 days after July 25, 2016, and RSUs that will vest within 60 days after July 25, 2016, are deemed outstanding for purposes of computing the percentage ownership of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person. To our knowledge, unless otherwise indicated or as may be provided by applicable community property laws, each of the persons named above has sole voting and dispositive power with respect to all shares shown as being beneficially owned by them.
(3)	These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Mid-Cap Growth Fund, Inc. serve as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates and T. Rowe Price Mid-Cap Growth Fund, Inc. are deemed to be beneficial owners of such securities; however, Price Associates and T. Rowe Price Mid-Cap Growth Fund, Inc. expressly disclaim that it is, in fact, the beneficial owner of such securities. The address of Price Associates and T. Rowe Price Mid-Cap Growth Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(4)	Information with respect to the beneficial ownership of BlackRock Inc. is derived from a Schedule 13G/A filed with the SEC on January 8, 2016. BlackRock Inc. reported sole voting power as to 4,083,795 shares and sole dispositive power as to 4,172,733 shares. The address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.
(5)	Information with respect to the beneficial ownership of Brown Capital Management, LLC is derived from a Schedule 13G/A filed with the SEC on February 16, 2016. Brown Capital Management, LLC reported sole voting power as to 1,726,361 shares and sole dispositive power as to 3,102,803 shares. The address of Brown Capital Management, LLC is 1201 N. Calvert Street, Baltimore, MD 21202.
(6)	Information with respect to the beneficial ownership of The Vanguard Group is derived from a Schedule 13G/A filed with the SEC on February 10, 2016. The Vanguard Group reported sole voting power as to 90,863 shares, shared voting power as to 2,100 shares, sole dispositive power as to 2,806,981 shares and shared dispositive power as to 90,563 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(7)	Information with respect to the beneficial ownership of Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC (together “Neuberger Berman Group”) is derived from a Schedule 13G/A filed with the SEC on February 9, 2016. Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC each reported shared voting power as to 2,516,379 shares and shared dispositive power as to 2,516,379 shares. The address of Neuberger Berman Group is 605 3rd Avenue, New York, NY 10158.
(8)	Information with respect to the beneficial ownership of The Bank of New York Mellon Corporation is derived from a Schedule 13G/A filed with the SEC on July 11, 2016. The Bank of New York Mellon Corporation and the other reporting persons identified on Exhibit I to the Schedule 13G/A reported sole voting power as to 1,639,592 shares, sole dispositive power as to 1,918,583 shares and shared disposition power as to 5,200 shares. The address of The Bank of New York Mellon Corporation is C/O The Bank of New York Mellon Corporation, 225 Liberty Street, New York, New York 10286 for all reporting persons.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is completed, we will have no public shareholders and there will be no public participation in any future meetings of shareholders of FEI. However, if the Merger is not completed, shareholders will continue to be entitled to attend and participate in shareholder meetings.

FEI held its 2016 annual meeting of shareholders on May 12, 2016. FEI will hold an annual meeting in 2017 only if the Merger has not already been completed.

Proposals of shareholders that are intended for inclusion in our proxy statement relating to our annual meeting in 2017, if held, must be received by us at our offices at 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793, Attention: Corporate Secretary, no later than Monday, November 28, 2016 (assuming the meeting date is not changed by more than thirty (30) days from the one (1)-year anniversary of the date of the 2016 annual meeting), and must satisfy the conditions established by the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act, and in our bylaws for shareholder proposals in order to be included in our proxy statement for that meeting.

Shareholders may only present a matter for consideration at our annual meeting in 2017, if held, if certain procedures are followed. Under our bylaws, in order for a matter to be deemed properly presented by a shareholder, timely notice must be received by our corporate secretary at our principal executive offices not later than the 45th day nor earlier than the 75th day before the one (1)-year anniversary of the date on which FEI first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. However, if the date of the annual meeting is advanced by more than thirty (30) days prior to or delayed by more than sixty (60) days after the one (1)-year anniversary of the date of the previous year’s annual meeting, then, for notice by the shareholder to be timely, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made. To be timely for the 2017 annual meeting, a shareholder’s notice must be delivered to or mailed and received by the corporate secretary at FEI’s principal executive offices between January 12, 2017 and February 11, 2017, assuming the meeting is not so advanced by more than thirty (30) days prior to or delayed by more than sixty (60) days after such one (1)-year anniversary.

Nominations for the election of directors at an annual meeting may be made only (1) by or at the direction of the Board of Directors, or (2) by a shareholder who has delivered timely written notice to our corporate secretary and who was a shareholder at the time of that notice and as of the record date for that meeting, and who complied with the notice procedures set forth in the preceding paragraph. The notice must contain specified information about the nominees and about the shareholder proposing such nominations.

Shareholders may contact the corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making shareholder proposals. Additionally, a copy of our bylaws is available on our website at investor.fei.com/govdocs.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following FEI filings with the SEC are incorporated by reference:

•	FEI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	FEI’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2016; and

•	FEI’s Current Reports on Form 8-K filed on June 27, 2016, June 9, 2016, June 2, 2016, May 27, 2016, May 17, 2016, May 12, 2016, March 29, 2016, and February 11, 2016 (two reports filed) except to the extent that information therein is furnished to and not filed with the SEC.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the date of the Special Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials, other than portions furnished to and not filed with the SEC. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

FEI Company

Attn: Corporate Secretary

5350 NE Dawson Creek Drive

Hillsboro, Oregon 97124-5793

If you would like to request documents from us, please do so at least five business days prior to the Special Meeting, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, investor.fei.com, under “SEC Filings”. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, NY 10022

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

MISCELLANEOUS

FEI has supplied all information in this proxy statement relating to FEI. Thermo Fisher has supplied, and FEI has not independently verified, all of the information relating to Thermo Fisher and Merger Sub contained in this proxy statement.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger and the proposals described herein. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated July 27, 2016. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

May 26, 2016

among

FEI COMPANY,

THERMO FISHER SCIENTIFIC INC.

and

POLPIS MERGER SUB CO.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 26, 2016, among FEI Company, an Oregon corporation (the “Company”), Thermo Fisher Scientific Inc., a Delaware corporation (“Parent”), and Polpis Merger Sub Co., an Oregon corporation and a wholly-owned Subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H:

WHEREAS, the parties intend that Merger Subsidiary be merged with and into the Company on the terms and subject to the conditions set forth in this Agreement, with the Company continuing as the surviving corporation following the Merger (as defined herein) and a wholly-owned Subsidiary of Parent; and

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders to enter into this Agreement, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend approval of this Agreement by the stockholders of the Company; and

WHEREAS, the respective Boards of Directors of Parent and Merger Subsidiary have (i) determined that it is in the best interests of the stockholders of Parent and Merger Subsidiary, respectively, to enter into this Agreement and (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or indication of interest of any Third Party relating to, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or to which 15% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are attributable or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company; (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company; or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or to which 15% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are attributable.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“beneficially owned” shall have the meaning given such term in Rule 13d-3 under the 1934 Act.

“Board of Directors” shall mean the Board of Directors of the Company.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the fiscal quarter ended April 3, 2016.

“Company Articles” means the Third Amended and Restated Articles of Incorporation of the Company, as in effect on the date hereof.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of April 3, 2016 and the footnotes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means April 3, 2016.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Stock Plan” means the Company’s 1995 Stock Incentive Plan, as amended.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA; (ii) under Section 302 of ERISA; (iii) under Sections 412 and 4971 of the Code; (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code; and (v) under corresponding or similar provisions of foreign laws or regulations.

“Environmental Laws” means any and all statutes, laws, regulations or rules relating to the protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“ESPP” means the Company’s Employee Share Purchase Plan, as amended.

“Existing Credit Agreements” means, collectively, (i) the Credit Agreement, dated as of March 24, 2016, among the Company, the other borrowers, the guarantors and the lenders party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent and U.S. Bank National Association, as Documentation Agent (the “JPM Credit Agreement”), and (ii) the Credit Facility Agreement, dated July 9, 2015, among the Company and HSBC Bank plc, as amended, supplemented or otherwise modified from time to time (each, an “Existing Credit Agreement”).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, or self-regulatory organization, department, court, agency or official, including any political subdivision thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means any trademarks, service marks, trade names, Internet domain names, logos, slogans, patents, copyrights, computer software, algorithms, formulas, inventions, discoveries, methodologies, procedures, trade secrets and know how (together with all goodwill associated therewith and including any registrations or applications for registration of any of the foregoing) and any other similar type of proprietary intellectual property rights.

“Intervening Event” means any event, occurrence or development occurring after the date of this Agreement that was not known to, or reasonably foreseeable by, the Board of Directors as of the date of this Agreement and does not relate to (i) any Acquisition Proposal or (ii) any change in the market price or trading volume of the Shares or the fact that the Company meets or exceeds any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the underlying causes of such change or fact shall not be excluded by this clause (ii)).

“knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01 of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.01 of the Parent Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, (a) with respect to the Company, any effect, change, event, circumstance or occurrence that, individually or in the aggregate, (i) would prevent the consummation of the transactions contemplated by this Agreement or (ii) has or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, operations, or results of operations of the Company and its Subsidiaries, taken as a whole, excluding, in the case of clause (ii), any effect to the extent resulting from or arising in connection with (A) changes or prospective changes after the date hereof in GAAP or in the regulatory accounting requirements applicable to any industry in which the Company and its Subsidiaries operate, (B) general changes in the financial, securities, credit or other capital markets or general economic, regulatory, legislative or political conditions (including changes in interest or exchange rates), or changes or conditions generally affecting the industry in which the Company and its Subsidiaries operate, (C) changes or prospective changes after the date hereof in Applicable Law or in the interpretation or enforcement thereof, (D) geopolitical conditions, acts of war, sabotage or terrorism or natural disasters, (E) changes resulting from the announcement, pendency or consummation of the transactions contemplated by this Agreement (including any loss of, or adverse change in, the relationship of the Company or any of its Subsidiaries with its employees, customers, distributors, partners or suppliers to the extent resulting therefrom), provided, that the exception in this clause (E) shall not apply for purposes of the representations and warranties in Section 4.04, (F) changes in the market price or trading volume of the Shares (it being understood that this clause (F) shall not prevent a party from asserting any fact, change, event, occurrence or effect that may have contributed to such change independently constitutes or contributes to a Material Adverse Effect), (G) any failure by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (G) shall not prevent a party from asserting any fact, change, event, occurrence or effect that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect), (H) any action taken (or omitted to be taken) by the Company at the written request of Parent or Merger

Subsidiary or (I) any action taken by the Company or any of its Subsidiaries that is required pursuant to this Agreement; provided, that the exclusions set forth in clauses (A), (B), (C), and (D) shall only apply to the extent that such event, circumstance, change, occurrence or effect does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, compared to other companies that operate in the industries in which the Company and its Subsidiaries operate, and (b) with respect to Parent, any effect, change, event, circumstance or occurrence that, individually or in the aggregate, would prevent the consummation of the transactions contemplated by this Agreement.

“Nasdaq” means the NASDAQ Stock Market LLC.

“1933 Act” means the Securities Act of 1933, and the rules and regulations of the SEC promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, and the rules and regulations of the SEC promulgated thereunder.

“Oregon Law” means the Oregon Business Corporation Act.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Permitted Lien” means (i) Liens reflected on the Company Balance Sheet; (ii) Liens for Taxes that are not due and payable or that may thereafter be paid without interest or penalty, or that are being contested in good faith by appropriate proceedings; (iii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business; (iv) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (v) zoning, building and other similar codes and regulations which are not violated in any material respect by the use and operation of any property of the Company and its Subsidiaries; (vi) Liens, easements, rights-of-way, covenants and other similar restrictions that have been placed by any developer, landlord or other Person on property over which the Company or any of its Subsidiaries has easement rights or on any property leased by the Company or any of its Subsidiaries and subordination or similar agreements relating thereto, in each case that do not adversely affect in any material respect the occupancy or use of any property of the Company and its Subsidiaries; (vii) licenses to Intellectual Property granted in the ordinary course of business; and (viii) defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Shares” means the shares of common stock, no par value, of the Company.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means any tax or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount with respect thereto, and any liability for any of the foregoing as transferee.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority with respect to Taxes, including information returns.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03(a)
Agreement	Preamble
Assumed Option	2.04(a)
Assumed Option Merger Consideration	2.04(a)
Assumed RSU	2.04(b)
Assumed RSU Merger Consideration	2.04(b)
Certificates	2.03(a)
Closing	2.01(b)
Closing Date	2.01(b)
Company	Preamble
Company Board Recommendation	4.02(b)
Company DC Plan	7.03(b)
Company Preferred Stock	4.05(a)
Company PSUs	2.04(b)
Company RSU	2.04(b)
Company SEC Documents	4.07(a)
Company Securities	4.05(b)
Company Stock Option	2.04(a)
Company Stockholder Approval	4.02(c)
Company Stockholders’ Meeting	6.04(b)
Company Subsidiary Securities	4.06(b)
Confidentiality Agreement	6.02
Covered Employees	7.03(a)
D&O Insurance	7.02(c)
Effective Time	2.01(c)
e-mail	11.01
Employee Plan	4.17(a)
End Date	10.01(b)(i)
Exchange Agent	2.03(a)
Financing	8.12(a)
Foreign Antitrust Laws	4.03
Government Official	4.12(b)
Indemnified Person	7.02(a)
Internal Controls	4.07(e)
Labor Agreement	4.18
Lease	4.14(b)
Lender Related Parties	11.15
Material Contracts	4.20(a)
Merger	2.01(a)

Term	Section
Merger Consideration	2.02(a)
Merger Subsidiary	Preamble
Multiemployer Plan	4.17(c)
Parent	Preamble
Parent Plans	7.03(a)
Payoff Letters	8.12(b)
Premium Cap	7.02(c)
Proxy Statement	4.03
Remedial Action	8.01(a)
Representatives	4.09(c)
Superior Proposal	6.03(d)
Surviving Corporation	2.01(a)
Termination Fee	11.04(b)
Uncertificated Shares	2.03(a)
Unvested Company Stock Option	2.04(a)
Vested Company Stock Option	2.04(a)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule or in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall.” Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. References to the date hereof mean to the date of this Agreement.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Oregon Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). The Merger shall have the effects set forth in the applicable provisions of Oregon Law.

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in New York, New York at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd St., New York, New York

10019, as soon as practicable (but in any event no later than four (4) Business Days) after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the “Closing Date”).

(c) At the Closing, the Company and Merger Subsidiary shall file articles of merger with the Oregon Secretary of State and make all other filings or recordings required by Oregon Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the articles of merger are duly filed with the Oregon Secretary of State (or at such later time as may be specified in the articles of merger).

(d) From and after the Effective Time, the separate existence of Merger Subsidiary shall cease, and the Surviving Corporation shall possess title to all real estate and other property owned by, and possess all obligations, including contractual, tort, statutory and administrative obligations of, the Company and Merger Subsidiary, all as provided under Oregon Law.

Section 2.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) Except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, (i) each Share outstanding immediately prior to the Effective Time, as well as each right to receive, or interest in, any Share or other common equity of the Company, shall in each case be converted into the right to receive $107.50 per Share in cash, without interest (the “Merger Consideration”), and (ii) as of the Effective Time, all such Shares and rights or interests shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration.

(b) Each Share held by the Company as treasury stock (other than Shares in an Employee Plan of the Company) or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Each Share held by any Subsidiary of either the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, no par value per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of Shares pursuant to Section 2.02(c)).

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”). At or prior to the Effective Time, Parent shall make available to the Exchange Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time (but not later than five (5) Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share, without interest. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest shall be paid or will accrue on any cash payable to holders of Certificates, Uncertificated Shares, or any other securities pursuant to this Agreement.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent and Parent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, none of Parent, the Exchange Agent, Merger Subsidiary or the Surviving Corporation shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 2.04. Equity Awards.

(a) At or immediately prior to the Effective Time, (i) each option to purchase Shares outstanding under the Company Stock Plan (a “Company Stock Option”) that is fully vested as of immediately prior to the Effective Time (a “Vested Company Stock Option”) shall terminate and cease to represent a right to acquire Shares, and the holder thereof shall be entitled to receive therefor an amount of cash equal to the product of (A) the number of Shares that were purchasable upon exercise of such Vested Company Stock Option, multiplied by (B) the excess (if any) of the Merger Consideration over the per share exercise price of such Vested Company Stock Option, which amount shall be payable as soon as practicable following the Effective Time (but not later than ten (10) Business Days thereafter in any event); and (ii) each Company Stock Option that is not fully vested as of immediately prior to the Effective Time (an “Unvested Company Stock Option”) shall be assumed by Parent and converted into an award (an “Assumed Option”) representing a right to receive a cash amount equal to the product of (x) the number of Shares underlying the Unvested Company Stock Option that would have become purchasable upon each future vesting date of such Unvested Company Stock Option, multiplied by (y) the excess (if any) of the Merger Consideration over the exercise price of such Unvested Company Stock Option (the “Assumed Option Merger Consideration”). For the avoidance of doubt, any Company Stock Option, whether vested or unvested, with a per share exercise price greater than or equal to the Merger Consideration shall be canceled for no consideration as of immediately prior to the Effective Time. The right to receive the Assumed Option Merger Consideration in respect of an Assumed Option shall be subject to the vesting terms of the applicable Company Stock Plan and the award agreements evidencing the corresponding Unvested Company

Stock Option, in each case, as in effect immediately prior to the Effective Time, and such Assumed Option Merger Consideration shall be payable as soon as practicable following the applicable vesting dates (but not later than ten (10) Business Days thereafter in any event). For purposes of clarity, with respect to any Assumed Options held by a non-employee member of the Board of Directors as of the date hereof, as a result of his or her cessation of service as of the Effective Time, the Assumed Option shall immediately vest and such director shall be entitled to be paid the Assumed Option Merger Consideration as soon as reasonably practicable following the Effective Time (but no later than ten (10) Business Days thereafter in any event).

(b) At or immediately prior to the Effective Time, each restricted share unit with respect to Shares granted under the Company Stock Plan, including those units subject to performance criteria (each such unit, whether or not performance-based, a “Company RSU”), that is outstanding immediately prior to the Effective Time, whether or not vested, shall be assumed by Parent and converted into an award (an “Assumed RSU”) representing a right to receive a cash amount equal to the product of (i) the number of Shares that would have been delivered to the holder on each future vesting date of such Company RSU (or on each future delivery date of such Company RSU, if such delivery date is later than the related vesting date), multiplied by (ii) the Merger Consideration (the “Assumed RSU Merger Consideration”), and such Assumed RSU Merger Consideration shall be payable as soon as practicable after the applicable vesting date or delivery date applicable to the Assumed RSU (but not later than ten (10) Business Days thereafter in any event). The right to receive any Assumed RSU Merger Consideration in respect of Assumed RSUs shall be subject to the vesting and delivery terms of the applicable Company Stock Plan and the award agreements evidencing the corresponding Company RSU, in each case, as in effect immediately prior to the Effective Time; provided, however, that the performance metrics relating to Company RSUs that, immediately prior to the Effective Time, remain subject to the achievement of such performance metrics (such Company RSUs, the “Company PSUs”) shall be deemed to have been achieved at target as of the Effective Time. For purposes of clarity, with respect to any Assumed RSUs held by a non-employee member of the Board of Directors as of the date hereof, as a result of his or her cessation of service as of the Effective Time, the Assumed RSU shall immediately vest and such director shall be entitled to be paid the Assumed RSU Merger Consideration as soon as reasonably practicable following the Effective Time (but no later than ten (10) Business Days thereafter in any event).

(c) Prior to the Effective Time, the Board of Directors (or, if appropriate, any committee thereof administering the Company Stock Plan) shall adopt resolutions and provide any notices as are necessary to provide for the transactions contemplated by this Section 2.04.

(d) The Company shall ensure that (i) no new offering periods under the ESPP will commence during the period from the date of this Agreement through the Effective Time; (ii) there will be no increase in the amount of payroll deductions permitted to be made by the participants under the ESPP during the current offering periods, except those made in accordance with payroll deduction elections that are in effect as of the date of this Agreement; and (iii) no individuals shall commence participation in the ESPP during the period from the date of this Agreement through the Effective Time. The accumulated contributions of the participants in the current offering periods shall be used to purchase Shares as of no later than ten (10) Business Days prior to the Effective Time, and the participants’ purchase rights under such offerings shall terminate immediately after such purchase. As of no later than the Business Day immediately prior to the Effective Time, the Company shall terminate the ESPP.

Section 2.05. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares or similar transaction, or stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase Shares granted under the Company’s stock option or compensation plans or arrangements), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to provide Parent and the holders of Shares and equity awards of the Company the same economic effect for the aggregate Shares and equity awards of the Company held thereby, as applicable, as contemplated by this Agreement prior to such event. For the avoidance of doubt, there shall be no adjustment to the Merger Consideration as a result of any cash dividend paid by the Company or its Subsidiaries in compliance with the provisions of this Agreement.

Section 2.06. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts and remits such amounts to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or other Person, as applicable, in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.07. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Articles of Incorporation. The Company Articles shall be amended at the Effective Time to read in its entirety as set forth in Annex I hereto and, as so amended, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02. Bylaws. The bylaws of the Company shall be amended at the Effective Time to read in their entirety as set forth in Annex II hereto and, as so amended, shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as disclosed in any Company SEC Document (but excluding any risk factor disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or similar cautionary, forward-looking or predictive statements) publicly filed with or furnished to the SEC after January 1, 2015 and before the date of this Agreement or as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Subsidiary that:

Section 4.01. Corporate Existence and Power. (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oregon and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Complete and correct copies of the Company Articles and bylaws of the Company, each as amended to the date of this Agreement, are on file with the SEC. The Company is not in violation of any provisions of the Company Articles or bylaws of the Company, except as would not reasonably be expected to be material to the Company.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company and, except for the filing of articles of merger with respect to the Merger with the Oregon Secretary of State pursuant to Oregon Law and the receipt of the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, (iii) resolved, subject to Section 6.03(b), to recommend the approval of this Agreement and approval of the Merger by the stockholders of the Company (such recommendation, the “Company Board Recommendation”) and (iv) directed that the approval of this Agreement and approval of the Merger be submitted to a vote of the Company’s stockholders, each of which resolutions have not been rescinded, modified or withdrawn in any way as of the date of this Agreement.

(c) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Shares, voting together as a single class (the “Company Stockholder Approval”), at the Company Stockholders’ Meeting, is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, filing with, notification to, or approval or consent of, any Governmental Authority, other than (a) the filing of articles of merger with respect to the Merger with the Oregon Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and competition, merger control, antitrust or similar Applicable Law of any jurisdiction outside of the United States (“Foreign Antitrust Laws”), (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, including the filing with the SEC of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (d) compliance with any applicable rule of Nasdaq and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Company Articles or bylaws of the Company or the certificate of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of the Company, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any of their properties or assets or (d) result in the creation or imposition of any Lien on any property or asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 70,000,000 Shares and 500,000 shares of preferred stock, no par value, of the Company (the “Company Preferred Stock”). At the close of business on May 25, 2016, there were (i) 40,916,904 Shares outstanding; (ii) an aggregate of 1,663,912 Shares reserved for issuance under the Company Stock Plan, of which (A) an aggregate of 894,597 Shares were subject to outstanding Company Stock Options, (B) an aggregate of 694,199 Shares were subject to outstanding Company RSUs (excluding Company PSUs) and (C) an aggregate of 37,556 Shares (assuming satisfaction of performance goals at target levels) or 75,116 Shares (assuming satisfaction of performance goals at maximum levels) were subject to outstanding Company PSUs; (iii) an aggregate maximum of up to 90,000 Shares were to be issued under the ESPP; and (iv) no shares of Company Preferred Stock outstanding. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan or Employee Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive (or similar) rights.

(b) Except as (i) set forth in this Section 4.05, (ii) as set forth in Section 4.05 of the Company Disclosure Schedule, and (iii) for changes since May 25, 2016 resulting from the exercise of Company Stock Options outstanding on such date or settlement of Company RSUs outstanding on such date, there are no issued, reserved for issuance or outstanding (A) Shares, shares of Company Preferred Stock, Company Stock Options, Company RSUs, Company PSUs, or other shares of capital stock of or other voting securities of or ownership interests in the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (C) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (A) through (D) being referred to collectively as the “Company Securities”).

(c) None of (i) the Shares or (ii) the Company Securities are owned by any Subsidiary of the Company.

(d) There are no stockholder agreements or voting trusts to which the Company or any of its Subsidiaries is a party, and no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities, or grant any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Shares. There is no stockholder rights plan, “poison pill” or similar device in effect with respect to the Company or any Subsidiary of the Company.

Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing (or equivalent concept to the extent applicable) under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Subsidiaries of the Company and their respective jurisdictions of organization are set forth in Section 4.06(a) of the Company Disclosure Schedule.

(b) All of the outstanding capital stock and other voting securities of, and ownership interests in, each Subsidiary of the Company has been duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights and is owned by the Company, directly or indirectly, free and clear of any Lien and free of any transfer restriction (other than transfer restrictions of general applicability as may be provided under the 1933 Act or other applicable securities laws). Except for shares of capital stock or voting securities of or ownership interests in the Company’s Subsidiaries that are owned by the Company or a wholly owned Subsidiary of the Company, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or voting securities of, or ownership interests in, any Subsidiary of the Company, or securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities, or any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Subsidiary Securities. The Company does not directly or indirectly own any material equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than the Subsidiaries of the Company.

(c) The Company has made available to Parent a true and complete copy of the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary of the Company, each as in effect as of the date of this Agreement. Each such certificate of incorporation and bylaws (or equivalent organizational documents) is in full force and effect. None of the Subsidiaries of the Company is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents), except as would not reasonably be expected to be material to the Company.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2014 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). None of the Subsidiaries of the Company is, or at any time since January 1, 2014 has been, required to file any reports, schedules, forms, statements or other documents with the SEC.

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document filed pursuant to the 1933 Act, as of the date such Company SEC Document was filed and, in the case of a registration statement or amendment thereto, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed disclosure controls and procedures sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes and to ensure that material information relating to the Company, including its consolidated Subsidiaries, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is made known to the management of the Company by others within those entities to allow timely decisions regarding required disclosure and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

(f) There are no outstanding unresolved comments with respect to the Company or the Company SEC Documents noted in comment letters or other correspondence received by the Company or its attorneys from the SEC, and, to the knowledge of the Company, there are no pending (i) formal or informal investigations of the Company by the SEC or (ii) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. Since January 1, 2014, to the knowledge of the Company, there has been no written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. Since January 1, 2014, to the knowledge of the Company, no current or former attorney representing the Company or any of its Subsidiaries has reported in writing evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or executive officer of the Company.

(g) Since January 1, 2014, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any notes thereto) included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments not material in amount in the case of any unaudited interim financial statements).

Section 4.09. Proxy Statement.

(a) The Proxy Statement, at the time it and any amendments or supplements thereto are filed with the SEC, and mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

(b) The Proxy Statement, at the time it and any amendments or supplements thereto are filed with the SEC, and mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent or Merger Subsidiary or any of their officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents or advisors (“Representatives”) specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date through the date of this Agreement, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and (b) there has not been any event, occurrence, development, effect, change or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.11. No Undisclosed Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities disclosed, reflected or reserved against, and provided for in the Company Balance Sheet or in the notes thereto; (b) liabilities incurred in the ordinary course of business since the Company Balance Sheet Date; (c) liabilities that would not reasonably be expected to be material to the Company; (d) liabilities incurred in connection with the transactions contemplated hereby; and (e) executory obligations under Material Contracts and other contracts set forth in the Company Disclosure Schedule and other liabilities that, in each case, have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12. Compliance with Laws and Court Orders.

(a) Neither the Company nor any Subsidiary of the Company is, or since January 1, 2014 has been, in conflict with, or in default, breach or violation of any Applicable Law or any permit, license, or other authorization of any Governmental Authority used in the operation of such Person’s business as currently conducted, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the Company or any Subsidiary of the Company has been threatened to be charged with or given notice by any Governmental Authority of, and to the knowledge of the Company, none of the Company or any Subsidiary of the Company is under investigation by any Governmental Authority with respect to, any violation of any such Applicable Law.

(b) Without limiting the foregoing, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company, any of its Subsidiaries nor any director or officer thereof nor, to the Company’s knowledge, any employee or agent of the Company or any of its Subsidiaries has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (ii) directly or indirectly used, given, offered, promised or authorized to give, any money or thing of value to any foreign or domestic government official or to any foreign or domestic political party or campaign (collectively, “Government Official”), for the purpose of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision to obtain or retain business of the Company or any of its Subsidiaries, in each case of (i) or (ii) that would violate the Foreign Corrupt Practices Act of 1977, as amended or any other Applicable Law; or (iii) directly or indirectly made any unlawful payment.

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all books and records of the Company and its Subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds or assets, and there have been no false or fictitious entries made in the books or records of the Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

Section 4.13. Litigation. There is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by, or order of, any Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.14. Properties. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business, in each case free and clear of all Liens, except Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company or one of its Subsidiaries has exclusive possession of all such property.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid, binding and in full force and effect and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice in writing alleging that it has breached, violated or defaulted under any Lease.

Section 4.15. Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (a) the Company and each of its Subsidiaries owns or has a right to use (in each case, free and clear of any Liens, except Permitted Liens) all Intellectual Property rights necessary for the conduct of its business as currently conducted, provided that the foregoing is not a representation or warranty of noninfringement, which is in (b) below; (b) the conduct of the business of the Company and the Subsidiaries of the Company as currently conducted, does not infringe, misappropriate or violate the Intellectual Property rights of any Person and (c) to the knowledge of the Company, no Person has infringed, misappropriated or violated any Intellectual Property right owned or licensed by the Company or any Subsidiary of the Company. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all trade secret information, to the extent the value thereof to the Company and its Subsidiaries is contingent upon maintaining the confidentiality thereof; (ii) since January 1, 2014 neither the Company nor any Subsidiary of the Company has received written notice of, and there is no pending or, to the knowledge of the Company, action threatened alleging, an infringement, misappropriation or violation of any Third Party’s Intellectual Property rights by the Company or any Subsidiary of the Company or challenging the validity, enforceability, priority or registrability of any of the Company or its Subsidiaries’ Intellectual Property rights; and (iii) since January 1, 2014 neither the Company nor any Subsidiary of the Company has sent any written notice to any Person, or brought any action against any Person, alleging an infringement, misappropriation or violation of the Intellectual Property rights of the Company or any Subsidiary of the Company or challenging the validity, enforceability, priority or registrability of any Intellectual Property rights of such other Person.

Section 4.16. Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a) All Tax Returns required by Applicable Law to be filed with any Governmental Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Laws, and all such Tax Returns are true and complete in all respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Governmental Authority all Taxes due and payable.

(c) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax.

(d) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(e) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(f) No jurisdiction in which neither the Company nor any of its Subsidiaries files Tax Returns has made a claim in writing which has not been resolved that the Company or any of its Subsidiaries is or may be liable for Tax in that jurisdiction.

(g) There are no currently effective waivers of any statute of limitations with respect to Taxes or extensions of time with respect to a Tax assessment or deficiency.

(h) All assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid.

(i) Neither the Company nor any of its Subsidiaries is a party to any agreement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than (A) an agreement solely among members of a group the common parent of which is the Company or any of its Subsidiaries, (B) an agreement entered into in the ordinary course of business that does not have as a principal purpose addressing Tax matters, (C) a financing agreement that does not have as a principal purpose addressing Tax matters or (D) a lease) or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax law), as transferee or successor.

(j) None of the Company or any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

Section 4.17. Employee Benefit Plans.

(a) Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list, as of the date of this Agreement, identifying each material Employee Plan. “Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, severance or similar contract, plan, practice, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee or other service provider of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Section 4.17(a) of the Company Disclosure Schedule separately identifies each material Employee Plan that is maintained primarily for the benefit of employees of the Company who are regularly employed outside the United States. Correct and complete copies of all material Employee Plans (and, if applicable, all related trust or funding agreements or insurance policies) and all material amendments thereto have been made available to Parent together with the most recent annual report (Form 5500 including all schedules thereto) and tax return (Form 990), if any, prepared in connection with any such plan or trust, summary plan description and material modifications thereto (if applicable) and financial statements or actuarial reports.

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past six (6) years sponsored, maintained or contributed to, any Employee Plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No liability under Title IV of ERISA has been incurred by the Company or any of its ERISA Affiliates that has not been satisfied in full. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would have a Material Adverse Effect on the Company or any of its ERISA Affiliates following the Effective Time and, without limiting the generality of the foregoing, neither the Company nor any of its their ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past six (6) years contributed to or been obligated to contribute to, any “multiemployer plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) or a plan that has two (2) or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and neither the Company nor any ERISA Affiliate nor any predecessor thereof has incurred any material liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full.

(d) Each Employee Plan and related trust that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be issued or reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been established, administered and maintained in material compliance with its terms and with the requirements prescribed by any and all Applicable Laws, including ERISA and the Code, which are applicable to such Employee Plan. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Employee Plan in respect of current or prior plan years have been paid or, to the extent not required to be paid, accrued in accordance with GAAP.

(e) Except as would not be material to the business of the Company or its Subsidiaries, taken as a whole, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) (i) entitle any employee or other service provider of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan or (ii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Employee Plan or related trust. Without limiting the generality of the foregoing, there is no Employee Plan, contract, plan or arrangement (written or otherwise) covering any current or former employee or other service provider of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. No Employee Plan provides for the gross-up or reimbursement of Taxes under Sections 4999 or 409A of the Code, or otherwise.

(f) No Employee Plan provides health, medical, life insurance or other welfare benefits to current or former employees or other service providers of the Company or its Subsidiaries beyond their retirement or other termination of employment, except as required to avoid an excise tax under Section 4980B of the Code or similar laws.

(g) There is no material action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority or otherwise.

(h) The Company has made available to Parent a complete and correct list as of the date hereof of each outstanding Company Stock Option and Company RSU, including the name or employee identification number of the holder, the date of grant, exercise or purchase price (if applicable), vesting status and number of Shares subject thereto. In the past three (3) years, the Company has not issued any Company Stock Options or any other similar equity awards pertaining to Shares under any Company Stock Plan with an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP.

(i) The Company is in compliance with all Applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, other than instances of noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(j) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all Employee Plans subject to the laws of any jurisdiction outside of the United States (i) have been established, maintained and administered in all material respects in accordance with all Applicable Laws, (ii) if they are required to be registered have been registered and if they are intended to qualify for special tax treatment meet all requirements for such treatment and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and Applicable Law.

Section 4.18. Labor and Employment Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreement with a labor union or organization (a “Labor Agreement”) with respect to employees based in the United States. Section 4.18 of the Company Disclosure Schedule sets forth each Labor Agreement with respect to employees based outside the United States. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there is no (a) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (b) activity or proceeding by a labor union or representative thereof to the knowledge of the Company to organize any employees of the Company or any of its Subsidiaries; or (c) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, and during the last three years there has not been any such action contemplated by clauses (a), (b) and (c). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each of the Company and its Subsidiaries is in compliance with all Labor Agreements and all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is subject to any obligation to inform or consult with any labor union, trade union (whether independent or not), works council or other body representing employees or other service providers in connection with this Agreement, the transactions contemplated by this Agreement or the Closing (whether under Applicable Law or contract).

Section 4.19. Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a) no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s knowledge, threatened which allege a violation by the Company or any of its Subsidiaries of, or liability under, any Environmental Laws;

(b) the Company and each of its Subsidiaries have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are, and have been since January 1, 2014, in compliance with the terms of such permits;

(c) there has been no release of any hazardous substance at, to, on, under or emanating from any property owned or leased by the Company or any of its Subsidiaries in any manner that has or would reasonably be expected to give rise to any Company or Subsidiary liability, remedial obligation or corrective action requirement under applicable Environmental Laws; and

(d) the operations of the Company and each of its Subsidiaries are, and have been since January 1, 2014, in compliance with the terms of applicable Environmental Laws.

(e) Except as set forth in this Section 4.19 and, to the extent applicable, in Section 4.07, Section 4.08, Section 4.10(b), and Section 4.11, no representations or warranties are being made with respect to matters arising under or relating to environmental matters.

Section 4.20. Material Contracts.

(a) The Company has made available to Parent, or publicly filed with the SEC, a true and complete copy of each of the following contracts to which the Company or any Subsidiary of the Company is a party as of the date of this Agreement (such contracts, the “Material Contracts”). A true and complete list of the Material Contracts is set forth on Section 4.20(a) of the Company Disclosure Schedule:

(i) any contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by the Company or any Subsidiary of the Company of $4,000,000 or more per annum;

(iii) master purchase agreements with the top 20 customers of the Company and its Subsidiaries measured by aggregate payments made during the fiscal year ended December 31, 2015, including distributors (excluding contracts under which there are no further obligations of the Company or any Subsidiary to deliver products and purchase orders) and purchase orders in an individual amount in excess of $7,500,000, which have been booked but not yet fulfilled;

(iv) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to indebtedness or the borrowing of money or extension of credit (including reimbursement obligations in respect of letters of credit) of $5,000,000 or more (other than loans to direct or indirect wholly-owned Subsidiaries of the Company) or any contract that provides for or relates to any material hedging, derivatives or similar contracts or arrangements;

(v) any contract with respect to a joint venture partnership or other similar arrangement that is material to the business of the Company and the Subsidiaries of the Company, taken as a whole, or any contract that relates to the formation, creation, governance or control of, or the economic rights or obligations of the Company or any of its Subsidiaries in, any such joint venture, partnership or other similar arrangement;

(vi) any contract for capital expenditures or that relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such contract in excess of $5,000,000 pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding;

(vii) any contract containing covenants of the Company or any Subsidiary of the Company to indemnify or hold harmless another Person or group of Persons, unless such indemnification or hold harmless obligation to such Person, or group of Persons, as the case may be, would not reasonably be expected to be material to the Company;

(viii) any contract that is a license, royalty or similar contract with respect to Intellectual Property (other than generally commercially available “off-the-shelf” software programs and non-exclusive licenses granted by the Company or any Subsidiary of the Company in the ordinary course of business) that would reasonably be expected to involve aggregate payments by or to the Company or any Subsidiary of the Company of $1,500,000 or more per annum on or after January 1, 2016 or $2,500,000 or more in the aggregate for the remaining term of the contract or any contract for the settlement of litigation or threatened litigation entered into by the Company or any of its Subsidiaries after January 1, 2014 or that has continuing effect and that contains any covenant not to sue or that materially restricts the Company’s or any of its Subsidiaries’ right to use any of their Intellectual Property rights; and

(ix) any contract containing any exclusivity or most favored nation right in favor of any other Person or any provision or covenant, in each instance to the extent it limits in any material respect the ability of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (A) sell any products or services of or to any other Person or in any geographic region, (B) engage in any line of business or (C) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries).

(b) Except for breaches, violations or defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each of the Material Contracts is valid, binding and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract.

Section 4.21. Finders’ Fees. Except for Goldman, Sachs & Co, a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.22. Opinion of Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co, financial advisor to the Company, to the effect that, as of the date of such opinion and based upon and subject to the matters and limitations set forth therein, the $107.50 in cash per Share to be paid to holders (other than Parent and its Affiliates) of Shares pursuant to this Agreement is fair from a financial point of view to such holders.

Section 4.23. Antitakeover Statutes. Subject to the representations and warranties of Parent set forth in Section 5.08 hereof being true and correct, the Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from the Oregon Control Share Act and Section 60.835 of Oregon Law and any other applicable “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation.

Section 4.24. Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) each of the Company and the Subsidiaries of the Company maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses, (b) each such insurance policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, (c) neither the Company nor any Subsidiary of the Company is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy, and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under such policy, and (d) no notice of cancellation or termination has been received with respect to any such insurance policy.

Section 4.25. No Other Representations and Warranties. Except for the representations and warranties set forth in this Article 4, no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Subsidiary, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Subsidiary, or any of their Representatives or Affiliates of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing.

Section 4.26. No Reliance. Except for the representations and warranties expressly made by Parent in Article 5, the Company acknowledges that none of Parent, Merger Subsidiary or any other Person makes, and that the Company has not relied upon, any express or implied representation or warranty whatsoever and specifically (but without limiting the foregoing), that none of Parent, Merger Subsidiary or any of their Representatives makes, nor has the Company relied upon, any representation or warranty with respect to (a) Parent or its Subsidiaries or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or any other matter relating to Parent or its Subsidiaries or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by Parent or any Representative of Parent, including in any “data rooms” or management presentations.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except as disclosed in any reports, schedules, forms, statements, prospectuses, registration statements and other documents publicly filed with or furnished to the SEC by Parent (but excluding any risk factor disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or similar cautionary, forward-looking or predictive statements) after January 1, 2015 and before the date of this Agreement or as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent beneficially owns all outstanding capital stock of Merger Subsidiary.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action and except for the filing of articles of merger with respect to the Merger with the Oregon Secretary of State pursuant to Oregon Law and the approval of this Agreement and approval of the Merger by Parent, as the sole stockholder of Merger Subsidiary (which approval shall be obtained promptly after the date hereof), no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Parent and Merger Subsidiary have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of Parent and Merger Subsidiary enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, filing with, notification to or approval or consent of, any Governmental Authority, other than (a) the filing of articles of merger with respect to the Merger with the Oregon Secretary of State pursuant to Oregon Law and appropriate documents with the relevant authorities of other states in which Parent or the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and applicable Foreign Antitrust Laws, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws, (d) compliance with any applicable rules of the New York Stock Exchange and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary; (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law; (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any of their properties or assets; or (d) result in the creation or imposition of any Lien on any property or asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.05. Information Supplied. The information with respect to Parent and any of its Subsidiaries that Parent supplies to the Company specifically for use in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time of the filing and mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Stockholders’ Meeting.

Section 5.06. Finders’ Fees. Except for J.P. Morgan Securities LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company in connection with the transactions contemplated by this Agreement.

Section 5.07. Financing. As of the Closing Date, Parent shall have or have immediately available to it sufficient funds to consummate the Merger and the other transactions contemplated by this Agreement and to pay the aggregate Merger Consideration, all amounts due to holders of Company Stock Options and Company RSUs, and all fees and expenses required to be paid by Parent pursuant to the terms of this Agreement.

Section 5.08. Ownership of Company Common Stock. None of Parent, Merger Subsidiary or any of their Subsidiaries owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company other than this Agreement.

Section 5.09. No Other Representations and Warranties. Except for the representations and warranties set forth in this Article 5, no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Merger Subsidiary to the Company, and Parent and Merger Subsidiary each hereby disclaim any such representation or warranty, whether by or on behalf of Parent or Merger Subsidiary, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates of any documentation or other information by Parent or Merger Subsidiary or any of their Representatives or Affiliates with respect to any one or more of the foregoing.

Section 5.10. No Reliance. Except for the representations and warranties expressly made by the Company in Article 4, each of Parent and Merger Subsidiary acknowledges that neither the Company nor any other Person makes, and that neither Parent nor Merger Subsidiary has relied upon, any express or implied representation or warranty whatsoever and specifically (but without limiting the foregoing), that neither the Company nor any Representative of the Company makes, nor has either Parent or Merger Subsidiary relied upon, any representation or warranty with respect to (a) the Company or its Subsidiaries or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or any other matter relating to the Company or its Subsidiaries or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by the Company or any Representative of the Company, including in any “data rooms” or management presentations.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. Except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law or Governmental Authority, from the date hereof until the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to preserve intact its business organizations and relationships with Third Parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law or Governmental Authority, the Company shall not, and shall cause its Subsidiaries not to:

(a) amend its certificate or articles of incorporation, bylaws or other similar organizational documents;

(b) (i) split, combine or reclassify any shares of its capital stock or other equity or voting interests, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or other equity or voting interests or Company Securities or Company Subsidiary Securities, except for dividends by any of its wholly-owned Subsidiaries to the Company or any other wholly-owned Subsidiary and regular quarterly dividends by the Company to its stockholders in the ordinary course not in excess of $0.30 per Share, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, other than (A) the withholding of Shares to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plan and outstanding on the date of this Agreement in accordance with their terms on the date of this Agreement and (B) the acquisition by the Company of Company Stock Options and Company RSUs outstanding on the date of this Agreement in connection with the forfeiture of such awards, in accordance with their terms on the date of this Agreement;

(c) (i) issue, deliver, encumber or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or other equity or voting interests or any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any Shares issued upon the exercise of Company Stock Options or settlement of Company RSUs that are outstanding on the date of this Agreement, in each case in accordance with their terms on the date of this Agreement, provided that, in the event that the Company is required to make a performance determination prior to the Effective Time, such determination shall be made in the ordinary course of business consistent with past practice, (B) Shares upon the exercise of purchase rights under the ESPP in accordance with this Agreement, or (C) any Company Subsidiary Securities to the Company or any other wholly-owned Subsidiary of the Company; or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses for an amount in excess of $5,000,000 individually or $10,000,000 in the aggregate, other than pursuant to existing contracts or commitments set forth in Section 6.01(d) of the Company Disclosure Schedule;

(e) sell, lease, encumber, license or otherwise transfer any of its material assets, securities, properties, interests or businesses or any assets or property the value or purchase price which exceeds $5,000,000 individually or $10,000,000 in the aggregate, other than pursuant to existing contracts or commitments set forth in Section 6.01(e) of the Company Disclosure Schedule, or sales of inventory or products or services in the ordinary course of business;

(f) other than in connection with actions expressly permitted by Section 6.01(d), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(g) incur any indebtedness (including any borrowing of money, capital leases and reimbursement obligations in respect of letters of credit) or guarantees thereof, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person, other than any borrowings (i) incurred under the Existing Credit Agreements in an amount not in excess of $10,000,000 in the aggregate or (ii) incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

(h) authorize, or make any commitment with respect to, capital expenditures that in aggregate exceed the aggregate total of the capital expenditures budget of the Company in effect on the date hereof (a copy of which has been previously provided to Parent) except as required pursuant to the terms of any Material Contract or other contract set forth in the Company Disclosure Schedule;

(i) (A) enter into or terminate, or (B) amend, renew, extend, modify, or waive any rights under, any Material Contract (or any contract that if entered into prior to the date hereof would be a Material Contract), except (x) in the case of clauses (A) and (B), in connection with commercial sales contracts in the ordinary course of business consistent with past practice, and (y) in the case of clause (B), amendments, renewals, extensions, modifications and waivers in the ordinary course of business consistent with past practice, provided that any such amendment, renewal, extension, modification or waiver does not materially extend the term or duration of such Material Contract or impose new or additional exclusivity obligations on the Company or its Subsidiaries;

(j) except to the extent required by the terms of the Employee Plans (each as in existence as of the date hereof), (i) enter into any employment agreement (other than an at-will offer letter or, for employees outside the United States, agreement containing standard terms for the jurisdiction), deferred compensation agreement or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies or grant or pay (or commit to grant, pay or increase) any current or former employee or other service provider of the Company or any of its Subsidiaries any severance or termination pay, except for payments or benefits that are made in the ordinary course of business consistent with past practice in accordance with the severance practices or guidelines of the Company or any of its Subsidiaries in effect as of the date of this Agreement, listed on Section 4.17(a) of the Company Disclosure Schedule and made available to Parent (including the execution of a release of claims in favor of the Company and its Affiliates), (iii) establish, adopt, amend or terminate any Labor Agreement or any Employee Plan (or any arrangement that would be a Labor Agreement or Employee Plan if in effect on the date of this Agreement), other than immaterial amendments to Employee Plans in the ordinary course of business consistent with past practice, (iv) increase compensation or benefits payable to any current or former employee or other service provider of the Company or any of its Subsidiaries, (v) make any contributions or payments to any trust or other funding vehicle, (vi) change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (vii) grant or amend any equity or other incentive awards, (viii) accelerate the payment or vesting of any payment, equity or other incentive award or benefit provided or to be provided to any current or former employee or other service provider or otherwise pay any amounts or provide any benefits not due to such individual, (ix) loan or advance any money or other property to any current or former employee or other service provider of the Company or its Subsidiaries or (x) hire or appoint any employee with an annual base salary or annual base compensation of $200,000 or more or promote any employee to a position with an annual base salary or annual base compensation of $200,000 or more;

(k) change the Company’s methods of accounting, except as required by concurrent changes in GAAP, Applicable Law or in Regulation S-X of the 1934 Act, as agreed to by the Company’s independent public accountants;

(l) settle, or offer or propose to settle, (i) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries except for settlements described in Section 6.01(l) of the Company Disclosure Schedule, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(m) adopt a plan or agreement of, or effect any, complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(n) make, change or revoke any material Tax election, change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to Taxes, request any material Tax ruling, settle or compromise any material Tax proceeding or surrender any claim for a material refund of Taxes; or repatriate or transfer a material amount of cash or cash equivalents to the United States from any foreign jurisdiction except in consultation with Parent; or

(o) agree, resolve or commit to do any of the foregoing.

Section 6.02. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement dated as of April 28, 2016 between the Company and Parent (the “Confidentiality Agreement”), the Company shall (a) give Parent, its counsel, financial advisors, auditors and other authorized Representatives full access to the offices, properties, books and records of the Company and its Subsidiaries; (b) furnish to Parent, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information as such Persons may reasonably request; and (c) cause the employees, counsel, financial advisors, auditors and other authorized Representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries, shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform any “invasive” testing. No investigation pursuant to this Section 6.02 shall cure any breach of, or non-compliance with, any other provision of this Agreement or limit the remedies available to any party. Notwithstanding the foregoing provisions of this Section 6.02, the Company may restrict or otherwise prohibit access to any documents or information to the extent that: (i) access to such documents or information would waive any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or would result in the disclosure of any trade secrets of any third party; (ii) access to a contract to which the Company or its Subsidiaries is a party as of the date of this Agreement or otherwise bound as of the date of this Agreement if such access would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such contract; or (iii) unless otherwise required to be provided under the terms of Section 6.03, such documents or information relate to any Acquisition Proposal (e.g., materials presented to the Board of Directors by the Company, or any financial, legal or other advisors to the Board of Directors, relating to any Acquisition Proposal); provided, that in any such case set forth in clauses (i) and (ii) above, the Company shall use its reasonable best efforts to communicate the applicable information in a way that would not waive such privilege or protection, result in such prohibited disclosure or have such effect under such contract, including entering into a joint defense agreement, common interest agreement or other similar arrangement.

Section 6.03. No Solicitation; Other Offers.

(a) General Prohibitions. Neither the Company nor any of its Subsidiaries shall, and the Company and its Subsidiaries shall cause its and their Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or inquiry in respect thereto; (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with any Third Party in connection with an Acquisition Proposal or inquiry in respect thereto; (iii) (A) fail to make, withdraw, qualify or modify in a manner adverse to Parent the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Proxy Statement, (C) approve, adopt or recommend an Acquisition Proposal, (D) fail to publicly and without qualification recommend against any Acquisition Proposal within ten (10) Business Days after such Acquisition Proposal is made public (or such fewer number of days as remains prior to the Company Stockholders’ Meeting, so long as such Acquisition Proposal is made at least one (1) Business Day prior to the Company Stockholders’ Meeting) or, after an Acquisition Proposal is made public, fail to reaffirm the Company Board Recommendation within ten (10) Business Days after any request by Parent to do so (or such fewer number of days as remains prior to the Company Stockholders’ Meeting, so long as such Acquisition Proposal is made at least one (1) Business Day prior to the Company Stockholders’ Meeting), or (E) publicly propose to do any of the foregoing (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”); or (iv) authorize or enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument or agreement, whether written or oral, binding or non-binding, relating to an Acquisition Proposal (other than a confidentiality agreement contemplated by Section 6.03(b)).

(b) Exceptions. Notwithstanding Section 6.03(a), at any time prior to obtaining Company Stockholder Approval:

(i) the Company may, after giving Parent twenty-four (24) hours’ prior notice of its intention to do so, (A) engage in negotiations or discussions or otherwise cooperate with any Third Party or Third Parties (and its or their Representatives and financing sources) from whom the Company has received a bona fide written Acquisition Proposal after the date of this Agreement, and otherwise facilitate such Acquisition

Proposal, and (B) furnish to such Third Party (or Third Parties) (and its or their Representatives and financing sources) non-public information relating to the Company or any of its Subsidiaries and afford such Third Party or Third Parties (and its or their Representatives and financing sources) access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, in each case pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent upon execution of such confidentiality agreement) with such Third Party or Third Parties with terms no less favorable to the Company than those contained in the Confidentiality Agreement; provided all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or concurrently with the time such information is provided or made available to such Third Party or Third Parties (or its or their Representatives or financing sources); and provided, further, in the case of each of clause (A) and clause (B), that (1) such Acquisition Proposal was not solicited in violation of this Section 6.03 and (2) the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under Oregon Law; and

(ii) if the Company receives a bona fide written Acquisition Proposal after the date of this Agreement that was not solicited in violation of this Section 6.03 and that the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal, subject to compliance with this Section 6.03 and Section 10.01(d)(i), if applicable, the Board of Directors may make an Adverse Recommendation Change in respect of such Superior Proposal or terminate this Agreement to concurrently enter into a definitive agreement with respect to such Superior Proposal, provided that (A) the Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to take one of the foregoing actions would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under Oregon Law and (B) prior to effecting such Adverse Recommendation Change or terminating this Agreement to concurrently enter into a definitive agreement with respect to such Superior Proposal, (w) the Company has given Parent at least five (5) days’ prior written notice of its intention to effect an Adverse Recommendation Change or terminate this Agreement and enter into a definitive agreement with respect to a Superior Proposal, (x) the Company has provided Parent with the identity of the Third Party making the Acquisition Proposal, the terms and conditions thereof and an unredacted copy of any written materials comprising such Acquisition Proposal, (y) if requested to do so by Parent, for a period of five (5) days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made its Representatives available to discuss and negotiate in good faith, with Parent and Parent’s Representatives, any bona fide proposed modifications to the terms and conditions of this Agreement and (z) no earlier than the end of such five (5) day period, the Board of Directors shall have concluded, after considering the terms of any amendment or modification to this Agreement offered by Parent during such period in a form capable of being accepted by the Company so as to become binding on Parent, and after consultation with its financial advisor and outside legal counsel, that such Superior Proposal still constitutes a Superior Proposal and that the failure to either effect an Adverse Recommendation Change or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under Oregon Law (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above; provided, however, that with respect to each such changed proposal, each reference in the preceding clauses (w), (y) or (z) to a period of “five (5) days” shall be changed to “two (2) days” in respect of such changed proposal).

(iii) In the event that an Intervening Event has occurred after the date hereof, the Board of Directors may make an Adverse Recommendation Change in respect of such Intervening Event; provided that (A) the Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under Oregon Law, and (B) prior to effecting such Adverse Recommendation Change, (x) the

Company has given Parent at least five (5) days’ prior written notice of its intention to effect such Adverse Recommendation Change (which notice shall include a reasonable description of such Intervening Event and the reasons for the Board of Directors’ intention to effect such Adverse Recommendation Change), (y) if requested to do so by Parent, for a period of five (5) days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made its Representatives available to discuss and negotiate in good faith, with Parent and Parent’s Representatives, any bona fide proposed modifications to the terms and conditions of this Agreement, and (z) no earlier than the end of such five (5) day period, the Board of Directors shall have concluded, after considering the terms of any amendment or modification to this Agreement offered by Parent during such period in a form capable of being accepted by the Company so as to become binding on Parent, and after consultation with its outside legal counsel, that that the failure to effect an Adverse Recommendation Change in respect of such Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under Oregon Law (it being understood and agreed that any material change to the circumstances giving rise to the Intervening Event that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above; provided, however, that with respect to each such material change, each reference in the preceding clauses (x), (y) or (z) to a period of “five (5) days” shall be changed to “two (2) days” in respect of such materially changed circumstances).

In addition, nothing contained herein shall prevent the Board of Directors from complying with Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act with regard to an Acquisition Proposal; provided that such Rules and Items will in no way eliminate or modify the effect that any action taken or statement made pursuant thereto would otherwise have under this Agreement; and provided, further, that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors publicly, definitively and without qualification reaffirms the Company Board Recommendation in such statement or in connection with such action.

(c) Required Notices. The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal or any inquiries with respect thereto or that could reasonably be expected to lead to an Acquisition Proposal, including the identity of the Third Party making the Acquisition Proposal or inquiry, the material terms and conditions thereof and an unredacted copy of any written materials, proposals or agreements received in connection therewith, and all correspondence relating thereto, and shall keep Parent reasonably informed as to the status (including changes to the terms) of such Acquisition Proposal or inquiry on a reasonably prompt basis, and within twenty-four (24) hours of any material developments or changes to the material terms thereof. The Company shall also notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt by the Company of any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that the Company should reasonably be expected to believe may be considering making, or has made, an Acquisition Proposal or inquiry with respect thereto.

(d) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal that was not solicited in violation of this Section 6.03, and (A) that if consummated would result in a Third Party (or Third Parties as a group) acquiring at least a majority of the outstanding Shares or all or substantially all of the consolidated assets of the Company and its Subsidiaries, (B) that, to the extent third party financing is required by the party or parties proposing such Acquisition Proposal, is fully financed as evidenced by binding customary financing commitments from one or more nationally recognized financial institutions with cash and liquid assets in the United States, taken together with cash and liquid assets held by the Company and its consolidated Subsidiaries and by such party or parties proposing such Acquisition Proposal, sufficient to secure funding and payment in full of all consideration and other amounts contemplated by such Acquisition Proposal, or to the extent third party financing is not required, such Third Party (or Third Parties as a group) otherwise has cash and liquid assets in the United States, taken together with cash and liquid assets held by the Company and its consolidated Subsidiaries, sufficient to secure funding and payment in full of all consideration and other amounts contemplated by such Acquisition Proposal, (C) is not subject to the completion of due diligence, and (D) that the Board of Directors determines in good faith by a majority vote, after consultation with its financial advisor and outside legal counsel, taking into account all financial, legal, regulatory and other aspects of such proposal, including the expected timing of such proposal and all conditions contained therein and the Third Party or Third Parties making such Acquisition Proposal (and taking into account any amendment or modification to this Agreement proposed by Parent) is more favorable to the Company’s stockholders from a financial point of view than the Merger.

(e) Obligation of the Company to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal or inquiry with respect thereto and shall promptly request the return or destruction of all information furnished by the Company or on its behalf to any such Third Party and its Representatives.

Section 6.04. Proxy Statement; Company Stockholders’ Meeting.

(a) As promptly as reasonably practicable, and no later than fifteen (15) Business Days following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement. Subject to Section 6.03, the Company and the Board of Directors shall include the Company Board Recommendation in the Proxy Statement. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it or any amendment or supplement thereto is filed with the SEC or mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating them to holders of Shares and a reasonable opportunity to review and comment on all responses to requests for additional information, and shall consider any comments proposed by Parent in good faith. If, at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and correct such information, and an appropriate amendment or supplement describing such information shall be filed with the SEC.

(b) Unless this Agreement is terminated in accordance with its terms, and notwithstanding any Adverse Recommendation Change, the Company shall, as promptly as practicable after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”), and, subject to Section 6.03(b), the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding anything to the contrary contained herein, the Company shall not postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Parent; provided, that if at any time following the dissemination of the Proxy Statement, either the Company or Parent reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained at the Company Stockholders’ Meeting, then on no more than two occasions (for Company and Parent in the aggregate) and prior to the vote contemplated having been taken, each of the Company and Parent shall have the right to require an adjournment or postponement of the Company Stockholders’ Meeting for the purpose of soliciting additional votes in favor of this Agreement; provided, further, that no such adjournment or postponement shall delay the Company Stockholders’ Meeting by more than seven (7) days from the prior-scheduled date or to a date on or after the fifth (5th) Business Day preceding the End Date. Notwithstanding any Adverse Recommendation Change, unless this Agreement has been terminated in accordance with its terms, the Company shall submit this Agreement to the stockholders of the Company for approval at the Company Stockholders’ Meeting and shall not submit any Acquisition Proposal for approval by the stockholders of the Company.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement.

Section 7.02. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six (6) years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company or any of its Subsidiaries (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time in their capacity as an officer or director of the Company or its Subsidiaries (including acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby) to the fullest extent permitted by Oregon Law or any other Applicable Law or provided under the Company Articles or bylaws of the Company or the certificate or articles of incorporation and bylaws or similar organizational documents of the applicable Subsidiaries in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the articles of incorporation and bylaws of the Surviving Corporation and each of its Subsidiaries (or in such documents of any successor to the business of the Surviving Corporation or any of its Subsidiaries) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions, as applicable, in the Company Articles or bylaws of the Company or the articles of incorporation and bylaws or similar organizational documents of the applicable Subsidiaries in effect on the date of this Agreement. From and after the Effective Time, any agreement of any Indemnified Person with the Company or any of its Subsidiaries regarding elimination of liability, indemnification or advancement of expenses shall constitute such an agreement of the Surviving Corporation or its applicable Subsidiaries, and shall survive the Merger and shall continue in full force and effect in accordance with its terms.

(c) Prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, as of the Effective Time, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are substantially similar to the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies an aggregate premium amount in excess of 300% of the current annual premium amount paid by the Company as set forth in Section 7.02(c) of the Company Disclosure Schedule (the “Premium Cap”), and if the amount of such insurance coverage would exceed such Premium Cap, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. If Parent and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are substantially similar to the coverage provided under the Company’s existing policies as of the date hereof, or Parent or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are substantially similar to those provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies an aggregate premium amount in excess of the Premium Cap; and provided, further, that if the aggregate premiums of such insurance coverage exceed such Premium Cap, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.

(e) The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under, as applicable, the Company Articles or bylaws of the Company or certificate or articles of incorporation and bylaws or similar organizational documents of the applicable Subsidiaries, under Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person. The obligations of Parent and the Surviving Corporation under this Section 7.02 shall not be terminated or modified in such manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person.

(f) The Surviving Corporation shall pay all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 7.02.

(g) The Surviving Corporation shall pay on an as-incurred basis the fees and expenses of such Indemnified Person (including the reasonable fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification, provided that such Person shall undertake to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order, that such Person is not entitled to indemnification.

Section 7.03. Employee Benefit Plan Matters.

(a) As of and subsequent to the Effective Time, Parent shall: (i) assume and honor employee bonus plans, change in control and severance plans and agreements and other retention plans and agreements listed in Section 4.17(a) of the Company Disclosure Schedule; provided that nothing herein shall prohibit Parent from amending, suspending or terminating any such plan or arrangement to the extent permitted by its terms and Applicable Law; (ii) for a period of not less than twelve (12) months after the Effective Time, provide the employees of the Company or its Subsidiaries as of immediately prior to the Effective Time during the period they continue to be employed by Parent, the Surviving Corporation and/or its Subsidiaries on and after the Effective Time (the “Covered Employees”) base compensation, incentive opportunities (other than equity incentive compensation opportunities, which in all cases will be consistent with the opportunities, policies and plans applicable to similarly situated employees of Parent and its Subsidiaries), severance (based on severance arrangements as in effect on the date of this Agreement and listed on Section 4.17(a) of the Company Disclosure Schedule) and employee benefits (including retirement, group health, life, disability, vacation and severance plans) that are not less favorable in the aggregate to each Covered Employee than were provided by the Company or its Subsidiaries to such Covered Employee immediately prior to the Effective Time; (iii) provide all Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Parent or the Surviving Corporation and/or their Subsidiaries in which Covered Employees are eligible to participate (the “Parent Plans”) for all periods of employment with the Company or its Subsidiaries (or any predecessor entities) prior to the Effective Time to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Employee Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Effective Time, and with Parent, the Surviving Corporation and any of their Subsidiaries or Affiliates on and after the Effective Time; provided that the foregoing shall not apply (A) for any purpose under any defined benefit pension plan or retiree welfare plan, (B) for purposes of any Parent Plan under which similarly-situated employees of Parent and its Subsidiaries do not receive credit for prior service, (C) for purposes of any Parent Plan that is grandfathered or frozen, either with respect to level of benefits or participation or (D) to the extent that its application would result in a duplication of benefits with respect to the same period of service; (iv) use commercially reasonable efforts to cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any Parent Plan to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employee participated immediately prior to the Effective Time; and (v) use commercially reasonable efforts to give the Covered Employees and their eligible dependents credit for the plan year in which the Effective Time (or commencement of participation in a plan of Parent or the Surviving Corporation) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the date of commencement of participation in any Parent Plan).

(b) If requested by Parent not less than ten (10) Business Days before the Closing Date, the Company shall adopt resolutions and take such corporate action as is necessary to terminate the Employee Plans that are United States Tax-qualified defined contribution plans (collectively, the “Company DC Plan”), effective as of the day prior to the Closing Date. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the reasonable review and approval of Parent. Upon the distribution of the assets in the accounts under the Company DC Plan to the participants, Parent shall permit the Covered Employees who are then actively employed by Parent or its Subsidiaries to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, from the Company DC Plan to the applicable tax-qualified defined contribution plans of Parent or its Subsidiaries.

(c) As soon as reasonably practicable following the date hereof (and in any event prior to the Closing Date), the Company shall, or shall cause its applicable Subsidiary to, take all action necessary to fulfill all consultation and notification requirements, and obtain all approvals from, any unions, works councils or other labor organizations, whether required pursuant to Applicable Law or otherwise. Any written or oral communications to the employees, officers or directors of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that relate to or are affected by the transactions contemplated by this Agreement shall be previously approved in writing by Parent, it being agreed that Parent and the Company shall cooperate, including by providing Parent a reasonable period of time to review and approve any such communication, in providing any such mutually agreeable communication.

(d) Without limiting the generality of Section 11.07, the provisions of this Section 7.03 are solely for the benefit of the parties to this Agreement, and no current or former employee or other service provider or other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement. Nothing contained in this Agreement shall (i) constitute or be deemed to be an amendment to any Employee Plan or any other compensation or benefit plan, program or arrangement of the Company, Parent or any of their respective Subsidiaries for any purpose; (ii) guarantee employment for any period of time, or preclude the ability of Parent or the Surviving Corporation and its Subsidiaries to terminate any employee of the Company or any of its Subsidiaries for any reason; or (iii) require Parent or the Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan, employee benefits plans or arrangements or prevent the amendment, modification or termination thereof, in accordance with the terms thereof and Applicable Law.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party under any applicable contract all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and providing as promptly as practicable all information and material necessary or requested in connection therewith and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall be deemed to include, if necessary to obtain the required approvals, consents, registrations, permits, authorizations, or other confirmations, entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby; provided that in no event shall Parent or Merger Subsidiary be obligated to, and the Company and its Subsidiaries shall not agree to (other than at the written request of Parent) divest, dispose of or hold separate, or agree or commit to divest, dispose of or hold separate (including by establishing a trust or otherwise), or enter into any licensing or similar arrangement (hereinafter “Remedial Action”), with respect to any of its or the Surviving Corporation’s or any of their respective Affiliates’ businesses, assets or properties, in connection with obtaining such required approvals, consents, registrations, permits, authorizations or other confirmations, unless such Remedial Action does not have a material impact on the benefits that Parent reasonably expects to derive from the transactions contemplated by this Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, Parent shall have principal responsibility for determining the timing and sequence of seeking the required approvals, consents, registrations, permits, authorizations or other confirmations under applicable antitrust and other laws and strategy with respect to obtaining any such approvals, consents, registrations, permits, authorizations or other confirmations under applicable antitrust and other laws. Each party shall (A) permit the other party to review and discuss in advance, and shall consider in good faith the views of the other parties in connection with, any material written analyses or arguments or other materials to be submitted to any Governmental Authority with respect to such approvals, consents, registrations, permits, authorizations or other confirmations under applicable antitrust and other laws; (B) keep the other apprised of the material content and status of any material communications with, and material communications from, any Governmental Authority with respect to the transactions contemplated hereby, including promptly notifying the other of any material communication it receives from any Governmental Authority relating to any review or investigation of such transactions under applicable antitrust and other laws; and (C) provide each other with copies of all material, substantive correspondence, filings or communications between it and any Governmental Authority with respect to this Agreement and the transactions contemplated hereby, to the extent permitted by law or regulation.

(b) In accordance with and subject to Section 8.01(a), each of Parent and the Company shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof, (ii) use reasonable best efforts to make an appropriate filing pursuant to any applicable Foreign Antitrust Law with respect to the transactions contemplated hereby as promptly as practicable, and (iii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any Foreign Antitrust Law and use its reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or any Foreign Antitrust Law, as applicable, as soon as practicable.

Section 8.02. Certain Filings. The Company and Parent shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, in connection with the consummation of the transactions contemplated by this Agreement and in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03. Public Announcements. Parent and the Company shall not issue any press release, have any communication with the press (whether or not for attribution), make any other public statement or schedule any press conference or conference call with investors or analysts, in each case with respect to this Agreement or the transactions contemplated hereby, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed), except (a) to the extent such press release, communication, public statement, press conference or conference call contains information that is consistent with a public statement or release previously issued or made in accordance with this Section 8.03, (b) to the extent that any press release, communication, public statement, press conference or conference call relates to the receipt of an Acquisition Proposal (whether or not a Superior Proposal) and the terms and conditions thereof and the response of the Board of Directors or Parent in relation thereto, any potential Adverse Recommendation Change pursuant to Section 6.03 or any potential termination of this Agreement pursuant to Section 6.03, or (c) as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association. Notwithstanding the foregoing, in all cases (including under the circumstances described in clauses (a), (b) and (c) of the preceding sentence), Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary set forth herein, none of the limitations set forth in this Section 8.03 shall apply to any disclosure of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute among the parties hereto regarding this Agreement or the transactions contemplated hereby.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Shares, Company Stock Options, Company RSUs or other derivative securities, in connection with the transactions contemplated by this Agreement, by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.06. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (except with respect to the matters covered by, and subject to, Section 8.01);

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement; and

(d) the discovery of any fact or circumstance, or the occurrence or non-occurrence of any event, which would reasonably be expected to cause or result in any of the conditions to the Merger contained in Article 9 not being satisfied or the satisfaction of those conditions being materially delayed;

provided that the delivery of any notice pursuant to this Section 8.06 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice.

Section 8.07. Confidentiality. The parties acknowledge that Parent and the Company have previously executed the Confidentiality Agreement, which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

Section 8.08. Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares and the suspension of the Company’s reporting obligations under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days thereafter.

Section 8.09. Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Subsidiary and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 8.10. Director Resignations. The Company shall use its commercially reasonable efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 8.11. Stockholder Litigation. The Company shall give Parent an opportunity to participate in the defense (at Parent’s sole cost) of any stockholder litigation brought against the Company or its directors or officers relating to the transactions contemplated by this Agreement. The Company shall give Parent the right to review and comment on all filings or responses to be made by the Company in connection with any such litigation, and the right to consult on the settlement with respect to such litigation, and the Company will in good faith take such comments into account, and, no such settlement shall be agreed to without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

Section 8.12. Financing.

(a) The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, provide all cooperation that is necessary, customary or advisable and reasonably requested by Parent to assist Parent in the arrangement of any third-party debt or equity financing for the purpose of financing the aggregate Merger Consideration, any repayment or refinancing of debt contemplated by this Agreement or required or undertaken in connection with the transactions contemplated by this Agreement and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement (including all amounts payable in respect of equity awards of the Company under this Agreement) and all related fees and expenses of Parent and Merger Subsidiary (the “Financing”) (it being understood that the receipt of such Financing is not a condition to the Merger); provided, however, that nothing in this Section 8.12(a) shall require such cooperation to the extent it would (i) unreasonably disrupt the conduct of the business or operations of the Company or its Subsidiaries, (ii) require the Company or any of its Subsidiaries to agree to pay any fees, reimburse any expenses or otherwise incur any liability (including Tax Liability, by way of withholding, reduction in Tax attribute or otherwise) or give any indemnities or place a Lien on any of its assets prior to the Effective Time for which it is not promptly reimbursed or simultaneously indemnified or (iii) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Company Articles or bylaws of the Company (as in effect as of the date hereof), any Applicable Law, the JPM Credit Agreement (as in effect on the date hereof) or any Material Contract (so long as the provisions of the Material Contracts were not entered into with the purpose of avoiding the provisions of this Section 8.12). Such cooperation shall include, without limitation, (A) participating in a reasonable number of meetings, presentations and due diligence sessions (including the participation in such meetings, presentations and due diligence sessions of the Company’s senior management); (B) providing reasonable and timely assistance with the preparation of materials for presentations, offering memoranda, prospectuses and similar documents required in connection with the Financing; (C) furnishing the report of the Company’s auditor on the most recent audited consolidated financial statements of the Company and its Subsidiaries and using its reasonable best efforts to obtain the consent of such auditor to the use of such report in accordance with normal custom and practice and using reasonable best efforts to cause such auditor to provide customary comfort letters to the underwriters, initial purchasers or placement agents, as applicable, in connection with the Financing; (D) as promptly as reasonably practicable furnishing Parent and its financing sources with (1) audited consolidated balance sheets and related consolidated statements of operations, comprehensive income (loss), equity and cash flows for the Company for the fiscal years ended December 31, 2013, 2014 and 2015 and any other fiscal year ended on or prior to the date that is at least sixty (60) days before the Closing Date and (2) unaudited consolidated balance sheets and related statements of operations, comprehensive income (loss) and cash flows for the Company for the fiscal quarter ended March 31, 2016 and each subsequent fiscal quarter ended on a date that is not a fiscal year end and that is at least forty (40) days before the Closing Date, in each case prepared in accordance with GAAP; and (E) furnishing any additional financial statements, schedules or other financial data relating to the Company and its Subsidiaries as reasonably requested by Parent (including such information as is necessary to enable Parent to prepare any pro forma financial statements required pursuant to the 1933 Act in connection with any such financing). Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable costs and expenses (including reasonable attorneys’ fees, but excluding, for the avoidance of doubt, the costs of the Company’s preparation of its annual and quarterly financial statements) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the Financing pursuant to this Section 8.12(a), and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to any information provided by the Company or any of its Subsidiaries or any fraud or intentional misrepresentation, willful misconduct or material breach of this Agreement by any such Persons. Notwithstanding anything to the contrary set forth herein or in the Confidentiality Agreement, Parent and its Subsidiaries shall be permitted to disclose information about the Company and its Subsidiaries (including information otherwise subject to the terms of the Confidentiality Agreement) as necessary and consistent with customary practices in connection with the Financing subject to customary confidentiality arrangements in connection therewith.

(b) The Company shall, and shall cause its Subsidiaries to, deliver all notices, cooperate with Parent and take all other actions to facilitate the termination at the Closing of all commitments in respect of the Existing Credit Agreements, the repayment in full on the Closing Date of all obligations in respect of the indebtedness under each Existing Credit Agreement, and the release on the Closing Date of any Liens securing all such indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use reasonable best efforts and shall cooperate with Parent to obtain and deliver to Parent at least two (2) Business Days prior to the Closing Date an executed payoff letter with respect to each Existing Credit Agreement (the “Payoff Letters”), in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such indebtedness is owed, which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with each Existing Credit Agreement relating to the assets, rights and properties of the Company and its Subsidiaries securing such indebtedness shall, upon the payment of the amount set forth in the applicable Payoff Letter (and cash collateralization or other arrangements with respect to the letters of credit or bank guarantees) at or prior to the Closing, be released and terminated. The obligations of the Company pursuant to this Section 8.12(b) shall be subject to Parent providing all funds required to effect all such repayments (or other arrangements) at or prior to the Closing.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or (where permitted by Applicable Law) written waiver by the Company and Parent of the following conditions:

(a) No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall have taken effect after the date hereof and shall still be in effect.

(b) The Company Stockholder Approval shall have been obtained.

(c) (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted and (ii) all consents, approvals, non-disapprovals and authorizations of any Governmental Authority set forth in Section 9.01(c) of the Company Disclosure Schedule shall have been obtained.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are further subject to the satisfaction or (where permitted by Applicable Law) written waiver by Parent of the following conditions:

(a) (i) Each of the representations and warranties of the Company contained in Section 4.01, Section 4.02, and Section 4.10(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time); (ii) each of the representations and warranties set forth in Section 4.05(a) and Section 4.05(b) shall be true and correct in all respects (except for de minimus inaccuracies) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct (except for de minimus inaccuracies) as of such specified time); (iii) each of the representations and warranties of the Company contained in Section 4.05(c), Section 4.05(d), Section 4.06, Section 4.21 and Section 4.22 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time); and (iv) each of the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) There shall not have been or occurred since the date of this Agreement any event, occurrence, development, effect, change or state of circumstances or facts that continues to exist or is continuing, as the case may be, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) The Company shall have delivered to Parent a certificate signed by an executive officer of the Company and dated as of the Closing Date certifying as to the satisfaction of the conditions specified in Section 9.02(a) and Section 9.02(b).

Section 9.03. Conditions to the Obligation of the Company. The obligation of the Company to consummate the Merger is further subject to the satisfaction or (where permitted by Applicable Law) written waiver by the Company of the following conditions:

(a) (i) Each of the representations and warranties of Parent and Merger Subsidiary contained in Sections 5.01 and 5.02 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time); and (ii) each of the other representations and warranties of Parent and Merger Subsidiary contained in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time), except, in the case of this clause (ii) where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) Parent and Merger Subsidiary shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate signed by an executive officer of Parent and dated as of the Closing Date certifying as to the satisfaction of the conditions specified in Section 9.03(a) and Section 9.03(b).

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual written agreement of the Company and Parent; or

(b) by either the Company or Parent, if:

(i) the Effective Time shall not have occurred on or before February 26, 2017 (the “End Date”); provided that if on the End Date any of the conditions set forth in Section 9.01(c) or Section 9.01(a) (to the extent relating to the matters set forth in Section 9.01(c)) shall not have been satisfied but all other conditions set forth in Article 9 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the End Date shall be automatically extended to May 26, 2017 and such date shall become the End Date for purposes of this Agreement; and provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; or

(ii) there shall be any restraining order, permanent injunction or other order issued by any court of competent jurisdiction prohibiting the consummation of the Merger that has become final and nonappealable, there shall be any law, governmental regulation or other similar legal restraint prohibiting the consummation of the Merger, or any Government Authority from which an approval specified in Section 9.01(c) must be obtained as a condition to consummating the Merger under the terms of this Agreement has denied such approval, and such denial has become final and nonappealable; provided that the party seeking to terminate this Agreement shall have complied in all material respects with its obligations under Section 8.01; or

(iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting at which a vote on this Agreement is taken; or

(c) by Parent, if:

(i) an Adverse Recommendation Change shall have occurred (provided that Parent’s right to terminate this Agreement pursuant to this Section 10.01(c)(i) shall expire if and when the Company Stockholder Approval has been obtained); or

(ii) there shall have been an intentional and material breach of Section 6.03 or Section 6.04; or

(iii) a breach or failure to be true of any representation or warranty or breach or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would, individually or in the aggregate, if occurring or continuing on the Closing Date, cause the failure of the conditions set forth in Section 9.02(a) or Section 9.02(b) and is incapable of being cured by the End Date or, if curable, is not cured by the Company within thirty (30) days of receipt by the Company of written notice of such breach or failure; provided that, at the time of the delivery of such notice, Parent or Merger Subsidiary shall not be in material breach of its or their obligations under this Agreement; or

(d) by the Company, if:

(i) prior to the receipt of the Company Stockholder Approval, the Board of Directors authorizes the Company, subject to complying with the terms of this Agreement, including Section 6.03 and Section 6.04, to enter into, and the Company concurrently enters into, a definitive written agreement providing for a Superior Proposal; provided that immediately before and as a condition to such termination, the Company offers to pay the Termination Fee payable pursuant to Section 11.04 (and pays the Termination Fee if accepted by Parent); or

(ii) a breach or failure to be true of any representation or warranty or breach or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would, individually or in the aggregate, if occurring or continuing on the Closing Date, cause the failure of the conditions set forth in Section 9.03(a) or Section 9.03(b) and is incapable of being cured by the End Date or, if curable, is not cured by Parent or Merger Subsidiary within thirty (30) days of receipt by Parent and Merger Subsidiary of written notice of such breach or failure; provided that, at the time of the delivery of such notice, the Company shall not be in material breach of its obligations under this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of termination to the other party specifying the reasons for such termination.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party hereto; provided that, if such termination shall result from the willful or intentional (i) failure of any party to fulfill a condition to the performance of the obligations of the other party or (ii) material breach by any party of this Agreement, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure or breach (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party). The provisions of this Section 10.02 and Sections 8.07, 8.12, 11.04, 11.08, 11.09 and 11.10 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:

Thermo Fisher Scientific Inc.

81 Wyman Street

Waltham, Massachusetts 02451

Attention: Seth H. Hoogasian, Senior Vice President, General Counsel and Secretary

Facsimile No.: (781) 622-1283

E-mail: seth.hoogasian@thermofisher.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Matthew M. Guest

Facsimile No.: (212) 403-2000

E-mail: MGuest@wlrk.com

if to the Company, to:

FEI Company

5350 NE Dawson Creek Drive

Hillsboro, Oregon 97124

Attention: Don Kania, CEO and President

Facsimile No.: (503) 726-2659

E-mail: Don.Kania@fei.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304

Attention: Larry Sonsini, Tony Jeffries, Mike Ringler

Facsimile No.: (650) 493-6811

E-mail: lsonsini@wsgr.com; tjeffries@wsgr.com; mringler@wsgr.com or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after receipt of the Company Stockholder Approval, no amendment shall be made that would require the approval of the stockholders of the Company under Oregon Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses.

(a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee.

(i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(ii) or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent in immediately available funds $175,000,000 (One Hundred Seventy-Five Million Dollars) (the “Termination Fee”), in the case of a termination by Parent, within one (1) Business Day after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors or senior management of the Company or its stockholders and not withdrawn prior to the earlier of the Company Stockholders’ Meeting and the time of termination and (C) prior to the date that is twelve (12) months following the date of such termination, the Company enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal shall have been consummated (in either case, whether or not the same Acquisition Proposal referred to in clause (B)), provided that, for purposes of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”, then the Company shall pay to Parent the Termination Fee in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C).

(iii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(iii), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Company’s stockholders generally and not withdrawn prior to the Company Stockholders’ Meeting and (C) prior to the date that is twelve (12) months following the date of such termination, the Company enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal shall have been consummated (in either case, whether or not the same Acquisition Proposal referred to in clause (B)), provided that, for purposes of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”, then the Company shall pay to Parent the Termination Fee in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C).

(iv) If (A) this Agreement is terminated by Parent pursuant to Section 10.01(c)(iii) as a result of the Company’s breach or failure to perform any covenant or agreement required to be performed by it under this Agreement, (B) prior to the breach or failure to perform that forms the basis for such termination and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors or senior management of the Company or its stockholders and not withdrawn prior to such breach or failure to perform and (C) prior to the date that is twelve (12) months following the date of such termination, the Company enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal shall have been consummated (in either case, whether or not the same Acquisition Proposal referred to in clause (B)), provided that, for purposes of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”, then the Company shall pay to Parent the Termination Fee in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C).

Notwithstanding anything to the contrary contained herein, in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) Other Costs and Expenses. The Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.04, (i) it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made plus three percent (3%).

(d) Parent and Merger Subsidiary agree that, except in the case of fraud or a willful and material breach of this Agreement, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company pursuant to this Section 11.04 and such Termination Fee is paid in full, Parent and Merger Subsidiary shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor Merger Subsidiary shall seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

Section 11.05. Disclosure Schedule. The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company or Parent, as applicable.

Section 11.06. Stockholder Beneficiaries. After the Effective Time, the provisions of Article II shall be enforceable by the holders of Shares, holders of Company Stock Options and holders of Company RSUs to the extent necessary to receive the consideration to which such holder is entitled pursuant to Article II.

Section 11.07. Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.02, Section 11.06 or Section 11.15, shall inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Except as provided in Section 7.02, Section 11.06 or Section 11.15, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with the terms of this Agreement without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(c) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or, from time to time, in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations under this Agreement or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.08. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state (except that matters relating to the fiduciary duties of the Board of Directors and the effectiveness and effects of the Merger shall be subject to the laws of the State of Oregon).

Section 11.09. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought, tried and determined only in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located within the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.11. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.12. Entire Agreement. This Agreement and the Confidentiality Agreement and the letter agreement between the Company and Parent dated May 16, 2016 constitute the entire agreement between the parties with respect to the subject matter herein and therein and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter herein and therein.

Section 11.13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.14. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court in accordance with Section 11.09, in addition to any other remedy to which they are entitled at law or in equity. The parties hereto hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the other parties, and that no other party or Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.14, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 11.15. No Recourse. Notwithstanding anything to the contrary in this Agreement, the Company agrees that prior to the Closing it will not, and will not permit its controlled Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the lenders, agents or arrangers under the Financing nor their respective Affiliates, successors or assigns nor any other debt financing sources (collectively, the “Lender Related Parties”) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including with respect to any dispute arising out of or relating in any way to the Financing or the performance thereof. This Section 11.15 and Sections 11.08, 11.09 and 11.10 are intended for the benefit of the Lender Related Parties and may not be amended without their consent.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

FEI COMPANY

By:	/s/ Don Kania
	Name:	Don Kania
	Title:	President and CEO

THERMO FISHER SCIENTIFIC INC.

By:	/s/ Seth Hoogasian
	Name:	Seth Hoogasian
	Title:	Senior Vice President and General Counsel

POLPIS MERGER SUB CO.

By:	/s/ Seth Hoogasian
	Name:	Seth Hoogasian
	Title:	President

[Signature Page to Agreement and Plan of Merger]

ANNEX I

Form of Articles of Surviving Corporation

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is: FEI Company.

ARTICLE II

The address of the Corporation’s registered office in the State of Oregon is 325 13th St. NE Ste 404, Salem, Oregon 97301. The name of the Corporation’s registered agent at such address is Capital Corporate Services, Inc.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the Act.

ARTICLE IV

Section 1. The Corporation shall be authorized to issue 1,000,000 shares of capital stock, of which 1,000,000 shares shall be shares of common stock, no par value (the “Common Stock”).

Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

ARTICLE V

Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the Bylaws of the Corporation at any regular or special meeting of the Board or by written consent, subject to the power of the shareholders of the Corporation to alter or repeal any Bylaws made by the Board.

ARTICLE VII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in these Articles of Incorporation, and any other provisions authorized by the laws of the State of Oregon at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article VII.

ARTICLE VIII

Section 1. The Corporation shall indemnify to the fullest extent not prohibited by law any current or former officer or director who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of the Corporation) by reason of the fact that the person is or was acting as a director, officer or agent of the Corporation or as a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The indemnification specifically provided hereby shall not be deemed exclusive of any other rights to which such person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the official capacity of the person indemnified and as to action in another capacity while holding such office.

Section 2. No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director; provided that this ARTICLE VIII, Section 2 shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Act. No amendment to the Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of such amendment.

ARTICLE IX

Action required or permitted by the Act or these Articles of Incorporation to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by shareholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted.

ARTICLE X

The address where the State of Oregon Corporation Division may mail notices to the Corporation is c/o Thermo Fisher Scientific Inc., 81 Wyman Street, Waltham Massachusetts 02451.

ANNEX II

Form of Bylaws of Surviving Corporation

ARTICLE I—OFFICES

Section 1.1. Offices. The principal office of FEI Company (the “Corporation”) shall be located at the principal place of business or such other place as the Board of Directors may designate. The Corporation may have such other offices, either within or without the State of Oregon, as the Board may designate or as the business of the Corporation may require from time to time.

ARTICLE II—MEETINGS OF SHAREHOLDERS

Section 2.1. Annual Meetings. Annual meetings of shareholders for the election of directors, and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without the State of Oregon, and at such time and date as the Board of Directors, by resolution, shall determine and as set forth in the notice of the meeting. At each annual meeting, the shareholders entitled to vote shall elect a Board of Directors and they may transact such other corporate business as shall be stated in the notice of the meeting.

Section 2.2. Special Meetings. Special meetings of the shareholders for any purpose or purposes may be called by the Chairman of the Board, the President or the Secretary, or by resolution of the Board of Directors.

Section 2.3. Voting. Each shareholder entitled to vote in accordance with the terms of the Articles of Incorporation of the Corporation and these Bylaws may vote in person or by proxy, but no proxy shall be voted after eleven months from its date unless such proxy provides for a longer period. All elections for directors shall be decided by plurality vote; all other questions shall be decided by majority vote except as otherwise provided by the Articles of Incorporation or the laws of the State of Oregon.

A complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order, with the address of each, and the number of shares held by each, shall be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any shareholder who is entitled to be present.

Section 2.4. Quorum. Except as otherwise required by law, by the Articles of Incorporation of the Corporation or by these Bylaws, the presence, in person or by proxy, of shareholders holding shares constituting a majority of the voting power of the Corporation shall constitute a quorum at all meetings of the shareholders. In case a quorum shall not be present at any meeting, a majority in interest of the shareholders entitled to vote thereat, present in person or by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of stock entitled to vote shall be present. At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted that might have been transacted at the meeting as originally noticed; but only those shareholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof.

Section 2.5 Notice Of Meetings. Written notice, stating the place, date and time of the meeting, and the general nature of the business to be considered, shall be given to each shareholder entitled to vote thereat, at his or her address as it appears on the records of the Corporation, not less than ten nor more than sixty days before the date of the meeting. No business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all the shareholders entitled to vote thereat.

Section 2.6. Action Without Meeting. If the Articles of Incorporation of the Corporation so provide, any action required or permitted to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Action taken by nonunanimous written consent is effective when the consent or consents bearing sufficient signatures are delivered to the Corporation, unless the consent or consents specify an earlier or later effective date. The Corporation must give written notice of the action taken by nonunanimous written consent promptly after the action is taken to (a) shareholders who did not consent in writing to the action and (b) if the Oregon Business Corporation Act requires that notice of the proposed action be given to nonvoting shareholders (shareholders not entitled to vote on the proposed action), to such nonvoting shareholders. Such notice must be accompanied by the same material that, under the Oregon Business Corporation Act, would have been required to be sent to such shareholders in a notice of meeting at which the proposed action would have been submitted to the shareholders for action.

If the Oregon Business Corporation Act requires that notice of proposed action be given to nonvoting shareholders (shareholders not entitled to vote on the proposed action) and the action is to be taken by unanimous written consent of the voting shareholders, the corporation must give such nonvoting shareholders written notice of the proposed action at least ten days before the action is taken. Such notice, if required, must be accompanied by the same material that, under the Oregon Business Corporation Act, would have been required to be sent to such shareholders in a notice of meeting at which the proposed action would have been submitted to the shareholders for action.

ARTICLE III—DIRECTORS

Section 3.1. Number And Term. The business and affairs of the Corporation shall be managed under the direction of a Board of Directors which shall consist of not less than one person. The exact number of directors shall initially be one and may thereafter be fixed from time to time by the Board of Directors. Directors shall be elected at the annual meeting of shareholders and each director shall be elected to serve until his or her successor shall be elected and shall qualify. A director need not be a shareholder.

Section 3.2. Resignations. Any director may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Chairman of the Board, the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective.

Section 3.3. Vacancies. If the office of any director becomes vacant, the remaining directors in the office, though less than a quorum, by a majority vote, may appoint any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his or her successor shall be duly chosen. If the office of any director becomes vacant and there are no remaining directors, the shareholders, by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation, at a special meeting called for such purpose, may appoint any qualified person to fill such vacancy.

Section 3.4. Removal. Except as hereinafter provided, any director or directors may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of the voting power entitled to vote for the election of directors, at an annual meeting or a special meeting called for the purpose, and the vacancy thus created may be filled, at such meeting, by the affirmative vote of holders of shares constituting a majority of the voting power of the Corporation.

Section 3.5. Committees. The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more directors of the Corporation.

Any such committee, to the extent provided in the resolution of the Board of Directors, or in these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

Section 3.6. Meetings. The newly elected directors may hold their first meeting for the purpose of organization and the transaction of business, if a quorum be present, immediately after the annual meeting of the shareholders; or the time and place of such meeting may be fixed by consent of all the directors.

Regular meetings of the Board of Directors may be held without notice at such places and times as shall be determined from time to time by resolution of the Board of Directors.

Special meetings of the Board of Directors may be called by the Chairman of the Board or the President, or by the Secretary on the written request of any director (except that notice to any director may be waived in writing by such director) and shall be held at such place or places as may be determined by the Board of Directors, or as shall be stated in the call of the meeting. If notice of a special meeting is delivered by personal delivery, by telephone, in person, by facsimile transmission, or by private courier, the notice shall be effective if delivered at least one day before the meeting. If notice of a special meeting is delivered by mail, the notice shall be effective if deposited in the official government mail at least five days before the meeting.

Unless otherwise restricted by the Articles of Incorporation of the Corporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in any meeting of the Board of Directors or any committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.7. Quorum. A majority of the Directors shall constitute a quorum for the transaction of business. If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned. The vote of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Articles of Incorporation of the Corporation or these Bylaws shall require the vote of a greater number.

Section 3.8. Compensation. Directors shall not receive any stated salary for their services as directors or as members of committees, but by resolution of the Board of Directors a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.

Section 3.9. Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.

ARTICLE IV—OFFICERS

Section 4.1. Officers. The officers of the Corporation shall be a Chairman of the Board, a President, a Treasurer and a Secretary, all of whom shall be elected by the Board of Directors and shall hold office until their successors are duly elected and qualified. In addition, the Board of Directors may elect such Vice Presidents, Assistant Secretaries and Assistant Treasurers as they may deem proper. The Board of Directors may appoint such other officers and agents as it may deem advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

Section 4.2. Chairman of the Board. The Chairman of the Board shall be the President of the Corporation. He or she shall preside at all meetings of the Board of Directors and shall have and perform such other duties as may be assigned to him or her by the Board of Directors. The Chairman of the Board shall have the power to execute bonds, mortgages and other contracts on behalf of the Corporation, and to cause the seal of the Corporation (if any) to be affixed to any instrument requiring it, and when so affixed the seal shall be attested to by the signature of the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer.

Section 4.3. President. The President shall be the chief executive officer of the Corporation. He or she shall have the general powers and duties of supervision and management usually vested in the office of President of a corporation. The President shall have the power to execute bonds, mortgages and other contracts on behalf of the Corporation, and to cause the seal of the Corporation (if any) to be affixed to any instrument requiring it, and when so affixed the seal shall be attested to by the signature of the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer.

Section 4.4. Treasurer. The Treasurer shall be the chief financial officer of the Corporation. He or she shall have the custody of the corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Corporation. He or she shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositaries as may be designated by the Board of Directors. He or she shall disburse the funds of the Corporation as may be ordered by the Board of Directors, the Chairman of the Board, or the President, taking proper vouchers for such disbursements. He or she shall render to the Chairman of the Board, the President and Board of Directors at the regular meetings of the Board of Directors, or whenever they may request it, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, he or she shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe.

Section 4.5. Secretary. The Secretary shall give, or cause to be given, notice of all meetings of shareholders and of the Board of Directors and all other notices required by law or by these Bylaws, and in case of his or her absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chairman of the Board or the President, or by the Board of Directors, upon whose request the meeting is called as provided in these Bylaws. He or she shall record all the proceedings of the meetings of the Board of Directors, any committees thereof and the shareholders of the Corporation in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him or her by the Board of Directors, the Chairman of the Board or the President. He or she shall have the custody of the seal of the Corporation (if any) and shall affix the same to all instruments requiring it, when authorized by the Board of Directors, the Chairman of the Board or the President, and attest to the same.

Section 4.6. Vice Presidents. Vice Presidents, if any, shall be elected and shall have such powers and shall perform such duties as shall be assigned to them by the Board of Directors.

Section 4.7. Assistant Treasurers and Assistant Secretaries. Assistant Treasurers and Assistant Secretaries, if any, shall be elected and shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Board of Directors.

ARTICLE V—MISCELLANEOUS

Section 5.1. Certificates of Stock; Uncertificated Shares. A certificate of stock shall be issued to each shareholder certifying the number of shares owned by such shareholder in the Corporation. Certificates of stock of the Corporation shall be of such form and device as the Board of Directors may from time to time determine. Notwithstanding the foregoing, the Board of Directors of the Corporation may provide for and authorize the issue of some or all of any or all classes or series of its stock without certificates as uncertificated shares. Any such authorization shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a provision by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of, the Corporation by the officers of the Corporation representing the number of shares registered in certificate form.

Section 5.2. Lost Certificates. A new certificate of stock (or uncertificated shares) may be issued in the place of any certificate theretofore issued by the Corporation, alleged to have been lost or destroyed, and the Board of Directors may, in its discretion, require the owner of the lost or destroyed certificate, or such owner’s legal representatives, to give the Corporation a bond, in such sum as they may direct, not exceeding double the value of the stock, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss of any such certificate, or the issuance of any such new certificate (or uncertificated shares).

Section 5.3. Transfer of Shares. The shares of stock of the Corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon such transfer any old certificates shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other person as the Board of Directors may designate, by whom they shall be cancelled, and new certificates (or uncertificated shares) shall thereupon be issued. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer.

Section 5.4. Shareholders Record Date. In order that the Corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of shareholders entitled to vote at any meeting of shareholders or adjournment thereof, shall, unless otherwise required by law, not be more than seventy nor less than ten days before the date of such meeting; (2) in the case of determination of shareholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than seventy days prior to such other action. If no record date is fixed: (1) the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining shareholders entitled to express consent to corporate action in writing without a meeting when no prior action of the Board of Directors is required by law, shall be the first day on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (3) the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 5.5. Dividends. Subject to the provisions of the Articles of Incorporation of the Corporation, the Board of Directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon stock of the Corporation as and when they deem appropriate. Before declaring any dividend there may be set apart out of any funds of the Corporation available for dividends, such sum or sums as the Board of

Directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the Board of Directors shall deem conducive to the interests of the Corporation.

Section 5.6. Seal. The corporate seal of the Corporation (if any) shall be in such form as shall be determined by resolution of the Board of Directors. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise imprinted upon the subject document or paper.

Section 5.7. Fiscal Year. The fiscal year of the Corporation shall end on December 31 unless otherwise determined by the Board of Directors.

Section 5.8. Checks. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, or agent or agents, of the Corporation, and in such manner as shall be determined from time to time by resolution of the Board of Directors.

Section 5.9. Notice and Waiver of Notice. Whenever any notice is required to be given under these Bylaws, personal notice is not required unless expressly so stated, and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States mail, postage prepaid, addressed to the person entitled thereto at his or her address as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the day of such mailing. Shareholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by law. Whenever any notice is required to be given under the provisions of any law, or under the provisions of the Articles of Incorporation of the Corporation or of these Bylaws, a waiver thereof, in writing and signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice.

ARTICLE VI—AMENDMENTS

These Bylaws may be altered, amended or repealed at any annual meeting of the shareholders (or at any special meeting thereof if notice of such proposed alteration, amendment or repeal to be considered is contained in the notice of such special meeting) by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation. Except as otherwise provided in the Articles of Incorporation of the Corporation, the Board of Directors may by majority vote of those present at any meeting at which a quorum is present alter, amend or repeal these Bylaws, or enact such other Bylaws as in their judgment may be advisable for the regulation and conduct of the affairs of the Corporation; provided, however, that the shareholders, in amending or repealing a particular Bylaw, may provide expressly that the Board of Directors may not amend or repeal that Bylaw.

ARTICLE VII—INDEMNIFICATION

Section 7.1. Directors and Officers. The Corporation shall indemnify to the fullest extent not prohibited by law any current or former officer or director who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of the Corporation) by reason of the fact that the person is or was acting as a director, officer or agent of the Corporation or as a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The indemnification specifically provided hereby shall not be deemed exclusive of any other rights to which such person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the official capacity of the person indemnified and as to action in another capacity while holding such office.

Section 7.2. Employees and Other Agents. The Corporation shall have power to indemnify its employees and other agents as set forth in the Oregon Business Corporation Act.

Section 7.3. No Presumption of Bad Faith. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding, that the person had reasonable cause to believe that the conduct was unlawful.

Section 7.4. Advances of Expenses. The expenses incurred by a director or officer in any proceeding shall be paid by the Corporation in advance at the request of the director or officer, in writing or by electronic transmission, if the director or officer:

(a)	furnishes the Corporation a written affirmation of such person’s good faith belief that such person is entitled to be indemnified by the Corporation; and

(b)	furnishes the Corporation a written undertaking to repay such advance to the extent that it is ultimately determined by a court that such person is not entitled to be indemnified by the Corporation. Such advances shall be made without regard to the person’s ability to repay such expenses and without regard to the person’s ultimate entitlement to indemnification under this Article VII or otherwise.

Section 7.5. Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances under this Article VII shall be deemed to be contractual rights and to be effective to the same extent and as if provided for in a contract between the Corporation and the director or officer who serves in such capacity at any time while this Article VII and relevant provisions of the Oregon Business Corporation Act and other applicable law, if any, are in effect. Any right to indemnification or advances granted by this Article VII to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (a) the claim for indemnification or advances is denied, in whole or in part, or (b) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting a claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any proceeding in advance of its final disposition when the required affirmation and undertaking have been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Oregon Business Corporation Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of providing such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, its independent legal counsel or its shareholders) to have made a determination prior to a commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the Oregon Business Corporation Act, nor an actual determination by the Corporation (including the Board of Directors, its independent legal counsel or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 7.6. Non-Exclusivity of Rights. The right conferred on any person by this Article VII shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, these Bylaws, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the person’s official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent permitted by the law.

Section 7.7. Survival of Rights. The right conferred on any person by this Article VII shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7.8. Insurance. To the fullest extent permitted by the Oregon Business Corporation Act, the Corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Article VII.

Section 7.9. Amendments. Any repeal of or modification or amendment to this Article VII shall only be prospective and no repeal or modification hereof shall adversely affect the rights under this Article VII in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Corporation.

Section 7.10. Savings Clause. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, the Corporation shall indemnify each director, officer or other agent to the fullest extent permitted by any applicable portion of this Article VII that shall not have been invalidated, or by any other applicable law.

Section 7.11. Certain Definitions. For the purposes of this Article VII, the following definitions shall apply:

(a)	The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement and appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(b)	The term “expenses” shall be broadly construed and shall include without limitation, expense of investigations, judicial or administrative proceedings or appeals, attorneys’ fees and disbursements and any expenses of establishing a right to indemnification under Section 7.5 of this Article VII, but shall not include amounts paid in settlement by the indemnified party or the amount of judgments or fines against the indemnified party.

(c)	The term “Corporation” shall include, in addition to the resulting or surviving corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as the person would have with respect to such constituent corporation if its separate existence had continued.

(d)	References to a “director,” “officer,” “employee,” or “agent” of the Corporation shall include, without limitation, situations where such person is serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(e)	References to “other enterprises” shall include employee benefit plans; references to “fines” in the Oregon Business Corporation Act shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involved services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

Annex B

PERSONAL AND CONFIDENTIAL

May 26, 2016

Board of Directors

FEI Company

5350 NE Dawson Creek Drive

Hillsboro, Oregon 97124

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Thermo Fisher Scientific Inc. (“Thermo Fisher”) and its affiliates) of the outstanding shares of common stock, no par value (the “Shares”), of FEI Company (the “Company”) of the $107.50 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of May 26, 2016 (the “Agreement”), among Thermo Fisher, Polpis Merger Sub Co., a wholly owned subsidiary of Thermo Fisher, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Thermo Fisher, any of their respective affiliates and third parties or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time. We also have provided certain financial advisory and/or underwriting services to Thermo Fisher and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Thermo Fisher in connection with its divestiture of Cole-Parmer in August 2014; as co-lead underwriter with respect to a public offering by Thermo Fisher of 2.15% Global Notes due 2018 (aggregate principal amount $450,000,000) in November 2015; as co-lead underwriter with respect to a public offering by Thermo Fisher of 3.65% Global Notes due 2025 (aggregate principal amount $350,000,000) in November 2015; and as co-lead underwriter with respect to a public offering by Thermo Fisher of 3.00% Senior Notes due 2023 (aggregate principal amount $1,000,000,000) in April 2016. We may also in the future provide financial advisory and/or underwriting services to the Company, Thermo Fisher, and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2015; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its shareholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, including the management case approved for our use by the Company (such management case, the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are

B-1

publicly traded; reviewed the financial terms of certain recent business combinations in the semiconductor capital equipment and life sciences industries and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Thermo Fisher and its affiliates) of Shares, as of the date hereof, of the $107.50 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $107.50 in cash per Share to be paid to the holders (other than Thermo Fisher and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Thermo Fisher or the ability of the Company or Thermo Fisher to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $107.50 in cash per Share to be paid to the holders (other than Thermo Fisher and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

B-2

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:     ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.		For	Against	Abstain
1

To approve the Agreement and Plan of Merger, dated May 26, 2016, among FEI Company, Thermo Fisher Scientific Inc., and Polpis Merger Sub Co., as it may be amended from time to time (the “Merger Agreement”) and the transactions contemplated thereby, including the Merger (as such term is defined in the Merger Agreement).

		☐	☐	☐
2

To approve the adoption of any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting.

		☐	☐	☐
3	To approve, by non-binding, advisory vote, certain compensation that will or may become payable by FEI Company to its named executive officers in connection with the Merger.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

FEI COMPANY Special Meeting of Shareholders August 30, 2016 9:00 AM Pacific Time This proxy is solicited by the Board of Directors

The undersigned(s) hereby appoints DON R. KANIA, ANTHONY L. TRUNZO and BRADLEY J. THIES, or any of them, as the true and lawful attorneys-in-fact, agents and proxies (each of them with full power at substitution) to represent the undersigned(s) and to vote at the Special Meeting of Shareholders of FEI Company, to be held on August 30, 2016 at 9:00 Pacific Time, at FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124, and any and all adjournments, postponements or other delays thereof (the “Special Meeting”), in the manner directed, with respect to all shares of common stock of FEI Company that the undersigned(s) is entitled to vote and in the discretion of the proxies on such other matters as may properly come before the Special Meeting.

This proxy is solicited by the Board of Directors of FEI Company and will be voted as directed or, if no direction is indicated, will be voted “FOR” Proposals 1, 2 and 3.

The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3.

Continued and to be signed on reverse side